Exhibit 2.1

MEMBERSHIP INTEREST PURCHASE AGREEMENT

by and among

BRIDGE FABRICATION BANKER HOLDINGS LLC,
THE BANKER FAMILY IRREVOCABLE TRUST #3 U/A/D DECEMBER 22, 2009,
CHESLEY F. MCPHATTER, III, and
RICHARD PLANT,
as the Sellers,

BRIDGE FABRICATION BANKER HOLDINGS LLC,
as the Sellers’ Representative

and

DBM GLOBAL INC.,
as the Purchaser

Dated as of March 12, 2021

ARTICLE 1	DEFINITIONS	2

1.1	Certain Defined Terms	2
1.2	Other Definitions	15
1.3	Interpretation and Rules of Construction	17

ARTICLE 2	PURCHASE AND SALE	18

2.1	Purchase and Sale of Purchased Interests	18
2.2	Purchase Price Adjustments	19
2.3	Closing	22
2.4	Closing Deliveries by the Sellers	22
2.5	Closing Payments and Deliveries by the Purchaser	23
2.6	Escrow	24
2.7	Withholding	24

ARTICLE 3	REPRESENTATIONS AND WARRANTIES OF THE SELLERS WITH RESPECT TO THE GROUP COMPANIES	25

3.1	Organization and Authority; Execution; Enforceability	25
3.2	Subsidiaries	25
3.3	Capitalization	25
3.4	No Conflict	26
3.5	Intentionally Deleted	26
3.6	Financial Information; Books and Records; Bank Accounts	26
3.7	Absence of Undisclosed Liabilities	27
3.8	Absence of Certain Facts or Events	28
3.9	Litigation	30
3.10	Compliance with Laws; Material Permits	30
3.11	Environmental Matters and Safety Laws	31
3.12	Material Contracts	32
3.13	Intellectual Property	34
3.14	Real Property	36
3.15	Assets	37
3.16	Employees and Labor	37
3.17	Employee Benefit Matters	39
3.18	Taxes	42
3.19	Insurance	44
3.20	Customers and Suppliers	44
3.21	Accounts Receivable	45
3.22	Affiliate Transactions	45
3.23	Product and Service Warranties; Products Liability	45
3.24	Anti-Corruption; Anti-Money Laundering	45
3.25	Brokers	46

ARTICLE 4	REPRESENTATIONS AND WARRANTIES OF THE SELLERS WITH RESPECT TO CERTAIN OTHER MATTERS	46

i

4.1	Organization and Authority; Execution; Enforceability	46
4.2	No Conflict	47
4.3	Intentionally Deleted	47
4.4	Litigation	47
4.5	Title to Shares	47
4.6	No Other Representations or Warranties	48

ARTICLE 5	REPRESENTATIONS AND WARRANTIES OF THE PURCHASER	48

5.1	Organization and Authority; Execution; Enforceability	48
5.2	No Conflict	48
5.3	Litigation	49
5.4	Brokers	49
5.5	Investment Representations	49
5.6	Purchaser’s Independent Investigation	49
5.7	Financing	49
5.8	Solvency	50

ARTICLE 6	ADDITIONAL AGREEMENTS	50

6.1	Conduct of Business Prior to the Closing	50
6.2	Access to Information	50
6.3	No Solicitation of Other Bids	51
6.4	Notice of Certain Events	52
6.5	Governmental Approvals and Consents	52
6.6	Confidentiality	54
6.7	Non-Competition and Non-Solicitation	55
6.8	Release	56
6.9	Books and Records	57
6.10	Intentionally Deleted	58
6.11	Further Assurances	58
6.12	Appointment of Sellers’ Representative	58
6.13	Directors and Officers	62
6.14	Adjustment to Trust Note	63
6.15	Data Room	63
6.16	Public Announcements	63
6.17	Employee Matters	64
6.18	Environmental Matters	65
6.19	Replacement of Credit Support Obligations	65

ARTICLE 7	TAX MATTERS	65

7.1	Tax Returns	65
7.2	Allocation of Taxes for a Straddle Period	66
7.3	Cooperation	66
7.4	Conveyance Taxes	67
7.5	Contests	67

7.6	Purchase Price Allocation	68
7.7	Miscellaneous	69

ARTICLE 8	CONDITIONS TO CLOSING	69

8.1	Conditions to Obligations of All Parties	69
8.2	Conditions to Obligations of the Purchaser	70
8.3	Conditions to Obligations of the Sellers	71

ARTICLE 9	INDEMNIFICATION	72

9.1	Survival	72
9.2	Indemnification by the Sellers	72
9.3	Indemnification by the Purchaser	73
9.4	Limits on Indemnification; Order of Recourse	73
9.5	Notice of Loss; Claim Resolution Procedures	77
9.6	Payments	79
9.7	Tax Treatment of Indemnification Payments	79
9.8	No Circular Recovery	79
9.9	Exclusive Remedies	79
9.10	Representation and Affiliates	80

ARTICLE 10	TERMINATION	80

10.1	Termination	80
10.2	Effect of Termination	81

ARTICLE 11	GENERAL PROVISIONS	81

11.1	Expenses	81
11.2	Intentionally Deleted	81
11.3	Governing Law	81
11.4	Notices	81
11.5	Severability	83
11.6	Entire Agreement	83
11.7	Successors and Assigns	83
11.8	Amendment	84
11.9	Waiver	84
11.10	No Third Party Beneficiaries	84
11.11	Forum Selection	84
11.12	Waiver of Jury Trial	84
11.13	Disclosure Schedule	85
11.14	Currency	85
11.15	Non-recourse	85
11.16	Specific Performance	85
11.17	Execution of Agreement	85

SCHEDULES AND EXHIBITS

Schedule A	Assumed Debt
Schedule B	Sample Working Capital Calculation
Schedule 2.4(a)	Required Third Party Consents
Schedule 9.2(d)	Specific Indemnities

Exhibit A	Form of Escrow Agreement
Exhibit B	Form of R&W Policy
Exhibit C	Form of Seller Note
Exhibit D	Pro Rata Portion

MEMBERSHIP INTEREST PURCHASE AGREEMENT

This MEMBERSHIP INTEREST PURCHASE AGREEMENT is entered into on and as of March 12, 2021 (the “Effective Date”), by and among Bridge Fabrication Banker Holdings LLC, a Delaware limited liability company (“Atlas Banker Holdings”), The Banker Family Irrevocable Trust #3 U/A/D December 22, 2009 (“Banker Family Trust”), Chesley F. McPhatter, III, an individual residing in the State of Virginia (“McPhatter”), Richard Plant, an individual residing in the State of Virginia (“Plant” and collectively with Atlas Banker Holdings, Banker Family Trust and McPhatter, the “Sellers”), Atlas Banker Holdings, in its capacity as the representative of the Sellers for the purposes specified herein (the “Sellers’ Representative”), and DBM Global Inc., a Delaware corporation (the “Purchaser”).

RECITALS

A.          The Sellers are the record and beneficial owners of 100% of the Series A Preferred Units, Series B Preferred Units and Common Units (representing 100% of the issued and outstanding limited liability company membership interests) in and of Banker Steel Holdco LLC, a Delaware limited liability company (“Holdco”), which such interests are referred to herein as the “Purchased Interests”.

B.          Holdco is the record and beneficial owner of (i) a 100% limited liability company interest (representing 100% of the issued and outstanding limited liability company membership interests) in and of Banker Steel Co., L.L.C., a Delaware limited liability company (“Banker Steel”), and (ii) a 100% limited liability company interest (representing 100% of the issued and outstanding limited liability company membership interests) in and of Derr and Isbell Construction, LLC, a Texas limited liability company (“D&I Construction”).

C.          Banker Steel and D&I Construction (and their respective Subsidiaries) are, collectively, full-service structural steel fabricators and erectors and also provide design-assist services related thereto (the “Business”).

D.          The Sellers desire to sell to the Purchaser, and the Purchaser desires to purchase from the Sellers, all right, title and interest in and to the Purchased Interests, in each case on the terms and subject to the conditions set forth in this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and the mutual agreements and covenants contained herein and other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the parties agree as follows:

ARTICLE 1
DEFINITIONS

1.1          Certain Defined Terms.  For purposes of this Agreement:

“Action” means any action, charge, suit, litigation, arbitration, investigation, audit or other legal proceeding (whether sounding in contract, tort or otherwise, whether civil, criminal or administrative, and whether brought at law or in equity) that is commenced, brought, conducted, tried or heard by or before, or otherwise involving, any Governmental Authority.

“Affiliate” means, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person.  The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” means this Membership Interest Purchase Agreement between the parties hereto (including any Exhibits and Schedules hereto and the Disclosure Schedule) and all amendments hereto made in accordance herewith.

“Ancillary Agreements” means the Closing Date Payment Schedule, the Escrow Agreement, the Seller Note and the Trust Note.

“Anti-Corruption and Anti-Money Laundering Laws” means (a) the U.S. Foreign Corrupt Practices Act of 1977, (b) all other applicable Laws, regulations, or Governmental Orders relating to anti-bribery or anti-corruption (governmental or commercial), and (c) all applicable money laundering-related laws of the United States and similar laws and regulations of the jurisdictions where the Group Companies conduct business.

“Assets” means all properties, assets and rights of every kind, nature and description whatsoever whether tangible or intangible, real, personal or mixed owned by the Group Companies or used by the Group Companies in connection with the Business.

“Assumed Debt Amount” means the amount outstanding as of the Effective Time with respect to the Indebtedness set forth on Schedule A; provided, that the Parties hereto acknowledge and agree that, for purposes of calculating the Assumed Debt Amount, the Parties agree that the Raiders Claim Contingent Liability will be deemed to have zero dollar value and no amounts payable in connection therewith, whether prior to or following the Closing, shall increase the Assumed Debt Amount.

“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in Phoenix, Arizona or in New York, New York.

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act.

“Cash” means, as of any date, the aggregate amount (expressed in United States dollars) of all cash and cash equivalents of the Group Companies (including marketable securities and short-term investments), as calculated in accordance with GAAP.  Cash shall be increased by the amounts of any received but uncleared checks, drafts and wires and reduced by the amounts of any issued but uncleared checks, drafts and wires.

“Cash Purchase Price” means the Total Consideration, minus the Assumed Debt Amount, minus the Seller Note Principal Amount, minus the Closing Trust Note Amount, as adjusted pursuant to Section 2.2 of this Agreement, but without duplication.

“Closing Date Indebtedness” means the amount of Indebtedness outstanding as of the Effective Time (without giving effect to the transactions contemplated by this Agreement).

“Closing Date Transaction Expenses” means the amount of unpaid Transaction Expenses as of Effective Time (without giving effect to the transactions contemplated by this Agreement).

“Closing Trust Note Amount” means an amount equal to (a) (i) the Cash Purchase Price (as the same may be adjusted in respect of the Closing Adjustment), but without giving effect to the reduction of the Closing Trust Note Amount in such definition, multiplied by (ii) the Banker Family Trust’s Pro Rata Portion, minus (b) $2,000,000.

“Closing Working Capital” means the Net Working Capital of the Group Companies, determined as of 11:59 p.m. (Eastern time) on the last day of the calendar month immediately preceding the Effective Time; provided, however, that if both (i) the Effective Time is the 16th day or later of a calendar month and (ii) the Net Working Capital of the Group Companies determined as of 11:59 p.m. (Eastern time) on the last day of the calendar month in which the Effective Time occurs is less than the Target Working Capital, the Closing Working Capital shall be equal to the Net Working Capital of the Group Companies determined as of the Effective Time (without giving effect to the transactions contemplated by this Agreement).  For the avoidance of doubt, the Closing Working Capital shall not include any Closing Date Indebtedness or Closing Date Transaction Expenses.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Company Intellectual Property” means Owned Intellectual Property and Licensed Intellectual Property.

“Company IP Agreements” means any Contracts (a) under which a Group Company grants any license or other rights with respect to Intellectual Property to third parties; (b) under which ae Group Company obtains any license or other rights with respect to Intellectual Property from third parties; (c) between a Group Company and third parties relating to the development, creation, ownership, modification, acquisition, purchase, sale or assignment of Intellectual Property; and (d) containing any consents, settlements, covenants not to sue or other agreements governing or affecting the use, validity or enforceability of Company Intellectual Property or any Intellectual Property of third parties.

“Compensation” means, with respect to any Person, all salaries, wages, commissions, consulting fees, compensation, bonuses, benefits or other remuneration of any kind or character whatsoever (including issuances or grants of equity interests), made directly or indirectly by the Group Companies to or for the benefit of such Person or any family member or beneficiary of such Person.

“Confidentiality Agreement” means that certain Mutual Confidentiality Agreement dated July 6, 2020, by and between Banker Steel and the Purchaser.

“Contract” means any legally binding written or oral contract, agreement, deed, indenture, commitment, note, bond, loan, instrument, lease, sublease, conditional sale contract, mortgage, license, arrangement, promise, undertaking, mortgage, instruments or other legally binding agreement or obligation.

“Current Assets” means the current assets (including Cash) of the Group Companies, calculated in accordance with GAAP and the Sample Working Capital Calculation attached hereto as Schedule B (which was prepared in accordance with GAAP), but excluding (a) income Tax assets and (b) accounts or other amounts receivable from any shareholders, directors, officers or employees of any Group Company (and any of their respective Affiliates).

“Current Liabilities” means the current liabilities (including amounts drawn under the Revolving Credit Commitments, as such term is defined in the definition of Indebtedness) of the Group Companies, calculated in accordance with GAAP and the Sample Working Capital Calculation attached hereto as Schedule B (which was prepared in accordance with GAAP), but excluding (a) income Tax liabilities, (b) any amounts included in Closing Date Transaction Expenses, and (c) any amounts included in Closing Date Indebtedness.

“Disclosure Schedule” means the Disclosure Schedule attached hereto, dated as of the date hereof, delivered by the Sellers to the Purchaser in connection with this Agreement, as may be amended prior to Closing.

“Employees” means those Persons employed by any Group Company immediately prior to the Closing.

“Encumbrance” means any lien, encumbrance, hypothecation, pledge, mortgage, deed of trust, security interest, charge, conditional sale agreement or other title retention agreement, security agreement, option, right of first refusal, right of first offer, voting interest, transfer, title defect, easement, encroachment, restriction, right-of-way or other similar encumbrance.

“Enforceable” means, with respect to any Contract stated to be enforceable by or against any Person, that such Contract is a legal, valid and binding obligation of such Person enforceable by or against such Person in accordance with its terms, except to the extent that enforcement of the rights and remedies created thereby is subject to bankruptcy, insolvency, reorganization, moratorium and other similar Laws of general application affecting the rights and remedies of creditors and to general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

“Environmental Claims” means any Action by any Person alleging liability of whatever kind or nature (including liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resources damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) arising out of, based on or resulting from:  (a) the presence, Release of, or exposure to, any Hazardous Materials; or (b) any actual or alleged non-compliance with any Environmental Law or term or condition of any Environmental Permit.

“Environmental Laws” means any applicable Law or Governmental Order:  (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata); or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Materials.  The term “Environmental Law” includes, without limitation, the following (including their implementing regulations and any state analogs):  the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.; and the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et seq.

“Environmental Permits” means any Permit required under or issued, granted, given, authorized by or made pursuant to Environmental Law.

“ERISA Affiliate” means any Person that at any relevant time would be treated as a single employer with any Group Company under Section 414(b), (c) or (m) of the Code or Title IV of ERISA.

“Escrow Agent” means Citibank, N.A.

“Escrow Agreement” means the Escrow Agreement among the Purchaser, the Sellers’ Representative and the Escrow Agent, substantially in the form of Exhibit A attached hereto.

“Expense Reserve Amount” means $350,000.

“Final Trust Note Amount” means, (a) if the Post-Closing Adjustment is a positive number, an amount equal to the Closing Trust Note Amount; and (b) if the Post-Closing Adjustment is a negative number, an amount equal to (i) the Closing Trust Note Amount minus (ii) (A) such Post-Closing Adjustment amount multiplied by (B) the Banker Family Trust’s Pro Rata Portion.

“Fraud” means fraud committed by a party knowingly, with specific intent to deceive, with respect to the representations and warranties contained in ARTICLES 3, 4 and 5.

“GAAP” means United States generally accepted accounting principles as in effect as of the relevant dates thereof.

“Governing Documents” means, with respect to any entity, (a) if a corporation, its articles or certificate of incorporation and its bylaws; (b) if a limited liability company, its articles or certificate of formation or organization and its operating agreement; or (c) if another type of entity, any other charter, regulations or similar document, including contracts (such as an operating agreement, trust agreement or instrument, or partnership agreement), adopted, agreed, or filed in connection with the creation, formation, organization, governance or management of such entity.

“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law) court or tribunal of competent jurisdiction.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, consent agreement, ruling, decision, verdict, determination or award made, issued or entered by or with any Governmental Authority.

“Group Companies” means, collectively, Holdco, Banker Steel and D&I Construction, and all of their respective Subsidiaries, as set forth on Section 3.2 of the Disclosure Schedule.

“Hazardous Materials” means:  (a) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or man-made, that is listed, designated or classified as hazardous, radioactive or toxic or a pollutant or contaminant under Environmental Laws; and (b) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation, polychlorinated biphenyls and per- and polyfluoroalkyl substances.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indebtedness” means, with respect to the Group Companies, at the time of any determination and calculated in accordance with GAAP, without duplication (including without duplication of items included within the definitions of Closing Working Capital or Closing Date Transaction Expenses), (a) all obligations (contingent or otherwise), but including the outstanding principal amount of, all accrued and unpaid interest on and other payment obligations (including any premiums, termination fees, expenses, breakage costs or penalties due upon prepayment of or payable in connection with this Agreement or the consummation of the transactions contemplated by this Agreement) in respect of, (i) all indebtedness of the Group Companies for borrowed money which shall include borrowing agreements such as notes, bonds, indentures, mortgages, loans and lines of credit or similar instruments; (ii) the guaranty, endorsement (other than for collection or deposit in the ordinary course of business) of the Indebtedness of another Person (other than another Group Company); (iii) all obligations (including breakage costs) payable by the Group Companies under interest rate or currency protection agreements; (iv) any reimbursement obligation with respect to letters of credit (including standby letters of credit to the extent drawn or called upon), bankers’ acceptances or similar facilities issued for the account of the Group Companies; (v) all obligations arising under performance bonds (but excluding undrawn, uncalled or unclaimed amounts); (vi) all obligations arising from installment purchases of property or representing the deferred purchase price of property or services in respect of which the Group Companies is liable, contingently or otherwise, as obligor or otherwise (other than trade payables and other current liabilities incurred in the ordinary course of business); (vii) all obligations under conditional sale or other title retention agreements; (viii) all obligations, whether or not assumed, secured by any Encumbrance (other than a Permitted Encumbrance covered by items (b) or (c) of such definition) or payable out of the proceeds or product from any Assets; (ix) all deferred rent or obligations of the Group Companies for deferred lease inducements; (x) all amounts owed to Affiliates of the Group Companies (other than to another Group Company); (xi) all obligations of the Group Companies in respect of declared but unpaid dividends or distributions; (xii) all obligations under deferred compensation arrangements; (xiii) all outstanding severance obligations owed to any former employee, director, officer or independent contractor of the Group Companies whose employment or engagement was terminated prior to the Closing, including the employer portion of any Taxes related thereto; and (xiv) all obligations of the Group Companies under capital leases (as determined in accordance with GAAP)\; and (b) any obligation of the type referred to in clauses (a)(i) through (a)(xvi) of this definition of another Person, the payment of which the Group Companies has guaranteed, or which is secured by any Assets, or for which the Group Companies is responsible or liable, directly or indirectly, jointly or severally, as obligor, guarantor or otherwise.  Notwithstanding anything contained herein to the contrary, in no event shall Liabilities under (v) the lease or leases relating to the Leased Real Property, (w) any other real or personal property lease that would have historically been treated as an operating lease prior to the implementation of Accounting Standards Codification Topic 842, (x) the item listed as a “Deferred Gain on sale-leaseback” referenced on the Company Financial Statements, (y) the Seller Note or the Trust Note, or (z) any item set forth on Section 1.1(a) of the Disclosure Schedule constitute or be included in the calculation of Indebtedness.  Notwithstanding anything contained herein to the contrary, in no event shall Liabilities for amounts drawn under the Revolving Credit Commitments (the “Revolving Credit Commitments”) set forth in the Credit Agreement, dated April 1, 2020, by and among Banker Steel, D&I Construction, the guarantors from time to time party thereto, the lenders from time to time party thereto, and Fifth Third Bank, National Association be considered Indebtedness for the purposes of ARTICLE 2 hereof.

“Indemnified Party” means a Purchaser Indemnified Party or a Seller Indemnified Party, as the case may be.

“Indemnifying Party” means the Sellers pursuant to Section 9.2 or the Purchaser pursuant to Section 9.3, as the case may be.

“Indemnity Escrow Account” means the segregated escrow account established by the Escrow Agent pursuant to the Escrow Agreement to hold the Indemnity Escrow Amount and all earnings thereon.

“Indemnity Escrow Amount” means $725,000, which amount is equal to one-half of the initial retention under the R&W Policy.

“Intellectual Property” means all worldwide rights, title and interests in and to all intellectual property rights of every kind and nature however denominated, including:  (a) patents, patent applications, patent disclosures and any reissue, continuation, continuation-in-part, division, extension or reexamination thereof; (b) trademarks, service marks, trade dress, brands, logos, designs and other indicators of origin, slogans, taglines, trade names, corporate names and other identifiers of source or goodwill, including registrations and applications for registration thereof and including the goodwill of the business symbolized thereby or associated therewith; (c) domain names and social media accounts and handles; (d) copyrights, database rights, promotional materials and any websites, and registrations and applications for registration thereof, copyrightable works, photographs, images, renderings, designs, architectural works and other works of authorship, moral rights, rights of privacy and publicity, and all translations, adaptations, derivations and combinations of the foregoing, and any other rights in IT Systems, Software or other technology; (e) confidential information and other Proprietary Information, including trade secrets, know-how, processes, techniques, designs, plans, drawings, specifications, business data, technical data, invention disclosures and invention rights, or any other similar type of proprietary intellectual property right; and (f) any and all registrations, applications, recordings, extensions and licenses related to any of the foregoing.

“IRS” means the Internal Revenue Service of the United States.

“ISRA” means the New Jersey Industrial Site Recovery Act, N.J.S.A. 13:1K-6 et seq. and implementing regulations at  N.J.A.C. 7:26B.

“IT Systems” means information technology systems and resources, including all Software, firmware, hardware, networks, servers, switches, endpoints, platforms, electronics, computers, equipment, websites, storage, all other related systems or services, and all electronic connections between the foregoing, that are owned, operated or used by the Group Companies.

“Labor Union” means any labor union, works council, or other employee representative body.

“Law” means any statute, law, ordinance, regulation, rule, code, Governmental Order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority (including, for the avoidance of doubt, any notice promulgated by the IRS or any other Taxing Authority).

“Leased Real Property” means the real property leased by the Group Companies, as tenant, together with, to the extent leased by the Group Companies, all buildings and other structures, facilities or improvements currently or hereafter located thereon, all fixtures, systems, equipment and items of personal property of the Group Companies, attached or appurtenant thereto and all easements, licenses, rights and appurtenances relating to the foregoing.

“Liabilities” means any and all debts, liabilities (including accounts payable) and obligations, whether accrued or fixed, known or unknown, asserted or unasserted, absolute or contingent, matured or unmatured, accrued or unaccrued, liquidated or unliquidated, due or to become due including those arising under any Law (including any Environmental Law), Action or Governmental Order, those arising under any Contract and those not required under GAAP to be accrued on the financial statements.

“Licensed Intellectual Property” means Intellectual Property licensed to the Group Companies pursuant to a Company IP Agreement.

“Licensed Site Remediation Professional” or “LSRP” has the meaning set forth in N.J.S.A. 58:10B-1.

“Losses” means losses, damages, Liabilities, judgments, awards, penalties, fines, obligations, settlement payments or costs of collection actually suffered or incurred by a Person (together with all reasonably incurred costs or expenses, including reasonable attorneys’ fees and the cost of enforcing any right to indemnification hereunder and the cost of pursuing any insurance providers) whether or not involving a Third Party Claim; provided, however, that “Losses” shall not include punitive, special or exemplary damages, except in the case of Fraud or to the extent actually awarded to a Governmental Authority or other third party in connection with a Third Party Claim.

“Material Adverse Effect” means any event, occurrence, fact, condition or change that is, or would reasonably be expected to become, individually or in the aggregate, materially adverse to (a) the business, results of operations or financial condition of the Group Companies, or (b) the ability of the Sellers to consummate the transactions contemplated hereby on a timely basis; provided, however, that “Material Adverse Effect” shall not include any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to:  (i) general economic or political conditions; (ii) conditions generally affecting the industries in which the Group Companies operate; (iii) any changes in credit, debt, financial or securities markets in general; (iv) acts of war (whether or not declared), hostilities, sabotage, terrorism (whether foreign or domestic), military actions, or the escalation or worsening of any of the foregoing, any hurricane, flood, tornado, earthquake, storm or other natural disaster, any epidemic, pandemic, disease outbreak, or other public health emergencies (including the novel strain of coronavirus (SARS-Cov-2) and its disease commonly known as COVID-19 (including any and all additional strains, variations or mutations thereof) or any Law enacted or imposed by any Governmental Authority in response thereto or in connection therewith or effects thereof) or other national or regional emergency, or any other force majeure event, whether or not caused by any Person, or any national or international calamity or crisis; (v) any action required or permitted by this Agreement; (vi) any changes in applicable Laws or accounting rules, including GAAP, or any interpretations thereof applicable to the Group Companies; (vii) any failure to meet any projections, forecasts, guidance, estimates, milestones, budgets or financial or operating predictions of revenue, earnings, cash flow or cash position (provided, however, that any underlying event, occurrence, fact, condition or change causing such failure shall not be disregarded to the extent that it constitutes a Material Adverse Effect under the other provisions of this definition); (viii) (A) the taking of any action by the Sellers, their Affiliates, or the Group Companies required by this Agreement or consented to or requested by the Purchaser in writing; or (B) the failure to take any action by the Sellers or the Group Companies that required the consent of the Purchaser and was not consented to by the Purchaser pursuant to the last sentence of Section 6.1; or (ix) the public announcement, pendency or completion of the transactions contemplated by this Agreement; provided, further, however, that any event, occurrence, fact, condition or change referred to in clauses (i) through (iii) and (vi) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or could reasonably be expected to occur to the extent that such event, occurrence, fact, condition or change has a disproportionate effect on the Group Companies compared to other participants in the industries in which the Group Companies conduct their businesses.

“Net Working Capital” means, as of any particular measurement time, (a) the Current Assets of the Group Companies minus (b) the Current Liabilities of the Group Companies.

“OSHA Laws” shall mean the Occupational Safety and Health Act, 29 U.S.C. § 651 et seq. and each state law corresponding thereto.

“Owned Intellectual Property” means all Intellectual Property owned or purported to be owned, in whole or in part, by the Group Companies including, but not limited to, the Intellectual Property listed on Sections 3.13(a)(i) and 3.13(a)(i) of the Disclosure Schedule.

“Owned Real Property” means the real property owned by the Group Companies, together with all buildings and other structures, facilities or improvements located thereon, all fixtures, systems, equipment and items of personal property of the Group Companies, attached or appurtenant thereto and all easements, licenses, rights and appurtenances relating to the foregoing.

“Permit” means any permit, license, franchise, registration, authorization, qualification or other similar permit, right or authorization from any Governmental Authority, and any waiver of any of the foregoing or approval of a Governmental Authority.

“Permitted Encumbrances” means such of the following as to which no enforcement, collection, execution, levy or foreclosure proceeding shall have been commenced and as to which the Group Companies is not otherwise subject to liability due to its existence:  (a) Encumbrances reflected or reserved against or otherwise disclosed in the Company Financial Statements; (b) Encumbrances for Taxes, assessments and other governmental charges or charges for electricity, power, gas, water and other services and utilities not yet due and payable or due but not delinquent or being contested in good faith by appropriate proceedings; (c) Encumbrances imposed by Law, such as landlord’s, materialmen’s, mechanics’, carriers’, warehousemen’s, workmen’s and repairmen’s liens and other similar liens arising in the ordinary course of business; (d) pledges or deposits to secure obligations under workers’ compensation laws or similar legislation or to secure public or statutory obligations; (e) with respect to any interest in real property, (i) any conditions, rights, reservations, exceptions or restrictions relating to real property or real property rights owned or leased by any Group Company that are disclosed on any title commitment or report made available to the Purchaser, (ii) any conditions or matters that may be shown by a current survey or physical inspection that do not materially interfere with the present uses or occupancy of such real property and do not materially impact the value of such real property, (iii) easements, covenants, conditions rights-of-way and similar matters affecting title to such real property that do not materially interfere any Group Company’s present uses or occupancy of such real property and do not materially impact the value of such real property, (iv) zoning ordinances, building codes, entitlements, subdivision Laws and restrictions or other similar land use requirements or restrictions, and (v) assignments of insurance provided to landlords (or their mortgagees) pursuant to the terms of any lease; (f) purchase money liens and liens securing rentals under capital leases with third parties entered into in the ordinary course of business; (g) deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business; (h) exclusive licenses and non-exclusive licenses or sub-licenses granted in the ordinary course of business in any Owned Intellectual Property; (i) Encumbrances created by the Purchaser or its successors and permitted assigns; (j) Encumbrances arising pursuant to applicable U.S. federal and state securities Laws; (k) Encumbrances securing any Indebtedness disclosed on Section 3.3(b) of the Disclosure Schedule; and (l) granting the right of use of machinery, equipment and raw materials, in favor of third parties acting as shelter services provider, through a bailment agreement.

“Person” means any individual, partnership, firm, corporation, limited liability company, association, trust, unincorporated organization or other entity.

“Personal Data” means (a) “personally identifiable information” or “individually identifiable health information” under applicable Law, (b) all data and content uploaded or otherwise provided by or for customers of the Group Companies (or its privileged users and end users) to, or stored by customers of the Group Companies (or its privileged users and end users) on, IT Systems, (c) any information required by any applicable Law to be encrypted, masked or otherwise protected from disclosure and (d) information that under applicable Law the loss or unauthorized access to or use of would require notification to a third party.

“Post-Closing Tax Period” means any taxable year or period that begins after the Closing Date and, with respect to any Straddle Period, the portion of such taxable year or period starting the day following the Closing Date.

“Pre-Closing Tax Period” means any taxable year or period that ends on or before the Closing Date and, with respect to any Straddle Period, the portion of such taxable year or period ending on and including the Closing Date.

“Pro Rata Portion” means, with respect to any Seller, a fraction, the numerator of which is the number of limited liability company interests held by such Seller in Holdco and the denominator of which is the aggregate number of all issued and outstanding limited liability company interests in Holdco.  Each Seller’s Pro Rata Portion, expressed as a percentage, is set forth on Exhibit D hereto.

“Products” means products or services currently manufactured, performed, licensed, sold, distributed or otherwise made commercially available by any Group Company.

“Proprietary Information” means all trade secrets, confidential, technical and business information (including inventions, whether patentable or unpatentable), including all proprietary know-how, testing processes and techniques, research and development information, formulae, recipes, methods, formulations, drawings, specifications, designs, algorithms, plans, proposals, technical data, test information, financial information, improvements, modifications, discoveries, ideas, developments, data, processes, techniques, specifications, designs, algorithms, manuals, instructions, blueprints, plans, descriptions, financial, marketing and business data, sales, pricing and cost information, vendor, client, distributor, end user and supplier lists, data and information, prospect lists, research records, test information, business and marketing plans, market surveys and studies, projections, analyses and copies and tangible embodiments of all of the foregoing, in whatever form or medium.

“Raiders Claim Contingent Liability” means all amounts that are or may become payable to Robert Derr, Brian Isbell or James Isbell pursuant to the claims sharing provisions set forth in that certain Membership Interest Purchase Agreement, dated as of December 31, 2019, whereby Robert Derr, Brian Isbell or James Isbell are or may become entitled to certain payments if D&I Construction receives collections related to the Raiders Participation Claims.

“Raiders Participation Claims” means amounts owed to D&I Construction pursuant to Change Order Request Number 062 dated October 1, 2019 and Change Order Request Number 63 dated November 15, 2019 submitted by D&I Construction to Merrill Iron & Steel, Inc., pursuant to that certain Subcontract Agreement With Erector, dated as of January 29, 2018, by and between D&I Construction, as Subcontractor and Merrill Iron & Steel, Inc., as Steel Fabricator, as amended.

“Regulations” means the Treasury Regulations (including Temporary Regulations) promulgated by the United States Department of Treasury with respect to the Code or other federal tax statutes.

“Release” means any actual release, disposing, discharging, injecting, spilling, leaking, leaching, pumping, dumping, pouring, emitting, escaping, emptying, seeping, placing, abandonment and the like into or upon, or allowing to escape or migrate into or through, the environment (including, without limitation, ambient air (indoor or outdoor), surface water, groundwater, land surface or subsurface strata).

“Remedial Action” means any action required by any Environmental Law to investigate, clean up, remove, remediate, monitor or conduct corrective action with respect to a Release of Hazardous Materials into the environment.

“Representatives” means, with respect to any Person, any director, manager, officer, agent, employee, general partner, member, stockholder, agent, accountant, auditor, legal counsel, advisor, consultant or other representative of such Person.

“Response Action Outcome” has the meaning set forth in N.J.S.A. 58:10B-1 and shall include any similar final remediation approval document.

“Restricted Period” means the period beginning on the Closing Date and ending on (a) the first (1st) anniversary of the Closing Date with respect to the non-competition covenants of McPhatter and Plant set forth in Section 6.7(a); (b) the third (3rd) anniversary of the Closing Date with respect to the non-solicitation covenants of Atlas Banker Holdings set forth in Section 6.7(b); (c) the first (1st) anniversary of the Closing Date with respect to the non-solicitation covenants of McPhatter and Plant set forth in Section 6.7(b) and Section 6.7(c); (d) the fifth (5th) anniversary of the Closing Date with respect to the non-competition covenants of the Banker Family Trust set forth in Section 6.7(a); or (e) the third (3rd) anniversary of the Closing Date with respect to the non-solicitation covenants of the Banker Family Trust set forth in Section 6.7(b) and Section 6.7(c).

“R&W Insurer” means Everest Indemnity Insurance Company, the issuer of the R&W Policy.

“R&W Policy” means that certain representation and warranty insurance policy No. RWBP000432 in the form of Exhibit B underwritten by the R&W Insurer and reasonably acceptable to the Sellers’ Representative.  The R&W Policy shall include an irrevocable, unconditional waiver of the R&W Insurer’s subrogation rights against the Sellers except for Losses arising from Fraud.

“SEC” means the United States Securities and Exchange Commission.

“Seller Note” means the Unsecured Promissory Note issued by the Purchaser and Banker Steel (jointly and severally) in favor of the Sellers, substantially in the form of Exhibit C attached hereto.

“Seller Note Principal Amount” means $30,000,000.

“Sellers’ Knowledge” means that one of Donald W. Banker, Mark Koolis, Chesley F. McPhatter, III or Brian Isbell has actual knowledge of the fact or other matter at issue, after reasonable inquiry (which shall specifically include consultations with such Persons’ direct reports).

“Software” means (a) all software, firmware, middleware, computer programs, applications, interfaces, tools, operating systems, software code of any nature, (including all object code, source code, interpreted code, data files, rules, definitions, specifications, documentation and methodology therefor or derived therefrom and any derivations, updates, enhancements and customization of any of the foregoing), together with all processes, technical data, scripts, algorithms, APIs, subroutines, techniques, operating procedures, screens, user interfaces, report formats, development tools, templates, menus, buttons, icons and user interfaces; (b) all electronic data, databases and data collections; and (c) all documentation, including user manuals, technical manuals, training manuals, programming comments, descriptions, flow charts and other work products used to design, plan, organize and develop any of the foregoing.

“Straddle Period” means any taxable year or period beginning on or before and ending after the Closing Date.

“Subsidiary” means, with respect to any Person, any corporation, limited or unlimited liability company, partnership, association or other business entity of which (a) if a corporation or an unlimited liability company, a majority of the total voting power of capital entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof; or (b) if a limited liability company, partnership, association or other business entity, a majority of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof.  For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association or other business entity if such Person or Persons shall be allocated a majority of limited liability company, partnership, association or other business entity gains or losses or shall be or control any managing director or general partner of such limited liability company, partnership, association or other business entity.

“Target Working Capital” means $26,000,000.

“Tax” or “Taxes” means any and all U.S. federal, state or local or non-U.S. (a) taxes or other charges on or with respect to income, franchises, windfall or other profits, gross receipts, property, escheat, unclaimed obligations, sales, use, capital stock, payroll, employment, social security (including FICA), workers’ compensation, unemployment compensation, or net worth; (b) taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value added, alternative or add-on minimum, estimated or gains taxes; (c) license, registration and documentation fees; (d) customs’ duties, tariffs, and similar charges; and (e) other taxes, assessments, duties or similar charges imposed by any Governmental Authority, in each case of the foregoing clauses (a)-(e), together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto, and whether disputed or not.

“Tax Return” means any return, declaration, report, election, claim for refund or information return or other statement or form filed or required to be filed with any Taxing Authority relating to Taxes, including any schedule or attachment thereto or any amendment thereof.

“Taxing Authority” means any Governmental Authority in charge of administering or interpreting any Law relating to Taxes or imposing, calculating or collecting any Taxes, including, but not limited to, the IRS and any similar foreign, supranational, state, provincial, local Governmental Authority.

“Total Consideration” means $145,000,000.

“Transaction Expenses” means, without duplication or double counting, (a) all fees and expenses incurred by the Group Companies or the Sellers, at or prior to the Closing in connection with the preparation, negotiation and execution of this Agreement and the Ancillary Agreements, and the performance and consummation of the transactions contemplated hereby and thereby (including but not limited to all fees and disbursements of attorneys, accountants, investment bankers, and financial and other advisors and service providers, in each case that have not been paid as of the Closing and that will become or remain a liability of the Group Companies), in each case to the extent not paid at or prior to the Closing; (b) any change-in-control payment, transaction bonus, retention payment, severance or other payment or other form of Compensation that is created, accelerated, accrues or becomes payable by any Group Company to any prospective, present or former director, stockholder, employee or independent contractor thereof, including pursuant to any employment agreement, benefit plan or any other Contract that is in effect immediately prior to the Closing, including the employer portion of any Taxes due on or triggered by any such payment and any other associated costs or fees, in each case, as a result of, or in connection with, the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby and to the extent not paid prior to the Closing; (c) except as otherwise set forth herein (including in (e) below), all fees incurred by any Group Company to any Governmental Authority or other Person, in each case, as a result of, or in connection with, the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby and to the extent not paid prior to the Closing; (d) 100% of the premium and other costs (including, without limitation, underwriting costs, brokerage commissions, and Taxes and other fees) associated with obtaining the R&W Policy; (e) 50% of the filing fee(s) payable in connection with any filing(s) required under the HSR Act; and (f) 100% of the premium and other costs associated with obtaining the D&O Tail Policy.

“Trust Note” means an Unsecured Promissory Note to be issued by the Purchaser and Banker Steel (jointly and severally) in favor of Banker Family Trust, in an amount equal to the Closing Trust Note Amount (and potentially adjusted following the Closing pursuant to Section 6.14).

“Voluntary Environmental Investigation” shall mean any soil, ground water, surface water or soil gas or vapor sampling, laboratory analysis or testing undertaken by or on behalf of the Purchaser or any Group Company after the Closing Date, unless such sampling, laboratory analysis or testing is: (a) required to comply with applicable Environmental Law or a Governmental Authority; (b) reasonably necessary in order to avoid a legal proceeding threatened by a Governmental Authority under any Environmental Law; (c) reasonably necessary in order to evaluate, prevent or mitigate an imminent and substantial endangerment to human health or the environment; (d) undertaken as part of any Purchaser Indemnified Party’s normal operations during the continued use of the Owned Real Property or Leased Real Property (including the performance of capital improvements, operations and maintenance, and reasonable construction and renovation activities), provided that, in the context of such normal operations, such sampling, laboratory analysis or testing is required by Environmental Laws or an applicable Governmental Authority; or (e) performed as part of an environmental investigation or other due diligence activity (including any Phase I or Phase II Environmental Assessment) by or in satisfaction of the reasonable requirements of a lender or a bona fide prospective purchaser, assignee, lessee or sublessee of any Owned Real Property or Leased Real Property who is not affiliated with the Purchaser, and which activity is taken in connection with finance activities or the prospective sale or other transfer of  an interest in such Real Property.

“Working Capital Adjustment Amount” means if Closing Working Capital is less than Target Working Capital, an amount, expressed as a negative number, calculated as (Target Working Capital minus Closing Working Capital).  For the avoidance of doubt, if Closing Working Capital equals or exceeds Target Working Capital, the Working Capital Adjustment Amount will be $0.

1.2          Other Definitions.  The following terms have the meanings set forth in the Sections set forth below:

Definition	Section

“Acquisition Proposal”	6.3(a)
“Actual Closing Date Indebtedness”	2.2(b)(i)
“Actual Closing Date Transaction Expenses”	2.2(b)(i)
“Actual Closing Working Capital”	2.2(b)(i)
“Actual Working Capital Adjustment Amount”	2.2(b)(i)
“Affordable Care Act”	3.17(k)
“Allocation”	7.6
“Annual Financial Statements”	3.6(a)
“Atlas Banker Holdings”	Preamble
“Banker Family Trust”	Preamble
“Banker Steel”	Recitals
“Benefit Plans”	3.17(a)
“Business”	Recitals
“Business Partner”	6.7(c)
“Cap”	9.4(b)
“Closing”	2.3
“Closing Adjustment”	2.2(a)(ii)
“Closing Date”	2.3
“Closing Date Payment Schedule”	2.2(a)(i)
“Closing Estimates”	2.2(a)(i)
“Closing Statement”	2.2(b)(i)
“COBRA”	6.17(a)
“Company Financial Statements”	3.6(a)
“Company Software”	3.13(a)
“Continuing Employees”	6.17(a)

Definition	Section

“Data Room”	1.3(n)
“Deductible”	9.4(a)
“Designated Individual”	7.5(c)
“D&I Construction”	Recitals
“Direct Claim”	9.5(a)
“Disputed Amounts”	2.2(d)(iii)
“D&O Indemnified Party”	6.13(a)
“D&O Tail Policy”	6.13(c)
“Effective Date”	Preamble
“Effective Time”	2.3
“Employee Census Report”	3.16(b)
“Environmental Loss”	9.4(k)
“ERISA”	3.17(a)
“Estimated Closing Date Indebtedness”	2.2(a)(i)
“Estimated Closing Date Transaction Expenses”	2.2(a)(i)
“Estimated Closing Working Capital”	2.2(a)(i)
“Estimated Working Capital Adjustment Amount”	2.2(a)(i)
“Excluded Claims”	6.8
“Expense Reserve Fund”	6.12(k)
“Final Allocation Schedule”	7.6
“Fundamental Representations”	9.1(a)
“Holdco”	Recitals
“Imputed Underpayment”	7.5(c)
“Independent Accountants”	2.2(d)(iii)
“Insurance Policies”	3.19
“Interim Financial Statements”	3.6(a)
“Interim Period”	6.1
“Material Contracts”	3.12(a)
“McPhatter”	Preamble
“Partner Engineering”	6.18(d)
“Partnership Audit Rules”	7.5(c)
“Partnership Representative”	7.5(c)
“Plant”	Preamble
“Post-Closing Adjustment”	2.2(b)(ii)
“Proposed Allocation Schedule”	7.6
“Purchased Interests”	Recitals
“Purchaser”	Preamble
“Purchaser Indemnified Party”	9.2
“Registered Intellectual Property”	3.13(a)
“Released Parties”	6.8
“Releasing Parties”	6.8
“Related Party Contract”	3.22
“Resolution Period”	2.2(d)(ii)
“Review Period”	2.2(d)(i)
“Section 6225(c) Election”	7.5(c)

Definition	Section

“Seller Indemnified Party”	9.3
“Sellers”	Preamble
“Sellers’ Representative”	Preamble
“Significant Customers”	3.20
“Significant Suppliers”	3.20
“Statement of Objections”	2.2(d)(ii)
“Tax Consideration”	7.6
“Tax Contest”	7.5(a)
“Third Party Claim”	9.5(b)

1.3        Interpretation and Rules of Construction.  In this Agreement, except to the extent otherwise provided or that the context otherwise requires:

(a)          when a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference is to an Article or Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated;

(b)          each term defined in this Agreement has the meaning assigned to it;

(c)          each accounting term not otherwise defined in this Agreement has the meaning commonly applied to it in accordance with GAAP;

(d)          any reference in this Agreement to gender includes all genders, and the meaning of defined terms applies to both the singular and the plural of those terms;

(e)         the table of contents and headings in this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement;

(f)         whenever the words “include”, “includes” or “including” are used in this Agreement, they are deemed to be followed by the words “without limitation” and does not limit any general statement that it follows to the specific or similar items or matters immediately following it;

(g)        the words “hereby”, “hereof”, “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement;

(h)        all terms defined in this Agreement have the defined meanings when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein;

(i)           to the extent the term “day” or “days” is used, it will mean calendar days;

(j)           the definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms;

(k)         any Law defined or referred to herein or in any agreement or instrument that is referred to herein means such Law or statute as from time to time amended, modified or supplemented, including by succession of comparable successor Laws;

(l)          the terms “United States” and “U.S.” means the United States of America and its territories and possessions;

(m)        if any term or condition of this Agreement is found to be ambiguous, the ambiguity will not be construed in favor of or against any particular party hereto, and the ambiguous language will be in all cases construed as a whole according to its fair meaning;

(n)         any statement to the effect that any information, document or other material has been “made available” to the Purchaser shall mean that such information, document or material was uploaded to the “Project Big Apple” data room hosted on box.com (the “Data Room”) by 5:00 p.m. (Arizona time) on the date that was two (2) Business Days prior to the Effective Date; and

(o)         no provision of this Agreement will be interpreted in favor of, or against, any of the parties hereto by reason of the extent to which any such party hereto or its counsel participated in the drafting thereof or by reason of the extent to which any such provision is inconsistent with any prior draft hereof or thereof.

ARTICLE 2
PURCHASE AND SALE

2.1         Purchase and Sale of Purchased Interests.  At the Closing, the Sellers shall sell, assign, transfer, convey and deliver to the Purchaser, and the Purchaser shall purchase from the Sellers, free and clear of any and all Encumbrances, the Purchased Interests.

2.2          Purchase Price Adjustments.

(a)          Delivery of Closing Statement.

(i)          Not later than three (3) Business Days prior to the Closing Date, the Sellers’ Representative shall prepare (or cause the Group Companies to prepare) and deliver to the Purchaser a statement (the “Closing Date Payment Schedule”) setting forth in reasonable detail the Sellers’ Representative’s good faith estimates (the “Closing Estimates”) of (A) Closing Working Capital (“Estimated Closing Working Capital”), (B) Closing Date Indebtedness (“Estimated Closing Date Indebtedness”), (C) Closing Date Transaction Expenses (“Estimated Closing Date Transaction Expenses”), (D) the Working Capital Adjustment Amount, if any (the “Estimated Working Capital Adjustment Amount”), and (E) the resulting Cash Purchase Price, which statement shall contain an estimated consolidated balance sheet of the Group Companies as of 11:59 p.m. (Eastern time) on the last day of the calendar month immediately preceding the Effective Time.  The Closing Estimates shall be prepared in accordance with GAAP (and, with respect to Estimated Closing Working Capital, in accordance with the Sample Working Capital Calculation); provided, however, that for the purposes of this Section 2.2, the definition and calculation of Indebtedness will not include any items included in the Assumed Debt Amount.  The Closing Date Payment Schedule shall also set forth in reasonable detail information about the Closing Date Indebtedness and Closing Date Transaction Expenses, including the amounts thereof, respective payees and wire or other payment instructions.

(ii)          The “Closing Adjustment” shall be an amount equal to (A) the Estimated Working Capital Adjustment Amount (if any), minus (B) Estimated Closing Date Indebtedness, minus (C) Estimated Closing Date Transaction Expenses, minus (D) the Indemnity Escrow Amount, minus (E) the Expense Reserve Amount.  The Cash Purchase Price payable on the Closing Date shall be reduced by the amount of the Closing Adjustment.

(b)          Post-Closing Adjustment.

(i)          Within 90 days after the Closing Date, the Purchaser shall prepare (or cause the Group Companies to prepare) and deliver to the Sellers’ Representative a statement (the “Closing Statement”) setting forth its calculations of (A) Closing Working Capital (“Actual Closing Working Capital”), (B) Closing Date Indebtedness (“Actual Closing Date Indebtedness”), (C) Closing Date Transaction Expenses (“Actual Closing Date Transaction Expenses”), (D) the Working Capital Adjustment Amount, if any (the “Actual Working Capital Adjustment Amount”), and (E) the Post-Closing Adjustment, which statement shall contain a consolidated balance sheet of the Group Companies as of the Effective Time (without giving effect to the transactions contemplated by this Agreement).  The Closing Statement will be (x) prepared in accordance with this Agreement and the definitions set forth herein, and (y) include such reasonable specificity, schedules and data with respect to such determination set forth therein as may be appropriate to support the calculations therein.

(ii)          Subject to Section 2.2(d), the “Post-Closing Adjustment” shall be an amount equal to (A) the amount by which the Actual Working Capital Adjustment Amount exceeds or is less than the Estimated Working Capital Adjustment Amount, plus/minus (as applicable) (B) the amount by which Estimated Closing Date Indebtedness exceeds or is less than Actual Closing Date Indebtedness, plus/minus (as applicable) (C) the amount by which Estimated Closing Date Transaction Expenses exceed Actual Closing Date Transaction Expenses.

(c)         Payment of Post-Closing Adjustment.  Within five Business Days following (1) the expiration of the Review Period, if the Sellers’ Representative has not delivered a Statement of Objections on or prior to the last day of the Review Period, or (2) if there are Disputed Amounts, resolution pursuant to the process described below in Section 2.2(d):

(i)          if the Post-Closing Adjustment is a positive number, then within five (5) Business Days following final determination of the Post-Closing Adjustment, the Purchaser shall deliver or cause to be delivered to each Seller, by wire transfer of immediately available funds to the account or accounts designated by the Sellers’ Representative, an amount in cash equal to each Seller’s Pro Rata Portion of the Post-Closing Adjustment owed to the Sellers; or

(ii)         if the Post-Closing Adjustment is a negative number, then within five (5) Business Days following final determination of the Post-Closing Adjustment, each Seller shall deliver or cause to be delivered to the Purchaser, by wire transfer of immediately available funds to the account or accounts designated by the Purchaser, an amount in cash equal to such Seller’s Pro Rata Portion of the Post-Closing Adjustment payable to the Purchaser.  For the avoidance of doubt, the Purchaser acknowledges that the Banker Family Trust shall satisfy its obligations pursuant to Section 2.2(c)(ii) by means of a decrease in the principal amount of the Trust Note pursuant to Section 6.14.  A Seller may satisfy its obligations for its Pro Rata Portion of the Post-Closing Adjustment payable to the Purchaser hereunder by means of a decrease in the principal amount of its Pro Rata Portion of the Seller Note.  In the event that a party exercises its rights to decrease the Pro Rata Portion of the Seller Note pursuant to this Section 2.2(c)(ii), the Purchaser shall issue an amended and restated Seller Note reflecting the updated value of the Seller Note (which amended and restated Seller Note shall not, for the avoidance of doubt, revise the payment schedule or any other terms contained therein; provided, however, that the amount of the reduction shall be applied against the next succeeding payment(s) until satisfied in full).

(d)          Examination and Review.

(i)          Examination.  Upon receipt of the Closing Statement by the Sellers’ Representative, the Sellers’ Representative shall have 30 days (the “Review Period”) to review the Closing Statement.  During the Review Period, the Sellers’ Representative and its accountants and other Representatives, including, without limitation, the Group Companies and the employees thereof that assisted in the preparation of the Closing Statement or have information relating thereto, shall have reasonable access, during normal business hours, to the books and records and all supporting schedules of the Group Companies, the personnel of, and work papers prepared by, the Purchaser and/or the Purchaser’s accountants and other Representatives to the extent that they relate to the Closing Statement and to such historical financial information (to the extent in the possession of the Purchaser or the Group Companies) relating to the Closing Statement as the Sellers’ Representative may reasonably request for the purpose of reviewing the Closing Statement and to prepare a Statement of Objections (as defined below); provided, however, that such access shall be in a manner that does not unreasonably interfere with the normal business operations of the Purchaser or the Group Companies.

(ii)          Objection.  On or prior to the last day of the Review Period, the Sellers’ Representative may object to the Closing Statement by delivering to the Purchaser a written statement setting forth the Sellers’ Representative’s objections in reasonable detail, indicating each disputed item or amount and the basis for the Sellers’ Representative’s disagreement therewith (the “Statement of Objections”).  If the Sellers’ Representative fails to deliver the Statement of Objections to the Purchaser before the expiration of the Review Period, the Closing Statement and the Post-Closing Adjustment, as the case may be, reflected in the Closing Statement shall be deemed to have been accepted by the Sellers’ Representative.  If the Sellers’ Representative delivers the Statement of Objections to the Purchaser before the expiration of the Review Period, the Purchaser and the Sellers’ Representative shall negotiate in good faith to resolve such objections within 30 days after the delivery of the Statement of Objections (the “Resolution Period”), and, if the same are so resolved within the Resolution Period, the Post-Closing Adjustment and the Closing Statement with such changes as may have been previously agreed in writing by the Purchaser and the Sellers’ Representative, shall be final and binding.

(iii)          Resolution of Disputes.  If the Sellers’ Representative and the Purchaser fail to reach an agreement with respect to all of the matters set forth in the Statement of Objections before expiration of the Resolution Period, then any amounts remaining in dispute (“Disputed Amounts”) shall be submitted for resolution to RSM US LLP (the “Independent Accountants”) who, acting as arbitrators, shall be authorized and empowered to resolve the Disputed Amounts, interpret the provisions of this Agreement to the extent they deem such interpretation to be necessary or desirable in connection with their role hereunder, and make any necessary adjustments to the Post-Closing Adjustment, as the case may be, and the Closing Statement.  The parties hereto agree that all adjustments shall be made without regard to materiality.  Notwithstanding the foregoing, the Independent Accountants shall only decide the specific items under dispute by the parties and their decision for each Disputed Amount must be within the range of values assigned to each such item in the Closing Statement and the Statement of Objections, respectively.  There shall be no ex parte communications between the Sellers’ Representative or the Purchaser, on the one hand, and the Independent Accountants, on the other hand, relating to those matters in dispute, other than (A) the initial written submission by the Sellers’ Representative and the Purchaser of their respective positions on the matters in dispute, (B) written answers by the Sellers’ Representative and the Purchaser to written questions from the Independent Accountants, and (C) in connection with the Sellers’ Representative’s and the Purchaser’s provision of access to their respective books and records pursuant to Section 2.2(d).  In making its determination, the Independent Accountants shall disregard any settlement proposal or negotiation materials exchanged between the Purchaser and the Sellers’ Representative with respect to any disputed item referred to the Independent Accountants (all of which such settlement proposals or negotiation materials shall be governed by Rule 408 of the Federal Rules of Evidence and any applicable similar state rule or precedent).

(iv)          Fees of the Independent Accountants.  The Sellers shall pay a portion of the fees and expenses of the Independent Accountants equal to 100% multiplied by a fraction, the numerator of which is the amount of Disputed Amounts submitted to the Independent Accountants that are resolved in favor of the Purchaser (that being the difference between the Independent Accountants’ determination and the Sellers’ Representative’s determination) and the denominator of which is the total amount of Disputed Amounts submitted to the Independent Accountants (that being the sum total by which the Purchaser’s determination and the Sellers’ Representative’s determination differ from the determination of the Independent Accountants).  The Purchaser shall pay that portion of the fees and expenses of the Independent Accountants that the Sellers’ Representative is not required to pay hereunder.

(v)          Determination by Independent Accountants.  The Independent Accountants shall make a determination as soon as practicable within 30 days (or such other time as the parties hereto shall agree in writing) after their engagement, and their resolution of the Disputed Amounts and their adjustments to the Closing Statement and/or the Post-Closing Adjustment shall be conclusive and binding upon the parties hereto, and the Closing Working Capital, Closing Date Indebtedness and Closing Date Transaction Expenses contained therein shall constitute Actual Closing Working Capital, Actual Closing Date Indebtedness and Actual Closing Date Transaction Expenses, respectively.

(e)          Adjustment for Tax Purposes.  Any payments made pursuant to this Section 2.2 shall be treated as an adjustment to the purchase price by the parties for Tax purposes, unless otherwise required by Law.

2.3         Closing.  Subject to the terms and conditions of this Agreement, the sale and purchase of the Purchased Interests and the other transactions contemplated by this Agreement shall take place at a closing (the “Closing”) to be held remotely via the electronic exchange of counterpart signature pages and other deliverables no later than two (2) Business Days after the last of the conditions to Closing set forth in ARTICLE 8 have been satisfied or waived (other than conditions which, by their nature, are to be satisfied on the Closing Date, but subject to the satisfaction or waiver of such conditions), at the offices of Snell & Wilmer L.L.P., One Arizona Center, 400 E. Van Buren Street, Suite 1900, Phoenix, Arizona 85012, or at such other time or on such other date or at such other place as the Sellers’ Representative and the Purchaser may mutually agree upon in writing (the day on which the Closing takes place being the “Closing Date”).  The Closing shall be deemed to be effective as of 12:01 a.m. (Eastern time) on the Closing Date (the “Effective Time”).

2.4          Closing Deliveries by the Sellers.  At the Closing, the Sellers shall deliver or cause to be delivered to the Purchaser the following:

(a)          executed copies of each third-party consent listed on Schedule 2.4(a);

(b)          executed counterparts of each of the Ancillary Agreements (as applicable);

(c)          an assignment of the Purchased Interests to the Purchaser, in form and substance reasonably satisfactory to the Purchaser;

(d)          a good standing certificate for each of the Group Companies issued by the applicable Governmental Authority, dated as of a date not earlier than 10 days prior to the Closing;

(e)        the minute books, stock books, ledgers and registers, if any, and other records relating to the organization, ownership and maintenance of the Group Companies, if not currently located on the premises of the Group Companies;

(f)          a properly completed and executed IRS Form W-9 from each Seller;

(g)        a certificate of a duly authorized officer of Atlas Banker Holdings and of the trustee of the Banker Family Trust (i) certifying the resolutions duly and validly adopted by the board of directors or trustee (or its equivalent) of such Seller evidencing its authorization of the execution and delivery of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby, (ii) certifying the full force and effect of the Governing Documents of such Seller (as applicable), and (iii) certifying the names and specimen signatures of the officers of such Seller authorized to sign this Agreement and the Ancillary Agreements and the other documents to be delivered hereunder and thereunder;

(h)         the written resignations of the directors, managers and/or officers of the Group Companies requested by the Purchaser in advance of the Closing;

(i)          a termination of that certain Management Services Agreement dated July 31, 2014 by and between Atlas Banker Holdings and Banker Steel;

(j)          a termination of that certain Phantom Unit Award Agreement by and between Holdco and Mark Koolis dated September 25, 2020 and that certain Banker Steel Holdco LLC Long Term Incentive Plan;

(k)          a payoff letter from Fifth Third Bank, National Association, in form and substance reasonably satisfactory to the Purchaser; and

(l)          such other certificates or other documents reasonably requested and necessary to effectuate the transactions contemplated hereby.

2.5          Closing Payments and Deliveries by the Purchaser.

(a)          At the Closing, the Purchaser shall deliver or cause to be delivered to the Sellers the following:

(i)            an executed copy of the Seller Note;

(ii)          an executed copy of the Trust Note;

(iii)          executed counterparts of each of the other Ancillary Agreements (as applicable);

(iv)         a certificate of a duly authorized officer of the Purchaser (A) certifying and attaching a copy of the resolutions duly and validly adopted by the board of directors (or its equivalent) of the Purchaser evidencing its authorization of the execution and delivery of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby, (B) certifying the full force and effect of the Governing Documents of the Purchaser and attaching a copy thereof, and (C) certifying the names and specimen signatures of the officers of the Purchaser authorized to sign this Agreement and the Ancillary Agreements and the other documents to be delivered hereunder and thereunder;

(v)           a good standing certificate for the Purchaser issued by the applicable Governmental Authority, dated as of a date not earlier than 10 days prior to the Closing;

(vi)          evidence that the Purchaser’s senior lender(s) have consented to the Purchaser’s and Banker Steel’s issuance of the Seller Note and the Trust Note, in form and substance reasonably satisfactory to the Sellers’ Representative; and

(vii)          such other certificates or other documents reasonably requested and necessary to effectuate the transactions contemplated hereby.

(b)          At the Closing, the Purchaser will pay, in cash by wire transfer of immediately available funds, the following:

(i)            an aggregate amount equal to the Cash Purchase Price (as adjusted in respect of the Closing Adjustment) less the Closing Trust Note Amount less $2,000,000, to Atlas Banker Holdings, McPhatter and Plant, in the percentages and to the accounts set forth on Exhibit E;

(ii)           to Banker Family Trust, an amount equal to $2,000,000, to the account set forth on Exhibit E;

(iii)          the Indemnity Escrow Amount payable to the Escrow Agent pursuant to Section 2.6;

(iv)         to the R&W Insurer, 100% of the premium payable under the R&W Policy (net of any amounts previously paid in connection with the parties’ execution of this Agreement); and

(v)          to the Sellers’ Representative, on behalf of the Sellers, the Expense Reserve Amount, to be held and used by the Sellers’ Representative in accordance with Section 6.12.

2.6         Escrow.  At the Closing, the Purchaser shall deposit the Indemnity Escrow Amount in escrow on behalf of the Sellers in accordance with the Escrow Agreement.  The Indemnity Escrow Amount shall be held and, subject to Section 2.2(c) and ARTICLE 9, released to the Sellers in accordance with the provisions of this Agreement and the Escrow Agreement.

2.7         Withholding.  The Purchaser and the Escrow Agent and any other applicable withholding agent will be entitled to deduct and withhold, or cause to be deducted and withheld, from any amounts payable pursuant to or as contemplated by this Agreement or any Ancillary Agreement any withholding Taxes or other amounts required under the Code or any applicable Laws to be deducted and withheld; provided, however, that the Purchaser shall provide written notice reasonably promptly to the Sellers’ Representative in the event it determines that any withholding is due in respect of payments to be made hereunder.  To the extent that any such amounts are so deducted or withheld and timely remitted to the applicable Governmental Authority, such amounts will be treated for all purposes of this Agreement and the applicable Ancillary Agreement as having been paid to the Person in respect of which such deduction, withholding and remittance was made.  Notwithstanding anything to the contrary, any compensatory amounts payable pursuant to or as contemplated by this Agreement or any Ancillary Agreement shall be remitted to the applicable payor for payment to the applicable Person through regular payroll procedures, as applicable.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF THE SELLERS
WITH RESPECT TO THE GROUP COMPANIES

Except as set forth on the Disclosure Schedule, which shall be interpreted in accordance with Section 11.3, the Sellers hereby severally represent and warrant, as of the date hereof (except, in each case, to the extent that any representation or warranty is expressly made as of another date, in which case, as of such date), to the Purchaser as follows:

3.1         Organization and Authority; Execution; Enforceability.  Each Group Company is duly organized, validly existing and in good standing under the Law of its jurisdiction of organization and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted.  Each Group Company is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by such Group Company or the operation of such Group Company’s business makes such licensing or qualification necessary (except for jurisdictions in which the failure to be so licensed or qualified would not reasonably be expected to have a Material Adverse Effect), which jurisdictions are listed on Section 3.1 of the Disclosure Schedule.

3.2         Subsidiaries.  No Group Company has any Subsidiaries or holds any equity interests in any other Person (in each case, other than any other Group Company).  Section 3.2 of the Disclosure Schedule sets forth a complete and accurate organizational chart showing the ownership relationships between and among Holdco and all of the Group Companies.

3.3          Capitalization.

(a)         Section 3.3(a) of the Disclosure Schedule sets forth, with respect to each Group Company, as of the Closing Date, (i) the authorized equity interests, (ii) the issued and outstanding equity interests (iii) the names and holdings of all record and beneficial holders of each Group Company and (iv) the names and holdings of all record and beneficial holders of options, warrants or other convertible securities (if any).  All of the issued and outstanding equity interest of each Group Company has been duly authorized and validly issued and is fully paid and non-assessable and are owned free and clear of all Encumbrances (other than those arising under applicable securities Laws and with respect to each Group Company, other than Holdco, Permitted Encumbrances).  Except as set forth in Section 3.3(a) of the Disclosure Schedule, (A) there are no authorized or outstanding options, restricted units, restricted equity units, profits interests, phantom equity, performance-based equity interests, equity appreciation rights, warrants, calls, preemptive rights, subscriptions or other rights, agreements, arrangements or commitments of any character (whether or not conditional) relating to the equity interests of any Group Company or obligating any Group Company to issue or sell any equity interest in such Group Company, (B) there are no outstanding contractual obligations of any Group Company to repurchase, redeem or otherwise acquire any shares of capital stock or any other equity interest in such Group Company, or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person, (C) voting trusts, proxies or other agreements between or among any Group Company or any other Person with respect to the voting or transfer of any equity interests of any Group Company or (D) any bonds, debentures, notes or other Indebtedness of any Group Company having the right to vote or consent (or, convertible into, or exchangeable for, securities having the right to vote or consent) on any matters on which the equityholders of any Group Company may vote.

(b)         No Group Company has any Liabilities in respect of Indebtedness except as set forth on Section 3.3(b) of the Disclosure Schedule.  For each item of Indebtedness that will not be repaid on or prior to the Closing Date, Section 3.3(b) of the Disclosure Schedule correctly sets forth the debtor, the material Contracts governing the Indebtedness, the creditor, the principal amount of such Indebtedness as of January 31, 2021, the maturity date, and the collateral (if any) securing such Indebtedness.

3.4         No Conflict.  The execution, delivery and performance of this Agreement and the applicable Ancillary Agreements by the Sellers, the Sellers’ Representative and each Group Company (as applicable), and the consummation of the transactions contemplated hereby and thereby, do not and will not (a) violate, conflict with or result in the breach of any provision of the Governing Documents of the Group Companies; (b) conflict with or result in a breach or violation of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under any Law or Governmental Order applicable to the Group Companies, the Assets, the Business or the Company Intellectual Property; (c) except as set forth on Section 3.4 of the Disclosure Schedule, conflict with, result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of, or result in the creation of any Encumbrance on any of the Assets pursuant to, any Material Contract to which any Group Company is a party or by which any of the Assets are bound or affected; or (d) except for such filings as may be required under the HSR Act, require any consent, approval, authorization or other order of, action by, filing with or notification to, any Governmental Authority, or conflict with or result in a breach of any of the terms or requirements of, or give any Governmental Authority the right to revoke, withdraw, suspend, cancel, terminate or modify, any material Permit that is held by or on behalf of the Group Companies, excluding from the foregoing clauses (b), (c), and (d) any consent, approval, notice or filing the absence of which, and any violation, breach, or right of termination, cancellation, or acceleration the existence of which, would not reasonably be expected to be material to the Group Companies.  The Sellers have delivered or made available to the Purchaser accurate and complete copies of each Group Company’s Governing Documents.

3.5          Intentionally Deleted.

3.6          Financial Information; Books and Records; Bank Accounts.

(a)        Section 3.6(a) of the Disclosure Schedule sets forth true and complete copies of (i) the audited consolidated balance sheets of the Group Companies as of December 31, 2020, 2019 and 2018, and the related audited consolidated statements of income and comprehensive income, changes in stockholders’ or members’ equity and cash flows of the Group Companies for the years then ended, together with any related footnotes and schedules thereto and the report of the auditors thereon (collectively referred to herein as the “Annual Financial Statements”), and (ii) the respective unaudited balance sheets of the Group Companies as of January 31, 2021, and the related unaudited profit and loss statements of the of the Group Companies for the one-month period then ended (the “Interim Financial Statements” and, together with the Annual Financial Statements, the “Company Financial Statements”).  The Company Financial Statements (including the related notes) present fairly in all material respects the consolidated financial position of the Group Companies as of the dates thereof, and the results of their operations and their cash flows for the periods set forth therein, all in conformity with GAAP consistently applied during the periods involved, except as otherwise noted therein and subject, in the case of the Interim Financial Statements, to normal recurring year-end adjustments, the absence of notes and any other adjustments described therein (none of which are or will be material, individually or in the aggregate).  The Company Financial Statements are consistent with the books and records of the Group Companies (which, in turn, are complete and accurate in all material respects).

(b)       The Group Companies maintain and comply in all material respects with a system of accounting controls sufficient to provide reasonable assurances that transactions are recorded as necessary to permit preparation of financial statements in conformity in all material respects with GAAP consistently applied and to maintain accountability for items therein.  No Group Company has received written notice of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by any Group Company, (ii) any fraud that involves the Group Companies’ management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by the Group Companies or (iii) any claim or allegation regarding any of the foregoing.

(c)        No Group Company is a party to, or has any commitment to become a party to, any joint venture, partnership agreement or any similar contract (including any contract relating to any transaction, arrangement or relationship between or among such Group Company, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand such as any arrangement described in Section 303(a)(4) of Regulation S-K of the SEC) where the purpose or effect of such arrangement is to avoid disclosure of any material transaction involving such Group Company in the consolidated financial statements.

(d)         The minute books, corporate books and records, and financial, business and other records of the Group Companies, which have been made available to the Purchaser, are complete and correct in all material respects and have been maintained in accordance with sound business practices.

(e)        Set forth in Section 3.6(e) of the Disclosure Schedule is a complete and correct list of all banks of other financial institutions with which the Group Companies have an account, showing the type and account number of each such account, and the names of the persons authorized as signatories thereon or to act or deal in connection therewith.  No Person holds a power of attorney to act on behalf of a member of a Group Company.

3.7         Absence of Undisclosed Liabilities.  There are no Liabilities of the Group Companies except for (a) the Liabilities adequately accrued or fully reflected or reserved against within the Interim Financial Statements; (b) Liabilities consisting of executory obligations under Contracts; (c) current Liabilities incurred since the date of the Interim Financial Statements in the ordinary course of business, consistent with past practice (none of which results from, arises out of, or relates to any breach or violation of, or default under, a Contract or Law); (d) Liabilities that have been or will be discharged or paid in full prior to the Closing (including, without limitation, Liabilities incurred in connection with this Agreement, the Ancillary Agreements or the transactions contemplated hereby); (e) any Liabilities set forth on Section 3.7 of the Disclosure Schedule; and (f) any Liabilities which would not reasonably be expected to be material to the Group Companies.

3.8          Absence of Certain Facts or Events.  Except in connection with the transactions contemplated by this Agreement, or as set forth on Section 3.8 of the Disclosure Schedule, since December 31, 2020, the Group Companies have conducted the Business in the ordinary course of business consistent with past practice and there has not been with respect to the Group Companies or the Business (taken as a whole, except as provided below):

(a)          a Material Adverse Effect;

(b)         any damage, destruction or loss to the Assets or Business of the Group Companies, whether covered by insurance or not, involving losses or Assets valued in excess of $250,000;

(c)          any amendment to, termination of, or entering into any employment, consulting, severance or other agreements or any increase in the Compensation payable or to become payable by the Group Companies to any current or former employee, officer, director, or independent contractor whose annual base compensation or consulting fees equals or exceeds $150,000 or any material increase in the coverage or benefits promised or owed or payable or paid to any current or former employee, officer, director, or independent contractor under any bonus, insurance, pension or other Benefit Plan other than (i) that which is in the ordinary course of business or (ii) that which is imposed or required by Law or any Contract or Benefit Plan existing on the date hereof and disclosed on the Disclosure Schedules to this Agreement;

(d)         any adoption, implementation, termination, amendment, or modification of any Benefit Plan, except as required by Law or pursuant to the terms of an existing Benefit Plan that has been disclosed on Section 3.17(a) of the Disclosure Schedule;

(e)          any negotiation of, entering into, amendment to, or extension of any Contract with any Labor Union other than as required by Law;

(f)          any issuance, sale, transfer or disposition of equity interests of the Group Companies or options or rights to acquire equity interests of the Group Companies, any redemption or repurchase of outstanding equity interests of the Group Companies, any declaration, setting aside or payment of any dividend or distribution thereon (other than cash dividends or distributions), any recapitalization, reclassification, stock split or reverse stock split, any merger of the Group Companies with any Person, any purchase or other acquisition by the Group Companies of equity interests or other interest in any other Person, any purchase or other acquisition by the Group Companies of all or substantially all of the business or assets of any other Person, any transfer or sale of a substantial portion of the Business or the Assets to any Person or any agreement to take any such actions, except as contemplated by this Agreement;

(g)         any sale, assignment, pledge, encumbrance, modification or transfer of any contractual rights, claims or other Assets of the Group Companies valued at more than $250,000 in the aggregate, other than changes to purchase orders or in the ordinary course of business;

(h)          any capital expenditures or commitments of the Group Companies, taken as a whole, that are in the aggregate in excess of $250,000;

(i)        any proposals or adoptions of a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of any Group Company;

(j)          the incurrence of any Indebtedness or the creation of any Encumbrance (other than Permitted Encumbrances) on any property of the Group Companies except for (A) purchase money Indebtedness and Encumbrances securing such Indebtedness not to exceed $150,000, (B) Indebtedness to be satisfied at or prior to Closing and (C) Encumbrances to be released at or prior to Closing;

(k)         any distribution by Holdco to the Sellers other than tax distributions made in the ordinary course of business and disclosed on Section 3.8(k) of the Disclosure Schedule;

(l)          any failure to pay or perform any obligation of the Group Companies involving more than $150,000 as, when and to the extent due other than pursuant to a good faith defense or right of setoff;

(m)        any repayment, prepayment or other discharge or satisfaction of any Indebtedness or other material Liabilities, other than in the ordinary course, or waiver, cancellation or assignment of any claims or rights of substantial value other than in the ordinary course of business;

(n)          any amendment or termination of the Governing Documents of the Group Companies;

(o)          any loan to any Person (other than made in the ordinary course of business with respect to immaterial amounts) or purchase of debt securities of any Person;

(p)          any termination of a Material Contract to which any Group Company is a party;

(q)        except in the ordinary course of business consistent with past practice, any sale, assignment, transfer, lease, license, encumbrance, abandonment, disposal or permission to lapse of any of the Group Companies’ material Intellectual Property or disclosure of any of the Group Companies’ material trade secrets to a third party other than pursuant to a confidentiality agreement reasonably protecting the secrecy and confidentiality of such trade secrets;

(r)         any forgiveness or waiver of any material obligations or performance (past, present or future) owed to the Group Companies other than in the ordinary course of business;

(s)          any material change in any method of accounting or accounting policy or policy or procedure relating to financial reporting, internal controls, cash management, accounts receivable collection or accounts payable practices (including changes in depreciation or amortization policies or rates), or any change in the independent public accountants of the Group Companies except for any such change after the Effective Date required by reason of a concurrent change in or interpretation of GAAP;

(t)          any payment, discharge or settlement or consent to the settlement of, any material claims against the Group Companies or entrance into any consent decree in excess of $150,000;

(u)          any write-down of the value of any Asset or any write-off as uncollectible of any accounts or notes receivable of the Group Companies or any portion thereof, other than write-downs or write-offs that are reserved for on the consolidated balance sheets contained in the Company Financial Statements or which do not exceed $150,000 in the aggregate;

(v)         (i) any delay or postponement of the payment of any accounts payable or any other Liability or agreement, or (ii) negotiation with any party to extend the payment date of any accounts payable or other Liability, or (iii) acceleration of, or any discounting of any accounts receivable, other than in the case of the preceding clauses (i) and (ii) actions taken in the ordinary course of business consistent with past practice;

(w)         any change in the Group Companies’ accounting or Tax principles, methods, entity classification or policies; or

(x)       any agreement to do any of the things described in the proceeding clauses (other than negotiations regarding the transactions contemplated by this Agreement).

3.9         Litigation.  Except as set forth on Section 3.9 of the Disclosure Schedule, there is no, and during the last three (3) years there has not been any, material Action pending by or against the Group Companies or affecting any of the Assets, nor, to the Sellers’ Knowledge, threatened against any Group Company.  Except as set forth on Section 3.9 of the Disclosure Schedule, none of the Group Companies, the Business or the Assets is, or during the last three (3) years has been, subject to any Governmental Order, nor, to the Sellers’ Knowledge, are there any such Governmental Orders currently threatened to be imposed by any Governmental Authority.

3.10        Compliance with Laws; Material Permits.

(a)        During the last three (3) years, the Group Companies have been and have conducted the Business in compliance in all material respects with all Laws and Governmental Orders applicable to the Group Companies, the Assets and the Business, and, to the Sellers’ Knowledge, the Group Companies are not currently in violation in any material respect of any such applicable Law or Governmental Order.  During the last three (3) years, the Group Companies have not received any written or, to the Sellers’ Knowledge, oral notice alleging a violation of any applicable Law or Governmental Order by the Group Companies.

(b)          Section 3.10(b) of the Disclosure Schedule contains a complete and accurate list of all material Permits (including, without limitation, all construction, contractor or similar licenses) held by the Group Companies, which constitute all of the material Permits necessary to conduct the Business in the ordinary course as currently conducted.  With respect to each contractor or similar license, Section 3.10(b) of the Disclosure Schedule lists (at a minimum):  (i) the Group Company that holds such license, (ii) the Governmental Authority that issued such license, (iii) the effective and expiration date(s) of such license, (iv) the qualifying party(ies) for such license, and (v) any other material information relating thereto.  Except as set forth in Section 3.10(b) of the Disclosure Schedule, (w) all Permits listed on Section 3.10(b) of the Disclosure Schedule are in full force and effect, (x) no material violations are or have been recorded in respect of any thereof, (y) no Action is pending or, to the Sellers’ Knowledge, threatened, to revoke or limit any such Permits, and (z) to the Sellers’ Knowledge, the consummation of the transactions contemplated by this Agreement will not result in the non-renewal, revocation or termination of any Permit.

3.11        Environmental Matters and Safety Laws.  Except as set forth in Section 3.11 of the Disclosure Schedule:

(a)         the Group Companies are, and during the last five (5) years have been, in compliance in all material respects with all Environmental Laws, Environmental Permits and OSHA Laws applicable to their operations and use of the Owned Real Property and Leased Real Property;

(b)         no Group Company has generated, transported, treated, stored, or disposed of any Hazardous Materials, except in compliance in all material respects with all applicable Environmental Laws and Environmental Permits, and there has been no Release of any Hazardous Materials that requires reporting or remediation by any Group Company pursuant to any applicable Environmental Law or Environmental Permit;

(c)         there has been no Release of any Hazardous Material that requires reporting or remediation on any of the Owned Real Property or Leased Real Property (or on any property formerly leased, used or occupied by the Group Companies) during the period of the Group Companies’ lease, use or occupancy thereof;

(d)         to the Sellers’ Knowledge, there are currently no underground storage tanks, landfills, impoundments, currently or historically used for the storage or disposal of any Hazardous Materials on any Owned Real Property or Leased Real Property;

(e)        there are no Environmental Claims pending or, to the Sellers’ Knowledge, threatened against the Group Companies or the Owned Real Property or Leased Real Property and, to the Sellers’ Knowledge, there are no circumstances that would form the basis of any material Environmental Claim;

(f)         no Group Company is subject to any contractual indemnification obligations or successor liability obligations arising out of a prior merger, acquisition or divestiture, and there are no pending claims for indemnity related to any liability under Environmental Law;

(g)        the Sellers have delivered or made available to the Purchaser true and complete copies of all final material environmental reports including Phase I, Phase II, audits and compliance assessments and any material correspondence with any Governmental Authority or third party relating to any remediation or liability for corrective action or material non-compliance by any Group Company under Environmental Laws, in each case that are in the possession or control of the Group Companies;

(h)         no Group Company has received at any time during the last five (5) years, any written summons, citation, notice, directive, letter or other communication from any Governmental Authority or any other Person concerning any a violation of any OSHA Laws and, to the Sellers’ Knowledge, there exist no facts that would constitute a reasonable basis for a Governmental Authority to find such violation in any material respect; and

(i)         None of the Owned Real Property or Leased Real Property, nor any real property formerly owned, leased or operated by the Group Companies in connection with the Business at any time during the last five (5) years, is listed on, or has been proposed for listing on, the National Priorities List, CERCLIS, or any similar list published by any federal, state or local authority.

3.12        Material Contracts.

(a)       Section 3.12(a) of the Disclosure Schedule contains an accurate and complete list of the following currently effective Contracts (including all amendments and supplements thereto) to which a Group Company is a party or by which any Group Company, the Business, or any of the Assets are bound (the “Material Contracts”):

(i)          each Contract (excluding routine purchase orders issued or received in the ordinary course of business) with respect to sales, distribution, servicing or similar agreement for the sale by one or more Group Companies of goods or services that provides for payments to the Group Companies in excess of $500,000 for any 12-month period and is not terminable by the Group Companies upon notice of 60 days or less without penalty or other cost;

(ii)          each Contract (excluding routine purchase orders issued or received in the ordinary course of business) for the purchase by one or more Group Companies of goods or services, that provides for payments by the Group Companies in excess of $500,000 for any 12-month period and is not terminable by the Group Companies upon notice of 60 days or less without penalty or other cost;

(iii)         each Contract with directors, officers, employees, or independent contractors of a Group Company under the terms of which such Group Company is likely to pay base compensation or consulting fees equal to or more than $150,000 in any 12-month period;

(iv)         each Contract requiring (A) severance payments or benefits or (B) payments or benefits (including acceleration of vesting) in connection with (whether alone or in conjunction with another event) a change in control;

(v)          each Contract involving a sharing of profits, losses, costs or Liabilities by the Group Companies with any other Person, including any joint venture, partnership, alliance or similar agreement;

(vi)          each Contract containing non-competition, non-solicitation or other covenants or limitations that restrict the Group Companies’ conduct or business activity, or limit the freedom of the Group Companies to engage in any line of business with any Person and in any area, to compete with any Person, to solicit any employee, customer or other Person for business, employment or other purposes (excluding, for the avoidance of doubt, Contracts with employees or independent contractors of the Group Companies);

(vii)        each Contract under which any Group Company (A) grants any exclusive rights to make, sell or distribute any products or services, (B) undertakes an exclusive sale or purchase obligation in favor of any other Person, (C) grants “most favored nation” status to any other Person, or (D) contains “requirements” provisions or other provisions obligating a Group Company to purchase or obtain a minimum or specified amount of any product or service from any other Person;

(viii)        each Contract providing for the Group Companies’ lease of any Leased Real Property (whether as lessor or lessee);

(ix)          each Contract providing for the Group Companies’ lease or sublease (either as lessor or as lessee or sublessee) of equipment for payments or other consideration of more than $500,000 in any 12-month period;

(x)           each Contract that relates to Indebtedness (other than Indebtedness that will be repaid at or prior to the Closing) or creates or gives rise to any Encumbrance over or in respect of any Assets that will remain outstanding at Closing, including any Contract under which any other Person has guaranteed any Indebtedness of the Group Companies;

(xi)         each Contract that relates to any loan or advance made by a Group Company to any other Person (other than trade receivables), including any Contract whereby a Group Company has advanced or loaned any amount to any of its directors, officers, or employees or independent contractors;

(xii)         each Contract relating to the acquisition or disposition, outside of the ordinary course of business, of assets or securities having a book or fair market value in excess of $150,000 pursuant to which a Group Company continues to have Liabilities;

(xiii)       each Contract (excluding routine purchase orders issued or received in the ordinary course of business) with any of the Significant Customers or Significant Suppliers;

(xiv)        any warranty, guaranty or similar undertaking with respect to contractual performance extended by the Group Companies, other than in the ordinary course of business;

(xv)         each Company IP Agreement listed or required to be listed under Section 3.13(a)(i) of the Disclosure Schedule;

(xvi)        each collective bargaining or labor agreement or other Contract with any Labor Union;

(xvii)       each Contract with a Governmental Authority; and

(xviii)      any agreement to enter into any agreement of the type described in subsections (i) through (xvii) of this Section 3.12(a).

(b)          True and complete copies of all Material Contracts, together with all modifications, amendments and supplements thereto, have been made available to the Purchaser.

(c)         To the Sellers’ Knowledge, except as set forth in Section 3.12(c) of the Disclosure Schedule, each Material Contract is in full force and effect and is valid and Enforceable in accordance with its terms with respect to the Group Companies and each other party to such Material Contract.

(d)         The Group Companies are in material compliance with all applicable terms and requirements of each Material Contract and, to the Sellers’ Knowledge, there is no existing material default or material breach and no event has occurred which, with the giving of notice or the lapse of time or both, would constitute such a material default or material breach, by the Group Companies or, to the Sellers’ Knowledge, any third parties, as applicable under any Material Contract.

(e)         The Group Companies have not received any written notice that any party intends to terminate, cancel, or not renew any Material Contract.

3.13        Intellectual Property.

(a)          Section 3.13(a)(i) of the Disclosure Schedule sets forth a true and complete list of (i) all patents and patent applications, registrations and applications for trademarks, service marks and trade names, registered copyrights and copyright applications, domain names and social media accounts and handles, and other forms of registered Intellectual Property and applications therefore included in the Owned Intellectual Property (“Registered Intellectual Property”), (ii) all material unregistered common law trademarks, service marks, logos, slogans, taglines and other indicators of origin included in the Owned Intellectual Property, (iii) all Software included in the Owned Intellectual Property (“Company Software”), and (iv) all Company IP Agreements, other than those for widely available commercial off-the-shelf Software licensed pursuant to shrink-wrap or click-wrap licenses with total annual license, maintenance, support and other fees not in excess of $50,000 in the aggregate.

(b)         The Group Companies exclusively own all rights, title and interests in and to the Owned Intellectual Property free and clear of any Encumbrances other than Permitted Encumbrances.  Each item of Registered Intellectual Property is subsisting, valid and enforceable.  Neither the validity, enforceability or scope of, nor the Group Companies’ title to, any Owned Intellectual Property is currently being challenged, in whole or in part, in any (i) outstanding ruling or order by a Governmental Authority, or (ii) Action (including any opposition, cancellation, interferences, inter partes review, or re-examination), pending or threatened, to which any Group Company is a party.

(c)       There is no pending or, to the Sellers’ Knowledge, threatened Action contesting the validity, ownership or right of any Group Company to use or otherwise exercise any rights with respect to Company Intellectual Property, alleging that the conduct of the Business as currently conducted infringes, misappropriates, or violates any Intellectual Property right of any third party, or seeking that a Group Company indemnify, defend or hold harmless any third party with respect to an Intellectual Property rights-related matter, nor is there, to the Sellers’ Knowledge, any reasonable basis for any such claim.  Except as set forth on Section 3.13(c) of the Disclosure Schedule, the Group Companies and their conduct of the Business have not, nor has the use of the Company Intellectual Property or any of their respective products or services,  infringed or misappropriated, or violated any Intellectual Property right of any third party, and no Group Company has received any written or, to the Sellers’ Knowledge, oral notice alleging any such infringement, misappropriation or violation since December 31, 2017 (including any invitation to license or request or demand to refrain from using any Intellectual Property of any third party or other Person).  Except as set forth on Section 3.13(c) of the Disclosure Schedule, to the Sellers’ Knowledge, no Person has infringed, misappropriated or violated any of the Owned Intellectual Property, and no Group Company has sent any notice alleging any such infringement, misappropriation or violation during the last three (3) years.

(d)         The Group Companies solely own, are licensed to use or otherwise have a valid and enforceable right to use all Company Intellectual Property, free and clear of any Encumbrances other than Permitted Encumbrances.  The Company Intellectual Property constitutes all Intellectual Property used in or necessary for the conduct of the Business as currently conducted, and the Company Intellectual Property or any rights therein shall not be materially altered or adversely affected by the execution and delivery of this Agreement or the consummation of the transactions contemplated by this Agreement or any of the Ancillary Agreements, the foregoing clause not constituting a representation of non-infringement.  The Group Companies will continue to own, license or have the rights to use such the Company Intellectual Property immediately following the Closing to the same extent as prior to the Closing.

(e)          None of the Licensed Intellectual Property is subject to any provision under applicable Company IP Agreements that would prevent, inhibit, encumber or otherwise restrict the Group Companies’ rights to use any such Licensed Intellectual Property as currently used in the conduct of the Business or require any additional fee upon, or as a result of, the consummation of the transactions contemplated by this Agreement or any of the Ancillary Agreements, including in relation to the Closing.

(f)        The Group Companies’ processing of any Personal Data subject to a privacy obligation under applicable Law and/or Proprietary Information is, and during the last three (3) years has been, in compliance with all Laws and Contracts (including privacy policies and terms of use) applicable to the Group Companies.  The Group Companies have implemented and maintained an information security and training program that is comprised of reasonable and appropriate organizational, physical, administrative, and technical safeguards designed to protect the security, confidentiality, integrity and availability of the IT Systems and all such Personal Data and/or Proprietary Information it processes that are consistent with all Laws and Contracts applicable to the Group Companies.

(g)         The Group Companies maintain sufficient measures and practices to protect the confidentiality, secrecy and proprietary nature of any and all Proprietary Information disclosed to, owned by or possessed by the Group Companies.  None of the Proprietary Information disclosed to, owned by or possessed by the Group Companies have been disclosed other than to employees, representatives, agents or independent contractors of the Group Companies, or to Persons in the ordinary conducting of the Business, all of whom are bound by written confidentiality agreements, and there has been no actual or, to the Sellers’ Knowledge, alleged violation of such agreements with respect to any confidential information or trade secret of the Group Companies.

(h)         All invention, creation, formulation, development, design and modification of the Intellectual Property created by or on behalf of the Group Companies was undertaken by either (i) current or former employees of the Group Companies within the scope of their employment by the Group Companies and assigned under Company IP Agreements to the applicable Group Companies or (ii) current or former independent contractors of the Group Companies within the scope of their engagement with the Group Companies pursuant to an executed enforceable Company IP Agreement that assigns to the Group Companies all of such Person’s respective rights relating to such Intellectual Property.

(i)         The Group Companies lawfully own, lease or license all IT Systems and will continue to have such rights immediately after the Closing.  The IT Systems (i) are sufficient in all material respects for the current and contemplated operations and needs of the Business, including as to capacity, scalability and ability to process current and anticipated peak volumes in a timely manner; (ii) operate properly without any material defect, malfunction, unavailability or error; (iii) are reasonably secure against unauthorized access, intrusion, tampering, impairment, disruption, computer virus or malfunction; and (iv) to the Sellers’ Knowledge, have not been breached and do not and have not contained any “back door,” “time bomb,” “Trojan horse,” “worm,” “drop dead device,” “virus,” malware or other Software routines or components intentionally designed to permit unauthorized access to, maliciously disable, maliciously encrypt or erase Software, hardware, or data.

(j)          The Group Companies maintain sufficient backup and data recovery, disaster recovery and business continuity plans.

(k)       None of the Group Companies’ IT Systems or any product or service of the Group Companies are subject to any Company IP Agreement or other Contractual obligation that requires the Group Companies  to divulge to any Person any source code or trade secret that is part of such IT Systems, products or services, including any source code escrow agreements.  None of the Owned Intellectual Property is used, distributed or made available in an escrow agreement or otherwise in  a manner that would (i) require any portion of the Owned Intellectual Property to be disclosed, delivered distributed, licensed or otherwise made available in source code form, (ii) limit the Group Companies’ freedom to seek full compensation in connection with the marketing, licensing or distribution of any of the products or services of the Group Companies, or (iii) allow a third party to decompile, disassemble or otherwise reverse engineer any Owned Intellectual Property.

3.14        Real Property.

(a)         Section 3.14(a) of the Disclosure Schedule lists each parcel of Owned Real Property currently owned by the Group Companies.  With respect to all such Owned Real Property, (i) the applicable Group Company holding title thereto has good and marketable fee simple title, free and clear of all Encumbrances (except for Permitted Encumbrances), (ii) the Group Companies have not leased or otherwise granted to any Person the right to use or occupy such Owned Real Property or any portion thereof, and (iii) there are no unrecorded outstanding options, rights of first offer or rights of first refusal to purchase such Owned Real Property or any portion thereof or interest therein.  Except as set forth on Section 3.14(a) of the Disclosure Schedule, the Group Companies do not own, and have not owned within the last five (5) years, any real property.

(b)         Section 3.14(b) of the Disclosure Schedule lists:  (i) each lease and any amendments or modifications thereto relating to the Leased Real Property, true and complete copies of which have been delivered or made available to the Purchaser, (ii) the street address of each parcel of Leased Real Property, and (iii) the identity of the lessor, lessee and current occupant (if different from lessee) of each such parcel of Leased Real Property.  The Group Companies have a valid and Enforceable leasehold interest under each lease relating to Leased Real Property, and each lease is in full force and effect and constitutes a valid and binding obligation of the Group Companies, Enforceable against the Group Companies in accordance with its terms.  The Group Companies are in peaceful and undisturbed possession of each parcel of Leased Real Property and, to the Sellers’ Knowledge, there are no contractual or legal restrictions that preclude or restrict the Group Companies’ ability to use any Leased Real Property for the purposes for which such Leased Real Property is currently being used.  The Group Companies have not leased or subleased any parcel or any portion of any parcel of Leased Real Property to any other Person and, to the Sellers’ Knowledge, no other Person has any rights to the use, occupancy or enjoyment thereof pursuant to any lease, sublease, license, occupancy or other agreement listed in Section 3.14(b) of the Disclosure Schedule.  There are no condemnation proceedings or eminent domain proceedings of any kind pending or, to the Sellers’ Knowledge, threatened with respect to the Leased Real Property, and the Group Companies have not received written notice of any such proceedings.

3.15       Assets.  Except for any Permitted Encumbrance or any Encumbrance listed on Section 3.15 of the Disclosure Schedule, the Group Companies hold good and marketable title and interest in and to, or a valid leasehold interest in, all of the Assets, free and clear of any Encumbrance.  All of the Assets that are tangible assets of any kind or description are in good operating condition and repair, ordinary wear and tear excepted.  The Assets constitute all of the assets, properties and rights owned, used or held for use in connection with the Business.  No Seller nor any of the Sellers’ Affiliates own or lease any assets, properties or rights used or held for use in connection with the Business or that are otherwise related to the Business.

3.16        Employees and Labor.

(a)       Except as set forth on Section 3.16(a) of the Disclosure Schedule, and except for employees whose terms and conditions of employment are governed by collective bargaining agreement or other Contract with any Labor Union, the employment of each current employee of the Group Companies (whether or not under any employment Contract) can be terminated by the Group Companies without notice or cause, severance, penalty or premium, other than payment of accrued salaries, wages and bonuses or commissions, if any.

(b)         Section 3.16(b) of the Disclosure Schedule sets forth, with respect to each employee of the Group Companies as of February 19, 2021, such employee’s (i) name, (ii) job title or position, (iii) location, (iv) date of hire, (v) whether such Employee is full-time, part-time or temporary, (vi) whether such Person is treated by the Group Companies as exempt or non-exempt from minimum wage or overtime pay requirements, (vii) base salary or hourly rate of base salary, (viii) annual bonus or other incentive compensation opportunity, (ix) employing entity and (x) union membership (the “Employee Census Report”).  Section 3.16(b) of the Disclosure Schedule also lists, as of February 19, 2021, each such employee who is not actively at work for any reason other than vacation, and the reason for such absence, and the expected date of return to work.  To the Sellers’ Knowledge, no executive employee of the Group Companies has given written notice of termination of employment or otherwise disclosed plans in writing to terminate employment with the Group Companies within the 12-month period following the Effective Date.  Other than as listed on Section 3.16(b) of the Disclosure Schedule, no executive employee of the Group Companies is employed under a non-immigrant work visa or other work authorization that is limited in duration.  To the Sellers’ Knowledge, no employee is party to a Contract (other than a Contract with any Group Company) that prohibits or restricts such Employee’s employment with or performance of duties for the Group Companies.

(c)          Except as set forth on Section 3.16(c) of the Disclosure Schedule, no Group Company is, nor has it been for during the last three (3) years, a party to, signatory to, or otherwise bound by any collective bargaining agreement or other Contract with any Labor Union applicable to employees of such Group Company, and no employee of any Group Company is represented by a Labor Union.  During the last three (3) years, (i) to the Sellers’ Knowledge, there have been no organizational campaigns or other unionization activities pending or threatened by two or more employees or by, or on behalf of, any Labor Union to organize any employees of the Group Companies; (ii) no petition has been filed or proceedings instituted by any employee or group of employees of the Group Companies with any labor relations board seeking representation by a Labor Union or recognition of a collective bargaining unit; and (iii) no demand for recognition of any bargaining representative of employees of the Group Companies has been made by any Person or Labor Union purporting to represent two (2) or more employees.  During the last three (3) years, there have been (y) no strikes, slowdowns, work stoppages, lockouts, picketing or other material labor disputes pending or, to the Sellers’ Knowledge, threatened between a Group Company, on the one hand, and any of the current or former employees or independent contractors of the Group Company, on the other hand, and (z) no unfair labor practice complaint pending or, to the Sellers’ Knowledge, threatened before the National Labor Relations Board or any other federal, state or local government (and all agencies thereof) with respect to any employee of the Group Companies.

(d)         Except as set forth on Section 3.16(d) of the Disclosure Schedule, the Group Companies have during the last three (3) years complied in all material respects with all applicable Laws pertaining to employment, wages, hours of work, equal opportunity, harassment, immigration, disability, affirmative action, leaves of absence, rest periods, meal breaks, paid sick leaves, workers’ compensation, unemployment insurance, occupational safety and health, the collection and payment of withholding and/or social contribution Taxes and similar Taxes, and plant closings, mass layoffs and relocations, including wages and hours, classification and compensation of employees and independent contractors, and termination of employment of its employees.

(e)         Except as set forth on Section 3.16(e) of the Disclosure Schedule, the Group Companies are not, and during the last three (3) years have not been, involved in or, to the Sellers’ Knowledge, threatened with any material Actions relating to labor or employment matters (i) bought against the Group Companies by or on behalf of any current or former applicant, employee, or independent contractor of the Group Companies, or (ii) by or before any Governmental Authority with respect to any current or former applicant, employee, or independent contractor of the Group Companies.  There is no pending, or to the Sellers’ Knowledge, threatened, and during the last three (3) years there has not been any (w) action, suit, claim, proceeding or investigation, (x) act or allegation, or (y) settlement or similar out-of-court or pre-litigation arrangement, in each case relating to alleged sex-based discrimination, sexual harassment, sexual assaults or sexual misconduct involving any officer, director or independent contractor of the Group Companies in relation to their work for the Group Companies.

(f)        The Group Companies have not furloughed, placed on leave (other than as required by Law), terminated the employment of, materially reduced the working hours of, materially reduced the compensation or benefits of, or materially modified the working schedule of any of its employees, in each case for any reason relating to COVID-19.  The Group Companies have complied in all material respects with all Laws, and have made commercially reasonable efforts to comply in all material respects with all applicable guidance published by a Governmental Authority, in each case concerning workplace and employee health and safety practices relating to COVID-19.

3.17        Employee Benefit Matters.

(a)        Section 3.17(a) of the Disclosure Schedule sets forth a true and complete list of each (i) “employee benefit plan” (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended, (“ERISA”), whether or not subject to ERISA) and (ii) each other profit-sharing, deferred compensation, bonus, stock option, stock purchase, equity or equity-based, incentive, commission, employment, consulting, independent contractor, severance, change-of-control, retention, paid time off, holiday pay, pension, retirement, medical, welfare, fringe and other compensation or benefit plan, program, policy, agreement, contract or arrangement (whether written or unwritten), in either case, maintained, contributed to, or required to be contributed to, by the Group Companies for the benefit of any current or former employee, director, officer or independent contractor of the Group Companies (and/or their beneficiaries) or with respect to which the Group Companies has or would reasonably be expected to have any Liability (contingent or otherwise) (collectively, “Benefit Plans”).  Section 3.17(a) of the Disclosure Schedule separately identifies the plan sponsor of each Benefit Plan.

(b)        As applicable with respect to each Benefit Plan, the Sellers have delivered or made available to the Purchaser true and complete copies of the following (i) where the Benefit Plan has been reduced to writing, the plan document (together with all amendments thereto) and the summary plan description (together with all summary of material modifications thereto), and in the case where the Benefit Plan has not been reduced to writing, a written description of all material terms thereof, (ii) any trust agreement, insurance contract or other funding agreement, (iii) any administrative services, recordkeeping, investment advisory, investment management or other service agreement, (iv) the last three (3) most recently filed annual reports on Form 5500 and all schedules and attachments thereto, (v) the most recent IRS determination, opinion or advisory letter and any pending application for an IRS determination letter and any correspondence with the IRS related thereto, (vi) the last three (3) most recent summary annual reports, actuarial reports, financial statements and non-discrimination testing results and (vii) all material correspondence (including any applications or submissions under any voluntary correction programs) with any Governmental Authority relating to such plan within the last three (3) years.

(c)          Except as set forth on Section 3.17(c) of the Disclosure Schedule, each Benefit Plan is and has been operated and administered in all material respects in compliance with its terms and all applicable Laws.  With respect to each Benefit Plan intended to be tax-qualified under Section 401(a) of the Code, each such Benefit Plan has a current favorable IRS determination letter (or, in the case of a pre-approved plan, a current IRS opinion or advisory letter on which it can rely) as to its tax-qualified status under the Code and, to the Sellers’ Knowledge, nothing has occurred since the date of such favorable determination (or opinion or advisory) letter which would reasonably be expected to adversely affect the qualified status of such plan or result in material Liability to the Group Companies.  Except as set forth on Section 3.17(c) of the Disclosure Schedule, no Benefit Plan is subject to the laws of a jurisdiction outside of the United States.

(d)        All benefits, contributions and premiums required by and due under the terms of each Benefit Plan or applicable Law have been timely paid or properly accrued in accordance with the terms of such Benefit Plan, the terms of all applicable Laws and GAAP.  With respect to any Benefit Plan, no event has occurred that has resulted in or, to the Sellers’ Knowledge, is reasonably expected to result in any Taxes, fines, interest payments, penalties, or other Liabilities with respect to any Benefit Plan under any applicable Law including the Code and ERISA, and, to the Sellers’ Knowledge, no condition exists with respect to any Benefit Plan that could subject the Group Companies to any material Taxes, fines, interest payments, penalties or Liabilities.  Each Benefit Plan may be modified or terminated, in whole or in part, by the Group Companies without Liability (other than standard administrative expenses incurred for such modification or termination).

(e)        No Benefit Plan provides health, life insurance or other welfare benefits to retired or other terminated employees, officers, independent contractors, or directors of the Group Companies (or any spouse, beneficiary or dependent thereof), or to any other Person, other than “COBRA” continuation coverage required by Section 4980B of the Code or Sections 601-608 of ERISA or similar state Law at the participant’s sole cost.

(f)          To the Sellers’ Knowledge, no “prohibited transactions” (as defined in Section 4975(c)(1) of the Code) or breaches of fiduciary duty of the Sellers, the Group Companies, or any director, officer or employee of the Group Companies, have occurred with respect to any of the Benefit Plans.

(g)         There are no Actions (other than routine claims for benefits), either currently in progress, or, to the Sellers’ Knowledge, threatened or expected to be instituted in the future, relating to (i) any Benefit Plan, or (ii) any “fiduciary” of such plan (within the meaning of Section 3(21)(A) of ERISA) brought on behalf of any participant, beneficiary or fiduciary thereunder, or by any Governmental Authority and, to the Sellers’ Knowledge, no fact or event exists that would reasonably be expected to give rise to any such Action.  No Benefit Plan is currently or, within the past three (3) years has been, under investigation or audit by any Governmental Authority and, to the Sellers’ Knowledge, no such investigation or audit is contemplated or under consideration.  No Benefit Plan is, or within the past three (3) years has been, the subject of an application or filing under, or a participant in, a government-sponsored amnesty, voluntary compliance, self-correction or similar program.

(h)        Except as set forth in Section 3.17(h) of the Disclosure Schedule, neither the Group Companies, their Affiliates nor any ERISA Affiliate has within the past six (6) years sponsored, maintained, contributed to or been required to contribute to, or has any liability in respect of any Benefit Plan that is or was (i) subject to Title IV of ERISA or Section 302 of ERISA or Section 412 of the Code, (ii) a “multiemployer plan,” as defined in Section 3(37) of ERISA, (iii) a “multiple employer plan,” as defined in Section 210(a) of ERISA or Section 413 of the Code, (iv) a “voluntary employees’ beneficiary association,” as defined in Section 501(c)(9) of the Code, or (v) a “multiple employer welfare arrangement,” as defined in Section 3(40) of ERISA.

(i)          Except as set forth in Section 3.17(i) of the Disclosure Schedule, neither the execution of this Agreement nor the consummation of the transactions contemplated by this Agreement will (either alone or in combination with another event):  (i) increase the amount of compensation or benefits otherwise payable under any Benefit Plan; (ii) result in the acceleration of the time of payment, exercisability, funding or vesting of any compensation or benefits due to, or result in the forgiveness of any indebtedness owed by, any Person or entity (or any beneficiary or permitted transferee of the foregoing) or result in any Liability to any current or former director, officer, employee or independent contractor of the Group Companies; (iii) result in any compensatory payment or benefits (whether severance pay or otherwise) becoming due to, or with respect to, any current or former director, officer, employee or independent contractor of the Group Companies; (iv) directly or indirectly cause the Group Companies or any of its Affiliates to set aside any assets to fund any benefit under any Benefit Plan, or (v) limit or restrict the ability of the Purchaser, the plan sponsor or the Group Companies or any of its Affiliates, as applicable, to merge, amend or terminate any of the Benefit Plans.  Neither the execution of this Agreement nor the consummation of the transactions contemplated by this Agreement will (either alone or in combination with another event) result in the payment of any “excess parachute payment” within the meaning of Section 280G of the Code or in the imposition of an excise Tax under Section 4999 of the Code.

(j)          Each “nonqualified deferred compensation plan” under which any Group Company makes, is obligated to make or promises to make, payments subject to Section 409A of the Code, if any, has since the inception of such plan been operated in compliance with Section 409A of the Code, in all material respects, and the applicable Regulations and IRS guidance thereunder and the document or documents that evidence each such plan have, since the inception of such Group Company, conformed to the provisions of Section 409A of the Code and the Regulations thereunder in all material respects.  No payment pursuant to any arrangement between any Group Company and any “service provider” (as such term is defined in Section 409A of the Code and the Regulations thereunder) would reasonably be expected to subject any Person to a Tax pursuant to Section 409A of the Code, whether pursuant to the consummation of the transactions contemplated by this Agreement or otherwise.  No Benefit Plan or other Contract provides a gross-up or other indemnification for any Taxes that may be imposed for failure to comply with the requirements of Section 409A of the Code.

(k)         Each Benefit Plan that constitutes a “group health plan” has been operated and administered in compliance in all material respects with the applicable provisions of the Patient Protection and Affordable Care Act of 2010, as amended, and the Health Care and Education Reconciliation Act of 2010, as amended (the “Affordable Care Act”) and the applicable regulations and guidance thereunder.  No Group Company nor any ERISA Affiliate owes any Taxes imposed by Section 4980H of the Code, and no Group Company has incurred, and, to the Sellers’ Knowledge, no condition exists with respect to any Benefit Plan that would reasonably be expected to subject any Group Company (or any ERISA Affiliate) to, any material Tax, fine, interest or penalty or other Liability imposed by the Affordable Care Act.

(l)          No Group Company, any of its Affiliates, nor any of its ERISA Affiliates have, nor could they reasonably be expected to have, any material Losses for Taxes under Sections 4975 through 4980 or Sections 4980A through 4980H of the Code.

3.18        Taxes.  Except as set forth on Section 3.18 of the Disclosure Schedule:

(a)        (i) All Tax Returns required to be filed by the Group Companies have been timely filed (taking into account extensions that were timely and properly obtained under applicable procedure); (ii) all such Tax Returns were true, correct and complete in all respects and were prepared in compliance with applicable Laws and regulations; and (iii) no adjustment relating to such Tax Returns (or resulting from any Group Company’s failure to file a Tax Return) has been or is pending or proposed in writing or, to the Sellers’ Knowledge, proposed or threatened informally by any Taxing Authority;

(b)          there are no Tax-related Encumbrances upon any assets of the Group Companies, other than Encumbrances for Taxes not yet due and payable;

(c)          all Taxes due and owing by the Group Companies have been timely and fully paid (whether or not shown on a Tax Return);

(d)        none of the Group Companies (i) is a party to or bound by any Tax allocation, sharing or indemnity Contract  (other than any ordinary course Contracts that do not primarily relate to Taxes), (ii) is a party to or bound by any closing agreement (pursuant to Section 7121 of the Code or any similar provision of U.S. state or local or non-U.S. Law) or other Contract relating to Taxes with any Taxing Authority, (iii) has executed any power of attorney with respect to any Tax or Tax Returns, other than powers of attorney that are no longer in effect, or (iv) has received a ruling from any Taxing Authority;

(e)          none of the Group Companies is the beneficiary of any extension of time within which to file any Tax Return;

(f)          each of the Group Companies has (i) properly and timely withheld, collected and deposited all Taxes that are required to be withheld, collected and deposited under applicable Law, and (ii) complied with all related reporting and recordkeeping requirements in all material respects;

(g)        each of the Group Companies, other than Holdco (which is treated as a partnership) and U.S. Construction Services, Inc. and its Subsidiaries (which are treated as corporations), was properly treated and qualified as a “disregarded entity” for federal and state income Tax purposes from the time of its organization through the Closing Date;

(h)         there is no audit, examination, Action or other proceeding currently pending or, to the Sellers’ Knowledge, threatened with respect to any Group Company in respect of any Tax or Tax Return, and no written notice of such an audit, examination, Action or other proceeding has been received by any Group Company;

(i)          no claim has been made by any Taxing Authority in a jurisdiction where any Group Company does not file Tax Returns that such Person is, or may be, subject to taxation by, or required to file any Tax Return in, that jurisdiction;

(j)          there are no outstanding agreements extending or waiving the statutory period of limitation applicable to any potential adjustment to any Tax item or any claim or Action for the collection or assessment or reassessment of Taxes due from any Group Company for any taxable period, and no request for any such extension or waiver is currently pending;

(k)        none of the Group Companies has been a party to any “listed transaction” as defined in Regulations Section 1.6011-4(b) (or any similar provisions of state, local or foreign Law);

(l)         since December 31, 2019, the Group Companies have not (i) made any new Tax election or modified or revoked any existing Tax election, (ii) entered into Tax indemnity, sharing or allocation Contract, (iii) surrendered any right to claim a refund, offset or other reduction of Taxes, (iv) consented to any extension or waiver of the limitations period applicable to any Tax claim, assessment or Action relating to any Group Company, (v) settled or compromised any Tax claims or Actions, (vi) filed any amended Tax Return or claim for a Tax refund, (vii) changed any Tax accounting period, or (viii) adopted, elected or changed any method of accounting or method of reporting income or deductions for Tax purposes;

(m)         the unpaid Taxes of the Group Companies (i) did not as of the date of the Interim Financial Statements exceed the Liability for Taxes (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the balance sheet included within the Interim Financial Statements, and (ii) will not, as of the end of the Closing Date, exceed the amount of Taxes included in Actual Closing Date Indebtedness as finally determined pursuant to Section 2.2;

(n)         none of the Group Companies (i) is or has ever been a member of an affiliated group (within the meaning of Section 1504(a) of the Code) or consolidated, combined, affiliated, unitary or similar group defined under any provision of U.S. state or local or non-U.S. Law for purposes of Taxes or Tax Returns for any taxable period, or (ii) has any liability for the Taxes of any other Person (other than another Group Company) under Regulation Section 1.1502-6 (or any similar provision of any U.S. state or local or non-U.S. Law), as a transferee or successor, by agreement or otherwise;

(o)         each of the Group Companies has made all Tax and other distributions which are or may be required by its Governing Documents, any Contract or otherwise;

(p)         none of the Group Companies has (i) made any election to defer any payroll Taxes or received or requested any Employee Retention Tax Credit (including by (x) accessing any U.S. federal employment Taxes, (y) claiming such credit on any IRS Form 941, or (z) requesting an advance of such credit by filing any IRS Form 7200), in each case, under the CARES Act, or (ii) deferred any “Applicable Taxes” (as defined in IRS Notice 2020-65) pursuant to IRS Notice 2020-65; and

(q)         each Group Company has timely collected and paid all sales and use Taxes that such Group Company was required to collect or pay, and is registered for this purpose in every location where such Group Company was required to be so registered under applicable Law and is otherwise in compliance in all material respects with all applicable Laws in such regard.  The Group Companies have maintained complete and accurate records, including all applicable exemption, resale or other certificates, of (i) all sales to purchasers claiming to be exempt from sale and use Taxes based on the exempt status of the purchaser, and (ii) all other sales for which sales Tax or use Tax was not collected by the Group Companies and as to which the Group Companies were required to receive and retain resale certificates or other certificates relating to the exempt nature of the sale or use or non-applicability of the sale and use Taxes.

3.19      Insurance.  Section 3.19 of the Disclosure Schedule sets forth a true and complete list of all current policies or binders of fire, liability, product liability, umbrella liability, real and personal property, workers’ compensation, vehicular, directors’ and officers’ liability, fiduciary liability and other casualty and property insurance maintained by the Group Companies and relating to the Assets, Business, operations, employees, officers and directors of the Group Companies (collectively, the “Insurance Policies”) and true and complete copies of such Insurance Policies have been made available to the Purchaser.  Such Insurance Policies are valid and binding in accordance with their terms and in full force and effect, and shall remain in full force and effect immediately following the consummation of the transactions contemplated by this Agreement, subject to any action taken by the Purchaser.  Neither the Sellers nor any of their Affiliates (including any Group Company) has received any written notice of cancellation of, premium increase with respect to, or alteration of coverage under, any of such Insurance Policies in the last three (3) years.  All premiums due on such Insurance Policies have either been paid or, if due and payable prior to the Closing, will be paid prior to the Closing in accordance with the payment terms of each Insurance Policy.  Except as set forth on Section 3.19 of the Disclosure Schedule, there are no claims related to the Business of the Group Companies pending under any such Insurance Policies as to which coverage has been questioned, denied or disputed or in respect of which there is an outstanding reservation of rights.  None of the Sellers or any of their Affiliates (including any Group Company) is in default under, or has otherwise failed to comply with, in any material respect, any provision contained in any such Insurance Policy.  The Insurance Policies are sufficient for compliance with all applicable Laws and Contracts to which any Group Company is a party or by which it is bound.

3.20       Customers and Suppliers.  Set forth on Section 3.20 of the Disclosure Schedule are the 10 largest customers (the “Significant Customers”) and the 10 largest suppliers (the “Significant Suppliers”) of the Group Companies (in each case, determined based on sales to such customers and purchases from such suppliers for the 12-month periods ended December 31, 2019 and 2020).  Except as set forth on Section 3.20 of the Disclosure Schedule, since January 1, 2021, no Significant Customer or Significant Supplier has terminated or provided written or, to the Sellers’ Knowledge, oral notice of its intention to terminate its relationship with any Group Company or materially reduced or changed the terms of its business with any Group Company and, to the Sellers’ Knowledge, no Significant Customer or Significant Supplier intends to terminate or materially reduce or change the terms of its business with any Group Company.  The Group Companies have performed in all material respects all obligations required to be performed by them to date under each Contract with such Significant Customer or Significant Supplier.

3.21      Accounts Receivable.  The accounts receivable reflected on the balance sheet(s) included in the Interim Financial Statements and the accounts receivable arising after the date thereof (a) have arisen from bona fide transactions entered into by the Group Companies involving the sale of goods or the rendering of services in the ordinary course of business consistent with past practice; and (b) constitute only valid, undisputed claims of the Group Companies not subject to claims of set-off or other defenses or counterclaims other than normal cash discounts accrued in the ordinary course of business consistent with past practice.  The reserve for bad debts shown on the balance sheet(s) included in the Interim Financial Statements or, with respect to accounts receivable arising after the date of the Interim Financial Statements, on the accounting records of the Group Companies have been determined in accordance with GAAP, consistently applied, subject to normal year-end adjustments and the absence of disclosures normally made in footnotes.

3.22       Affiliate Transactions.  Except as set forth on Section 3.22 of the Disclosure Schedule, neither the Sellers nor any director, officer or Affiliate of the Group Companies or, to the Sellers’ Knowledge, any individual in such director’s or officer’s immediate family is, or has been within the three (3) years preceding the Effective Date, a party to any Contract (other than employment Contracts that have been provided to the Purchaser) with the Group Companies or has any interest in any material property used by the Group Companies in connection with the operation of the Business (each such arrangement, a “Related Party Contract”).

3.23        Product and Service Warranties; Products Liability.

(a)         There is no pending or, to the Sellers’ Knowledge, threatened claim alleging any breach of any warranty or guaranty as to Products sold, delivered or provided by any Group Company.

(b)       Each Product sold, delivered or provided by, or on behalf of, the Group Companies within the last three (3) years has been in conformity in all material respects with all product specifications and all express and implied warranties.  Each Product is, and at all relevant times has been, fit for ordinary purposes for which it is intended to be used.  There is no material design defect with respect to any Product.  In the last three (3) years, there have been no recalls (whether voluntary or compulsory) of any Products sold, distributed, leased, delivered or provided by, or on behalf of, the Group Companies.  No Group Company has any plans to initiate a voluntary product recall.

3.24        Anti-Corruption; Anti-Money Laundering.

(a)         None of the Sellers or the Group Companies, nor, to the Sellers’ Knowledge, any director, manager, officer, employee or other Person associated with or acting on behalf of the Sellers or the Group Companies, has directly or indirectly (i) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any Person, private or public, regardless of form, whether in money, property or services, or (ii) established or maintained any fund or asset with respect to the Group Companies that has not been recorded in the books and records of the Group Companies.

(b)         The Group Companies have been at all times and are currently in compliance with all Anti-Corruption and Anti-Money Laundering Laws applicable to the Group Companies and the Business.

3.25       Brokers.  Neither the Sellers nor the Group Companies have Liability of any kind to any broker, finder, investment banker or financial advisor in connection with the transactions contemplated by this Agreement.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF THE SELLERS
WITH RESPECT TO CERTAIN OTHER MATTERS

The Sellers further (on a several and not joint basis) represent and warrant to the Purchaser as of the date hereof as follows (except, in each case, to the extent that any representation or warranty is expressly made as of another date, in which case, as of such date):

4.1          Organization and Authority; Execution; Enforceability.

(a)         Atlas Banker Holdings is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all necessary power and authority to enter into this Agreement and the Ancillary Agreements to which it is a party, to carry out its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby.  Banker Family Trust is a trust duly organized and validly existing under the laws of the Commonwealth of Virginia and has all necessary power and authority to enter into this Agreement and the Ancillary Agreements to which it is a party, to carry out its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby.  The execution and delivery by each of Atlas Banker Holdings and Banker Family Trust of this Agreement and the Ancillary Agreements to which they are a party, the performance by each of Atlas Banker Holdings and Banker Family Trust of their obligations hereunder and thereunder, and the consummation by each of Atlas Banker Holdings  and Banker Family Trust of the transactions contemplated hereby and thereby have been duly authorized by all requisite action on the part of each of Atlas Banker Holdings and Banker Family Trust.  This Agreement has been, and upon their execution the Ancillary Agreements to which each of Atlas Banker Holdings and Banker Family Trust is a party shall have been, duly executed and delivered by each Seller, and (assuming due authorization, execution and delivery by the Purchaser, the other Sellers, the Sellers’ Representative and the other party(ies) thereto) this Agreement constitutes, and upon their execution the Ancillary Agreements to which each Seller is a party shall constitute, legal, valid and binding obligations of each Seller, Enforceable against each Seller in accordance with their respective terms.

(b)         Each Seller and the Sellers’ Representative has all legal right and capacity to enter into this Agreement and the Ancillary Agreements to which it is a party, to carry out such Person’s obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby.  The execution and delivery of this Agreement and the applicable Ancillary Agreements by the Sellers and the Sellers’ Representative, the performance by the Sellers and the Sellers’ Representative of their obligations hereunder and thereunder, and the consummation by the Sellers and the Sellers’ Representative of the transactions contemplated hereby and thereby have been duly authorized by all requisite action on the part of the Sellers and the Sellers’ Representative, as applicable.  This Agreement has been, and upon their execution the Ancillary Agreements to which any Seller or the Sellers’ Representative is a party shall have been, duly executed and delivered by such Seller(s) and/or the Sellers’ Representative, as applicable, and (assuming due authorization, execution and delivery by the Purchaser and any other party(ies) thereto) this Agreement constitutes, and upon their execution such Ancillary Agreements shall constitute, legal, valid and binding obligations of such Seller(s) and/or the Sellers’ Representative, as applicable, Enforceable against such Seller(s) and/or the Sellers’ Representative, as applicable, in accordance with their respective terms.

4.2        No Conflict.  The execution, delivery and performance by the Sellers and the Sellers’ Representative of this Agreement and the Ancillary Agreements to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not (a) conflict with or result in a violation or breach of, or default under, any provision of the Governing Documents of any Seller; (b) conflict with or violate any Law or Governmental Order applicable to any Seller or the Sellers’ Representative; (c) conflict with, result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of, or result in the creation of any Encumbrance on any of the Purchased Interests pursuant to, any Contract to which any Seller or the Sellers’ Representative is a party or by which any such Purchased Interests or any Seller’s assets is bound or affected, which would adversely affect any Seller’s or the Sellers’ Representative’s ability to carry out its respective obligations under, and to consummate the transactions contemplated by, this Agreement and/or the Ancillary Agreements, except for the consents set forth on Section 4.2 of the Disclosure Schedule; or (d) except for such filings as may be required under the HSR Act, require any consent, approval, authorization or other order of, action by, filing with or notification to, any Governmental Authority, excluding from the foregoing clauses (b), (c), (d) any consent, approval, notice or filing the absence of which and any violation, breach, or right of termination, cancellation, or acceleration the existence of which, would not reasonably be excepted to be material.

4.3          Intentionally Deleted.

4.4         Litigation.  No Action by or against any Seller or the Sellers’ Representative is pending or, to the Sellers’ Knowledge, threatened, which could affect the legality, validity or enforceability of this Agreement, any Ancillary Agreement or the consummation of the transactions contemplated hereby or thereby.

4.5         Title to Shares.  As of the Closing Date, the Sellers own beneficially and of record 100% of the Purchased Interests, in the amounts set forth on Section 4.5 of the Disclosure Schedule and the Sellers will have full authority to transfer, pursuant to this Agreement, all legal and beneficial right, title and interest in and to the Purchased Interests, free and clear of all Encumbrances.

4.6        No Other Representations or Warranties.  Except for the representations and warranties contained in the Ancillary Agreements and in ARTICLE 3 and ARTICLE 4, none of the Sellers, any of their Affiliates, any of their respective stockholders, trustees, members, fiduciaries or Representatives, nor any other Person has made or is making any other representation or warranty of any kind or nature whatsoever, oral or written, express or implied, with respect to the Sellers, the Group Companies, their respective Affiliates, the Business (including the future success or profitability thereof), the Purchased Interests, this Agreement, the Ancillary Agreements or the transactions contemplated hereby and thereby.

ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser hereby represents and warrants to the Sellers and the Sellers’ Representative as of the date hereof as follows (except, in each case, to the extent that any representation or warranty is expressly made as of another date, in which case, as of such date):

5.1       Organization and Authority; Execution; Enforceability.  The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all necessary power and authority to enter into this Agreement and the Ancillary Agreements to which it is a party, to carry out its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby.  The execution and delivery by the Purchaser of this Agreement and the Ancillary Agreements to which it is a party, the performance by the Purchaser of its obligations hereunder and thereunder, and the consummation by the Purchaser of the transactions contemplated hereby and thereby have been duly authorized by all requisite action on the part of the Purchaser.  This Agreement has been, and upon their execution the Ancillary Agreements to which the Purchaser is a party shall have been, duly executed and delivered by the Purchaser, and (assuming due authorization, execution and delivery by the Sellers, the Sellers’ Representative and the other party(ies) thereto) this Agreement constitutes, and upon their execution the Ancillary Agreements to which the Purchaser is a party shall constitute, legal, valid and binding obligations of the Purchaser, Enforceable against the Purchaser in accordance with their respective terms.

5.2        No Conflict.  Except as may result from any facts or circumstances relating solely to the Sellers or the Group Companies, the execution, delivery and performance by the Purchaser of this Agreement and the Ancillary Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby do not and will not (a) violate, conflict with or result in the breach of any provision of the Governing Documents of the Purchaser; (b) conflict with or violate (or cause an event which could have a material adverse effect on the Purchaser as a result of) any Law or Governmental Order applicable to the Purchaser; (c) conflict with, or result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of, any Contract to which the Purchaser is a party, which would adversely affect the ability of the Purchaser to carry out its respective obligations under, and to consummate the transactions contemplated by, this Agreement or the Ancillary Agreements; or (d) except for such filings as may be required under the HSR Act, require any consent, approval, authorization or other order of, action by, filing with or notification to, any Governmental Authority, excluding from the foregoing clauses (b), (c), (d) any consent, approval, notice or filing the absence of which and any violation, breach, or right of termination, cancellation, or acceleration the existence of which, would not reasonably be excepted to result in any material delay or prohibition on the Purchaser’s ability to consummate the transactions contemplated by this Agreement and the Ancillary Agreements.

5.3        Litigation.  No Action by or against the Purchaser is pending or, to the knowledge of the Purchaser, threatened, which could affect the legality, validity or enforceability of this Agreement, any Ancillary Agreement or the consummation of the transactions contemplated hereby or thereby.

5.4       Brokers.  No broker, finder, investment banker or financial advisor is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Purchaser.

5.5          Investment Representations.  The Purchaser is acquiring the Purchased Interests solely for its own account for investment purposes and not with a view to, or for offer or sale in connection with, any distribution thereof.  The Purchaser acknowledges that the Purchased Interests are not registered under the Securities Act of 1933, as amended, or any state securities laws, and that the Purchased Interests may not be transferred or sold except pursuant to the registration provisions of the Securities Act of 1933, as amended or pursuant to an applicable exemption therefrom and subject to state securities laws and regulations, as applicable.

5.6        Purchaser’s Independent Investigation.  The Purchaser or its Representatives have inspected and conducted such reasonable independent review, investigation and analysis (financial and otherwise) of the Purchased Interests as desired by the Purchaser and its Representatives and have evaluated such documents and information as they have deemed necessary to enable the Purchaser to make an informed decision with respect to the transactions contemplated by this Agreement and the Ancillary Agreements; provided, however, that the foregoing and anything contained herein shall not in any way limit the Purchaser’s ability to rely on the representations and warranties, covenants, conditions and other agreements set forth in this Agreement or the Ancillary Agreements or to enforce its rights in respect thereof.  The consummation of the transactions contemplated by this Agreement and the Ancillary Agreements by the Purchaser is not done in reliance upon any representation or warranty by the Sellers, the Sellers’ Representative or any of their respective Affiliates or Representatives, whether oral or written, express or implied, except for the express representations and warranties set forth in the Ancillary Agreements and in ARTICLE 3 and ARTICLE 4 of this Agreement.  Without limiting the foregoing, or any of the express representations and warranties set forth in ARTICLE 3 and ARTICLE 4 of this Agreement, the Purchaser acknowledges that neither the Group Companies, the Sellers, nor the Sellers’ Representative nor any of their respective Affiliates or Representatives, have made any representations or warranties to the Purchaser or its Representatives regarding the future probable success or future profitability of the Business or the Purchased Interests.

5.7       Financing.  Assuming the satisfaction of the closing conditions of the Purchaser set forth in Section 8.2, including Section 8.2(g), the Purchaser will have, at the Closing, the financial capability and sufficient funds available (through cash on hand, unrestricted cash available to it under existing credit agreements or otherwise) necessary to consummate the transactions contemplated by this Agreement and the Ancillary Agreements on the terms and subject to the conditions set forth herein and therein, and to enable it to make all payments under Section 2.5 and pay all of the Purchaser’s and its Affiliates’ fees and expenses associated with the transactions contemplated by this Agreement and the Ancillary Agreements.

5.8        Solvency.  Assuming the satisfaction of the closing conditions of the Purchaser set forth in Section 8.2, including Section 8.2(g), the Purchaser and its Subsidiaries (all taken as a whole), shall (a) be able to pay their debts as they become due, (b) own property that has a fair saleable value greater than the amounts required to pay their debts as they become due and (c) have adequate capital to carry on their business.  No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated by this Agreement with the intent to hinder, delay or defraud either present or future creditors of any of the Purchaser and its Subsidiaries.  In connection with the transactions contemplated by this Agreement and the Ancillary Agreements, the Purchaser has not incurred debts beyond its ability to pay as they become absolute and matured.

ARTICLE 6
ADDITIONAL AGREEMENTS

6.1         Conduct of Business Prior to the Closing.  From the date hereof until the Closing (the “Interim Period”), except as otherwise provided in this Agreement or consented to in writing by the Purchaser (which consent shall not be unreasonably withheld, conditioned or delayed), the Sellers shall, and shall cause the Group Companies to, (a) conduct the business of the Group Companies in the ordinary course of business consistent with past practice; and (b) use commercially reasonable efforts to maintain and preserve intact in all material respects the current organization, business and franchise of the Group Companies and to preserve in all material respects the rights, franchises, goodwill and relationships of their employees, customers, lenders, suppliers, regulators and others having business relationships with the Group Companies.  Without limiting the foregoing, from the date hereof until the Closing Date, except as required by applicable Law, the Sellers shall cause the Group Companies not to take or permit any action that would cause any of the changes, events or conditions described in Section 3.8 to occur; provided, that nothing in this Agreement shall prohibit the Sellers or the Group Companies from making ordinary course payments (including with respect to Indebtedness) and tax distributions to the equityholders of Holdco between the date hereof and the Closing; provided, further, that the Sellers or the Group Companies shall provide written notice to the Purchaser prior to making any such tax distributions.  Notwithstanding anything to the contrary herein, during the Interim Period, the Purchaser hereby agrees that it will respond within twenty-four (24) hours to any written requests by the Sellers’ Representative or any authorized officer of the Group Companies to take any actions or inactions that would be prohibited by this Section 6.1 without the prior written consent of the Purchaser (email to suffice) in the event that the Sellers reasonably believe they may need to take or omit to take, or cause a Group Company to take or omit to take, in good faith any and all commercially reasonable actions necessary or advisable as a result of, or otherwise in connection with, the COVID-19 pandemic.

6.2         Access to Information.  From the date hereof until the Closing, subject to applicable Law, upon reasonable prior notice, the Sellers shall, and shall cause the Group Companies to, (a) afford the Purchaser and its Representatives reasonable access, during normal business hours to and the right to inspect all of the properties, assets, premises, books and records, Contracts and other documents and data related to the Group Companies; (b) furnish the Purchaser and its Representatives with such financial, operating and other data and information related to the Group Companies as the Purchaser or any of its Representatives may reasonably request; and (c) instruct the Representatives of the Group Companies to cooperate with the Purchaser in its investigation of the Group Companies and their business; provided, however, that the Purchaser will not be entitled to (i) any information relating to offers, indications of interest or bids received from others in connection with the transactions contemplated by this Agreement or the Ancillary Agreements and information and analysis (including financial analysis) relating to the same, or (ii) any information the disclosure of which would result in a violation of Law.  Any such access or requests shall (x) be supervised by such Persons as may be designated by the Sellers’ Representative or any authorized officer of the Group Companies and (y) be conducted in such a manner so as not to interfere unreasonably with the normal business operations of the Group Companies.  The Purchaser shall not conduct any sampling, boring, drilling or other invasive investigation activities, assessments or testing in respect of environmental and occupational health and safety matters on any property owned, leased or used by a Group Company without the prior written consent of the Sellers’ Representative.  All requests for information made pursuant to this Section 6.2 shall be directed to such Person or Persons as may be designated by the Sellers’ Representative or any authorized officer of the Group Companies, and the Purchaser shall not directly or indirectly contact any Representative of the Sellers, a Group Company or any of their respective Affiliates, including any plan administrator, employee or other Representative of the Sellers or a Group Company or any of their Affiliates with regard to any pension plans, without the prior approval of such designated Person or Persons.  The Purchaser further agrees to comply with all rules, regulations and instructions issued in writing by the Sellers, the Group Companies and their respective Affiliates or other Persons in respect of the Purchaser’s or its Representatives’ actions while upon, entering or leaving any properties of any Seller or any Group Company.  THE PURCHASER HEREBY AGREES TO DEFEND, INDEMNIFY AND HOLD HARMLESS EACH OF THE SELLERS FROM AND AGAINST ANY AND ALL LOSSES INCURRED BY A SELLER ARISING OUT OF OR RESULTING FROM, IN EACH CASE DIRECTLY AND PROXIMATELY, THE ACTS OR OMISSIONS OF THE PURCHASER OR ITS REPRESENTATIVES DURING ANY FIELD VISIT CONDUCTED UNDER THIS SECTION 6.2, EXCEPT TO THE EXTENT SUCH LOSSES ARISE OUT OF OR RESULT FROM THE NEGLIGENCE OR WILLFUL MISCONDUCT OF THE GROUP COMPANIES, THE SELLERS OR THEIR REPRESENTATIVES.

6.3          No Solicitation of Other Bids.

(a)       The Sellers shall not, and shall not authorize or permit any of their Affiliates (including the Group Companies) or any of their respective Representatives to, directly or indirectly, (i) encourage, solicit, initiate, facilitate or continue inquiries regarding an Acquisition Proposal; (ii) enter into discussions or negotiations with, or provide any information to, any Person concerning a possible Acquisition Proposal; or (iii) enter into any agreements or other instruments (whether or not binding) regarding an Acquisition Proposal.  The Sellers shall immediately cease and cause to be terminated, and shall cause its Affiliates (including the Group Companies) and all of their respective Representatives to immediately cease and cause to be terminated, all existing discussions or negotiations with any Persons conducted heretofore with respect to, or that could lead to, an Acquisition Proposal.  For purposes hereof, “Acquisition Proposal” shall mean any inquiry, proposal or offer from any Person (other than the Purchaser or any of its Affiliates) concerning (x) a merger, consolidation, liquidation, recapitalization, share exchange or other business combination transaction involving the Group Companies; (y) the issuance or acquisition of limited liability company membership interests or other equity securities of the Group Companies; or (z) the sale, lease, exchange or other disposition of all or substantially all of any Group Company’s properties or assets.

(b)         In addition to the other obligations under this Section 6.3, the Sellers shall promptly (and in any event within two (2) Business Days after receipt thereof by the Sellers or their Representatives) advise the Purchaser orally and in writing of any Acquisition Proposal, any request for information with respect to any Acquisition Proposal, or any inquiry with respect to or which could reasonably be expected to result in an Acquisition Proposal.

(c)        The Sellers agree that the rights and remedies for noncompliance with this Section 6.3 shall include having such provision specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach may cause irreparable injury to the Purchaser and that money damages may not provide an adequate remedy to the Purchaser.

6.4          Notice of Certain Events.

(a)          From the date hereof until the Closing, the Sellers’ Representative shall promptly notify the Purchaser in writing of:

(i)          any fact, circumstance, event or action the existence, occurrence or taking of which (A) has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, or (B) has resulted in, or could reasonably be expected to result in, the failure of any of the conditions set forth in Section 8.2 to be satisfied;

(ii)        any written notice or other written communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement; and

(iii)         any written notice or other written communication from any Governmental Authority in connection with the transactions contemplated by this Agreement.

(b)        The Purchaser’s receipt of information pursuant to this Section 6.4 shall not operate as a waiver or otherwise affect any representation, warranty or agreement given or made by the Sellers in this Agreement and shall not be deemed to amend or supplement the Disclosure Schedules.

6.5          Governmental Approvals and Consents.

(a)         Each party hereto shall, as promptly as possible, (i) make, or cause or be made, all filings and submissions (including those under the HSR Act) required under any Law applicable to such party or any of its Affiliates; and (ii) use reasonable best efforts to obtain, or cause to be obtained, all consents, authorizations, orders and approvals from all Governmental Authorities that may be or become necessary for its execution and delivery of this Agreement and the performance of its obligations pursuant to this Agreement and the Ancillary Agreements.  Each party shall cooperate fully with the other party and its Affiliates in promptly seeking to obtain all such consents, authorizations, orders and approvals.  The parties hereto shall not willfully take any action that will have the effect of delaying, impairing or impeding the receipt of any required consents, authorizations, orders and approvals.  Each of the Purchaser, on the one hand, and the Sellers, on the other hand, shall be responsible for 50% of the filing fee(s) payable in connection with any filing(s) required under the HSR Act.

(b)         The Sellers shall use reasonable best efforts to give all notices to, and obtain all consents from, all third parties that are described in Section 3.4 of the Disclosure Schedule and/or Section 3.5 of the Disclosure Schedule.

(c)          Without limiting the generality of the parties’ undertakings pursuant to subsections (a) and (b) above, each of the parties hereto shall use all reasonable best efforts to:

(i)            respond to any inquiries by any Governmental Authority regarding antitrust or other matters with respect to the transactions contemplated by this Agreement or any agreement or document contemplated hereby;

(ii)         avoid or oppose and defend the imposition of any order or the taking of any action that would restrain, alter or enjoin the transactions contemplated by this Agreement or any agreement or document contemplated hereby; and

(iii)        in the event any Governmental Order adversely affecting the ability of the parties to consummate the transactions contemplated by this Agreement or any agreement or document contemplated hereby has been issued, to have such Governmental Order vacated or lifted.

(d)          If any consent, approval or authorization necessary to preserve any right or benefit under any Contract to which any Group Company is a party is not obtained prior to the Closing, the Sellers shall, subsequent to the Closing, cooperate with the Purchaser and the Group Companies in attempting to obtain such consent, approval or authorization as promptly thereafter as practicable.  If such consent, approval or authorization cannot be obtained, the Sellers shall use their reasonable best efforts to provide the Group Companies with the rights and benefits of the affected Contract for the term thereof, and, if the Sellers provide such rights and benefits, the Group Companies shall assume all obligations and burdens thereunder.

(e)         All analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals made by or on behalf of any party hereto before any Governmental Authority or the staff or regulators of any Governmental Authority, in connection with the transactions contemplated hereby (but, for the avoidance of doubt, not including any interactions between the Sellers or the Group Companies with Governmental Authorities in the ordinary course of business, any disclosure which is not permitted by Law or any disclosure containing confidential information) shall be disclosed to the other parties hereunder in advance of any filing, submission or attendance, it being the intent that the parties will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any such analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals.  Each party shall give notice to the other parties with respect to any meeting, discussion, appearance or contact with any Governmental Authority or the staff or regulators of any Governmental Authority, with such notice being sufficient to provide the other party with the opportunity to attend and participate in such meeting, discussion, appearance or contact.

(f)        Notwithstanding the foregoing, nothing in this Section 6.5 shall require, or be construed to require, the Purchaser or any of its Affiliates to agree to (i) sell, hold, divest, discontinue or limit, before or after the Closing Date, any assets, businesses or interests of the Purchaser, the Group Companies or any of their respective Affiliates or (ii) any conditions relating to, or changes or restrictions in, the operations of any such assets, businesses or interests which, in the case of either (i) or (ii), could reasonably be expected to result in a Material Adverse Effect or materially and adversely impact the economic or business benefits to the Purchaser of the transactions contemplated by this Agreement.

6.6          Confidentiality.

(a)        From and after the Closing, the Sellers shall, and shall cause their Affiliates to, hold, and shall use their reasonable best efforts to cause their respective Representatives to hold, in confidence any and all information, whether written or oral, concerning the Group Companies and/or the Business, except to the extent that such information (i) is generally available to and known by the public other than as a result of any action or inaction by any Seller, any of its Affiliates or their respective Representatives; or (ii) is lawfully acquired by a Seller, any of its Affiliates or their respective Representatives from and after the Closing from sources which are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation.  If any Seller or any of its Affiliates or their respective Representatives are compelled to disclose any information by judicial or administrative process or by other requirements of Law, such Seller shall promptly notify the Purchaser in writing and shall disclose only that portion of such information which such Seller is legally required to disclose; provided, however, that the Purchaser may seek an appropriate protective order at its own cost and expense or other reasonable assurance that confidential treatment will be accorded such information, and the Sellers shall reasonably cooperate with the Purchaser (at the Purchaser’s cost and expense) in connection with seeking any such protective order.

(b)         Between the Effective Date and the Closing Date, the confidentiality provisions set forth in the Confidentiality Agreement shall be incorporated herein by reference and shall apply to the existence of this Agreement and the documents and information exchanged between the parties in connection with the transactions contemplated by this Agreement and the Ancillary Agreements, regardless of whether such documents and information were provided prior to or after execution of the Confidentiality Agreement.  Effective as of the Closing, the Confidentiality Agreement shall terminate automatically without further action by any of the parties hereto.

(c)        Nothing in the Confidentiality Agreement or this Section 6.6 shall be interpreted to limit the Purchaser’s or its Affiliates’ right to publicly disclose (i) the parties’ execution of this Agreement, (ii) the substance of this Agreement or any Ancillary Agreement, and (iii) other information relating to the transactions contemplated by this Agreement, in each case, to the extent that the Purchaser or any such Affiliate determines, following consultations with its legal counsel, that such disclosure is required pursuant to applicable Law (including, without limitation, the Securities and Exchange Act of 1934, as amended, and the rules and regulations promulgated by the SEC thereunder) or the listing rules or requirements of any securities exchange with jurisdiction over the Purchaser or such Affiliate.

6.7          Non-Competition and Non-Solicitation.

(a)        The Banker Family Trust, McPhatter and Plant shall not, during such Person’s applicable Restricted Period, in any manner, either directly, indirectly, individually, whether as principal, agent, partner, officer, director, shareholder, manager, member, employee, consultant or otherwise, jointly or in conjunction with any Person, engage in or undertake any planning to engage in all or any portion of the Business (or any business that is competitive with all or any portion of the Business) in any geographic area in which the Group Companies conduct all or any portion of the Business as of or within 12 months immediately preceding the Closing Date.  Notwithstanding the foregoing, passive ownership of two percent (2%) or less of the equity securities of a publicly traded company by each of the Banker Family Trust, McPhatter or Plant, as applicable, shall not, solely by reason thereof, constitute a violation on the part of such Person of this Section 6.7(a).

(b)         None of the Sellers shall, during such Person’s applicable Restricted Period, in any manner, directly, indirectly, individually, whether as principal, agent, partner, officer, director, shareholder, manager, member, employee, consultant or otherwise, jointly or in conjunction with any Person, (i) recruit, hire or engage, solicit or attempt to recruit, hire or engage, or solicit, on such Person’s own behalf or on behalf of any other Person, any senior executive or management-level Employee of the Group Companies who is or was such as of or within the 12-month period immediately prior to the Closing Date, or (ii) encourage any Person (other than the Purchaser or one of its Affiliates) to recruit, hire or engage, or solicit any such senior executive or management-level Employee of the Group Companies, or (iii) otherwise encourage any such senior executive or management-level Employee of the Group Companies to discontinue his or her employment or engagement with the Group Companies; provided, however, that nothing herein shall restrict or prohibit the recruitment, hiring, engaging, soliciting or employing any such person resulting from generalized searches for employees through the use of bona fide public advertisements in the media or any recruitment efforts conducted by any recruitment agency, in each case that are not targeted specifically at employees of the Group Companies.

(c)         The Banker Family Trust, McPhatter and Plant shall not, during such Person’s applicable Restricted Period, in any manner, directly, indirectly, individually, whether as principal, agent, partner, officer, director, shareholder, manager, member, employee, consultant or otherwise, jointly or in conjunction with any Person, solicit or entice, or attempt to solicit or entice, any clients, customers, vendors, suppliers or other business partners (each, a “Business Partner”) of the Group Companies who are or were such as of or within the 12-month period immediately prior to the Closing Date, or prospective Business Partners of the Group Companies who are or were such as of or within the 12-month period immediately prior to the Closing Date, for purposes of diverting their business or services from the Group Companies, or to otherwise terminate or diminish their relationship with the Group Companies.

(d)        Each Seller acknowledges that the restrictions contained in this Section 6.7 are reasonable and necessary to protect the goodwill, confidential information, trade secrets and other legitimate interests of the Purchaser and constitute a material inducement to the Purchaser to enter into this Agreement and consummate the transactions contemplated hereby.  In the event a judicial or arbitral determination is made that any provision of this Section 6.7 constitutes an unreasonable or otherwise unenforceable restriction against Seller, as applicable, the provisions of this Section 6.7 shall be rendered void only to the extent that such judicial or arbitral determination finds such provisions to be unreasonable or otherwise unenforceable.  In this regard, any judicial authority construing this Agreement shall be empowered to sever or modify any portion of the restricted territory, any prohibited business activity or any time period from the coverage of this Section 6.7 and to apply the provisions of this Section 6.7 to the remaining portion of the restricted territory, the remaining business activities and the remaining time period not so severed or modified by such judicial or arbitral authority and to the maximum extent permitted by Law.

(e)         Each Seller acknowledges that a breach or threatened breach of this Section 6.7 may give rise to irreparable harm to the Purchaser, for which monetary damages may not be an adequate remedy, and hereby agrees that (i) in the event of a breach or a threatened breach by such Person of any such obligations, the Purchaser shall, in addition to any and all other rights and remedies that may be available to it in respect of such breach, be entitled to seek equitable relief, including a temporary restraining order, an injunction, specific performance and any other relief that may be available from a court of competent jurisdiction (without any requirement to post bond), together with an award of its reasonable, documented and out-of-pocket attorneys’ fees incurred in enforcing its rights hereunder, (ii) the Restricted Period applicable to such Person will be tolled, and will not run, during the period of any breach by such Person of any such covenants and (iii) no claimed breach of this Agreement attributed to the Purchaser will operate to extinguish such Person’s obligation to comply with this Section 6.7.

6.8       Release.  Each Seller on such Seller’s own behalf and on behalf of each Seller’s Affiliates and their respective Representatives, heirs, successors, trustees, executors, administrators, assigns and any other Person that may claim by, through or in the right of such Seller (collectively, the “Releasing Parties”), hereby irrevocably waives, releases and discharges the Group Companies, their Affiliates and each of their respective Representatives (collectively, the “Released Parties”) from any and all Actions, proceedings, causes of actions, demands, rights, damages, Indebtedness, Liabilities, dues, sums of money, accounts, reckonings, costs, expenses, responsibilities, covenants, Contracts, controversies, agreements and claims of any kind or nature whatsoever, arising on prior to the Closing Date, whether in such Releasing Party’s capacity as a shareholder, member, director, manager, officer or employee of any Group Company or otherwise, in each case whether absolute or contingent, liquidated or unliquidated, known or unknown, and the Releasing Party shall not seek to recover any amounts or any other remedy in connection therewith or thereunder from any Released Party, other than accrued but unpaid salary or other compensation, benefits under Benefit Plans of the Group Companies, or perquisites otherwise due the Releasing Party as an employee or independent contractor to the Group Companies as of the Closing Date, in each case in exchange for bona fide services performed by the Releasing Party as an employee or independent contractor, and which have been paid or accrued in the Closing Statement, except for any of the foregoing set forth in, pursuant to, or arising out of (collectively, the “Excluded Claims”) (a) this Agreement, any Ancillary Agreements, or the transactions contemplated hereby or thereby, (b) that certain Unconditional Subordinated Promissory Note made by Banker Steel Co., L.L.C. in favor of Donald W. Banker in the original principal amount of $6,266,667 dated as of July 31, 2014, as amended (unless otherwise agreed by the holder thereof and the Purchaser in connection with the Closing), or (c) any existing agreements between the Purchaser and its Affiliates (including the Group Companies following the Closing), on the one hand, and the Sellers and their Affiliates, on the other hand, for matters arising and accruing (and only to the extent arising and accruing) from and after the Closing.  With respect to any Releasing Party who is or was an individual service provider to any Group Company, (i) nothing contained in this Agreement shall be construed to prohibit such Releasing Party from filing a charge with or participating in any investigation or proceeding conducted by the federal Equal Employment Opportunity Commission or a comparable state or local agency; provided, however, that such Releasing Party hereby agrees to waive any right to recover monetary damages or other individual relief in any such charge, investigation or proceeding or any related complaint or lawsuit filed by such Releasing Party or by anyone else on such Releasing Party’s behalf; and (ii) nothing in this Agreement limits, restricts or in any other way affects such Releasing Party’s communicating with any Governmental Authority, or communicating with any official or staff person of a Governmental Authority, concerning matters relevant to the Governmental Authority.

6.9          Books and Records.

(a)       In order to facilitate the resolution of any claims made against or incurred by the Sellers prior to the Closing, or for any other reasonable purpose, for a period of six (6) years after the Closing, the Purchaser shall:

(i)            retain the books, data, files and records (including personnel files, Tax Returns and other information and documents relating to Tax matters) of the Group Companies relating to periods prior to the Closing in a manner reasonably consistent with the prior practices of the Group Companies;

(ii)           make available to the Sellers the employees of the Purchaser and its Affiliates (or, if applicable, any replacement manager or operator) whose assistance, expertise, testimony, notes and recollections or presence is necessary to assist the Sellers, their Affiliates or Representatives in connection with any Seller’s or such Affiliates’ or Representatives’ inquiries for any of the purposes referred to in Section 6.9; and

(iii)        upon reasonable notice, afford the Sellers’ Representative reasonable access (including the right to make, at the Sellers’ Representative’s expense, photocopies), during normal business hours, to such books, data, files, records and employees.

(b)         In order to facilitate the resolution of any claims made by or against or incurred by the Purchaser or the Group Companies after the Closing, or for any other reasonable purpose, for a period of six (6) years following the Closing, the Sellers shall:

(i)           retain the books and records (including personnel files) of the Sellers which relate to the Group Companies and the operations of the Business for periods prior to the Closing; and

(ii)          upon reasonable notice, afford the Representatives of the Purchaser or the Group Companies reasonable access (including the right to make, at the Purchaser’s expense, photocopies), during normal business hours, to such books and records.

(c)        Neither the Purchaser nor the Sellers shall be obligated to provide the other party with access to any books or records (including personnel files) pursuant to this Section 6.9 where such access would violate any Law.

6.10        Intentionally Deleted.

6.11       Further Assurances.  From the date hereof until the Closing, and following the Closing, each of the parties hereto shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement.  From the date hereof until the Closing, (a) the Purchaser shall, and shall cause its Affiliates to, use commercially reasonable efforts to take all actions necessary or advisable to satisfy the condition set forth in Section 8.2(g), and (b) the Sellers shall (and shall cause the Group Companies and their respective Representatives to) provide reasonable cooperation and assistance to the Purchaser and its Representatives in connection with such efforts.  At or prior to the Closing, the Sellers shall (and shall cause the Group Companies and their respective Representatives to) use reasonable best efforts to prepare and deliver (at the Purchaser’s or its Affiliates’ sole cost and expense) to the Purchaser any financial statements (including audited financial statements) in respect of the Group Companies or the Business required by the Purchaser or its Affiliates to comply with their respective obligations under the federal securities laws, including Rule 3-05 and Article 11 of Regulation S-X under the Securities Act of 1933, as amended, or any analogous provisions.

6.12        Appointment of Sellers’ Representative.

(a)      By execution and delivery of this Agreement, each of the Sellers hereby irrevocably constitutes and appoints the Sellers’ Representative as its true and lawful agent and attorney-in-fact, which appointment is coupled with an interest, with full authority and power of substitution, to act in the name, place and stead of such Seller with respect to all powers and rights set out in this Section 6.12 or in other provisions of this Agreement, including to do, and to execute on its behalf, the following (except to the extent expressly provided to the contrary herein):

(i)            to determine the time and place of the Closing;

(ii)           to instruct the Purchaser with respect to the amount due to, and account information of, such Sellers;

(iii)         to transfer and assign the Purchased Interests as permitted or required by this Agreement and execute and deliver such instruments of transfer or other documentation deemed necessary or desirable by the Sellers’ Representative to give effect to any such transfer;

(iv)          with the prior written consent of the Banker Family Trust, to make amendments to this Agreement and the Ancillary Agreements, and amend or enter into any other documents the Sellers’ Representative determines are necessary or desirable to give effect to this Agreement and the transactions contemplated hereby;

(v)         to receive notices and any certificates and other agreements delivered hereunder from the Purchaser pursuant to this Agreement or any Ancillary Agreement;

(vi)          to deliver all notices and any certificates and other agreements required to be delivered hereunder to the Purchaser pursuant to this Agreement or any Ancillary Agreement;

(vii)          to seek indemnification from Purchaser under ARTICLE 9, including the right to prosecute, defend, settle, compromise or take any other action with respect to any claim related thereto;

(viii)       with the prior written consent of Banker Family Trust, to agree upon any tax allocations included here that require the agreement of the Sellers’ Representative on behalf of the Sellers; and

(ix)          to exercise any other rights and powers and perform any obligations the applicable Sellers may have under this Agreement or any Ancillary Agreement (other than the Trust Note).

(b)         The Sellers’ Representative, on behalf of the Sellers, is authorized to (i) take any and all actions (including, executing and delivering any certificates, notices, consents, or other documents contemplated by this Agreement, including the Ancillary Agreements (other than the Trust Note)), and make any and all determinations which may be required or permitted to be taken or made by the respective Sellers under this Agreement, (ii) with the prior written consent of the Banker Family Trust, approve any amendment, supplement, restatement or replacement, waiver to or of this Agreement or any applicable Ancillary Agreement (other than the Trust Note), (iii) exercise such other rights, power and authority as are authorized, delegated and granted to the respective Sellers under this Agreement (including the waiver of any condition as set out herein), (iv) dispute or refrain from disputing any claim made by the Purchaser under this Agreement, (v) enforce any rights of the Sellers, including as Indemnifying Party or Indemnified Party, (vi) negotiate and compromise any dispute under this Agreement on behalf of the Sellers, (vii) execute any settlement agreement, release or other document with respect to such dispute or remedy on behalf of the Sellers, (viii) execute, deliver and file all such further documents and instruments relating to this Agreement on behalf of the Sellers, and do all acts and things as may be necessary or desirable in connection therewith, (ix) receive and make payments, receive and send notices, and give releases and discharges, and (x) exercise such rights, power and authority as are incidental to the foregoing.

(c)         Each Seller shall act through the Sellers’ Representative, with respect to the matters for which the Sellers are to act as set out in this Agreement and none of the Sellers shall have the right to act independently with respect to any such matter or to institute any claim, now existing or hereafter arising, against the Purchaser with respect to this Agreement, any such right being irrevocably and exclusively vested in the Sellers’ Representative.  Notwithstanding any disagreement or dispute among the Sellers or between any of the Sellers and the Sellers’ Representative, the Purchaser shall be entitled to rely on any and all action taken by the Sellers’ Representative without any liability to, or obligation to inquire of, any of the Sellers.  In no event shall the Purchaser be held responsible or liable for the application or allocation of any monies paid to the Sellers’ Representative by the Purchaser, and the Purchaser shall be entitled to rely upon any notice provided to the Purchaser by the Sellers’ Representative, or action taken by the Sellers’ Representative acting within the scope of its authority.  Notwithstanding the foregoing, the Banker Family Trust shall have sole authority, and may act independently, with respect to all matters relating to the Trust Note.

(d)       The Sellers’ Representative will be protected in acting and relying reasonably upon any written notice, direction, instruction, order, certificate, confirmation, request, waiver, consent, receipt, statutory declaration or other document furnished to the Sellers’ Representative and signed by any of the Sellers in connection with this Agreement, not only as to their due execution and the validity and effectiveness of their provisions, but also as to the truth and accuracy of any information therein contained, which the Sellers’ Representative in good faith believes to be genuine.  The Sellers shall, each, as a group, jointly (but not jointly and severally) indemnify and hold harmless the Sellers’ Representative against all claims, losses, damages, reasonable costs, penalties, fines and reasonable expenses (including reasonable expenses of the Sellers’ Representative’s legal counsel) which, without fraud, willful misconduct or bad faith on the part of the Sellers’ Representative, may be paid, incurred or suffered by such Sellers’ Representative by reason or as a result of the performance by the Sellers’ Representative of its obligations set out in this Agreement.

(e)          In performing its duties hereunder the Sellers’ Representative will exercise that degree of care, skill and diligence that a prudent person would exercise in the conduct of its own affairs.

(f)          The Sellers’ Representative shall not have by reason of this Agreement a fiduciary relationship in respect of any Seller.  The Sellers and the Sellers’ Representative, as applicable, agree that the Purchaser will have no liability with respect to any dispute or disagreement between any of the Sellers, or between any of the Sellers and the Sellers’ Representative, including with respect to any payments made or to be made or actions to be taken or avoided pursuant to this Agreement, and the Sellers and the Sellers’ Representative agree to indemnify the Purchaser against all costs and expenses incurred by the Purchaser as a result of any such dispute or disagreement.  The Sellers and the Sellers’ Representative expressly acknowledge and agree that the Purchaser shall be entitled to make any and all payments due to the Sellers hereunder to the Sellers’ Representative (or his designee), on behalf of the Sellers, and all payments due to the Sellers made by the Purchaser in accordance with instructions provided by the Sellers’ Representative shall be deemed delivered to the Sellers upon delivery to the Sellers’ Representative (or his designee) for all purposes.

(g)       The power and authority of the Sellers’ Representative, as described in this Agreement, shall be effective until all rights and obligations of the Sellers under this Agreement have terminated, expired or been fully performed.  The appointment of the power of attorney pursuant to Section 6.12(a) is coupled with an interest and is irrevocable and will not be terminated by any Seller or by operation of Law, whether by death or incapacity of any Seller or the occurrence of any other event, and any action taken by the Sellers’ Representative will be as valid as if such death, incapacity or other event had not occurred, regardless of whether or not any Seller or the Sellers’ Representative will have received any notice thereof.  The power and authority granted to the Sellers’ Representative under this Section 6.12 shall not be amended or modified without the prior written consent of the Purchaser, which consent may be withheld in its discretion.

(h)          For greater certainty and without limitation, this Section 6.12 shall survive the Closing.

(i)          The Sellers represent and warrant to the Purchaser that, as of the Effective Date, Atlas Banker Holdings is appointed as the Sellers’ Representative and has the authority to exercise the powers and perform the duties of the Sellers’ Representative under this Agreement and any Ancillary Agreement (other than the Trust Note) and shall continue to have such authority until notice to the contrary is provided to the Purchaser.  The Sellers’ Representative shall serve in such capacity until such time as the Purchaser receives written notice of the Sellers’ Representative’s death, incompetence, resignation or removal by agreement of the Sellers representing a majority of the interests in the Cash Purchase Price (or a Seller’s respective executor, administrator or legal representative), in the case of such removal, subject to the consent of the Purchaser (not to be unreasonably withheld, conditioned or delayed).  Following the removal of the Sellers’ Representative for any reason, the Sellers (or a Seller’s respective executor, administrator or legal representative) shall promptly appoint a successor Sellers’ Representative, subject to the consent of the Purchaser (not to be unreasonably withheld, conditioned or delayed), by written consent of the Sellers representing a majority of the interests in the Cash Purchase Price and promptly notify the Purchaser thereof in writing.

(j)          Notwithstanding anything to the contrary contained herein, any reference in this Agreement to actions, decisions or communications by any of the Sellers shall mean and refer exclusively to the actions, decisions or communications of the Sellers’ Representative; provided that, this Section 6.12 shall in no way be deemed to limit or relieve any of the Sellers or their respective Affiliates from their indemnification or other covenants or obligations under this Agreement.  All references in this Agreement to decisions and actions to be taken by the Purchaser and directed to the Sellers or any one of them shall be deemed directed to the Sellers or any one of them if such decisions or actions are directed by the Purchaser to the Sellers’ Representative.

(k)          The Expense Reserve Amount shall constitute the Sellers’ Representative’s expense reserve fund (the “Expense Reserve Fund”) and shall be held by the Sellers’ Representative in a segregated account controlled by the Sellers’ Representative.  The Expense Reserve Fund shall be used by the Sellers’ Representative solely to pay any expenses the Sellers’ Representative may incur from time to time in performing the Sellers’ Representative’s duties hereunder; provided, that the existence of the Expense Reserve Fund shall not modify or otherwise diminish the obligations of the Sellers to the Sellers’ Representative as set forth in this Section 6.12.  Upon the release of any amounts from the Expense Reserve Fund, each Seller shall be entitled to receive an amount in cash equal to such Seller’s Pro Rata Portion of the aggregate amount so released.  Any amounts remaining on deposit in the Expense Reserve Fund shall be released by the Sellers’ Representative to the Sellers promptly following the determination by the Sellers’ Representative, in its reasonable judgment, that the Sellers’ Representative will not incur any further expenses in connection with the performance of its duties hereunder.  Each of the Sellers acknowledges that, other than the Purchaser’s obligation to fund the Expense Reserve Fund at the Closing pursuant to Section 2.5(b)(v), the Purchaser will not have or be subject to any liability or obligations to the Sellers with respect to the Expense Reserve Fund.

6.13       Directors and Officers.

(a)         The Purchaser acknowledges and agrees that none of the Purchaser or the Group Companies, or any of their respective Affiliates, shall make any claim against, or seek any indemnification from, any present or former partner, manager, director or officer of the Group Companies (each, a “D&O Indemnified Party”) with respect to the execution of their duties up to the earlier to occur of (i) January 1, 2021 and (ii) the termination of their appointment or in connection with, arising out of, resulting from or in any way related to approving this Agreement, the other Ancillary Agreements or the transactions or other matters contemplated hereby or thereby, or the process leading up to the execution and delivery of this Agreement or any other Ancillary Agreement; provided, however, nothing in the foregoing shall limit the Purchaser’s right to indemnification from the Sellers in their capacity as such pursuant to the terms and conditions set forth in ARTICLE 9 hereof.

(b)        The Purchaser agrees that all rights to indemnification, advancement of expenses and exculpation from Liabilities for acts or omissions occurring prior to the Closing now existing in favor of any D&O Indemnified Party, whether pursuant to Law, Contract, the Governing Documents of the Group Companies or otherwise, will remain obligations of the Group Companies and will survive the Closing and continue in full force and effect in accordance with their terms.  The Purchaser shall not, and shall cause its Affiliates not to, without the consent of the Sellers’ Representative and the Banker Family Trust (which consent shall not be unreasonably withheld, conditioned or delayed), amend, restate or repeal any Governing Documents of the Group Companies within six (6) years after the Closing unless such Governing Document (after giving effect to such amendment, restatement or repeal and applicable Law) would provide for the Group Companies to indemnify and hold harmless each D&O Indemnified Party (in each case, when acting in such capacity) against, and advance expenses with respect to, any costs or expenses (including reasonable attorneys’ fees), judgments, fines, Losses, claims, damages or Liabilities incurred in connection with any claim, Action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters in connection with acting in such capacity, to at least the same extent that such indemnification and advancement of expenses would be provided for under applicable Law or its Governing Documents in effect on the Closing Date.  Notwithstanding the foregoing, (i) nothing in this Section 6.13(b) shall be interpreted to prohibit or prevent the Purchaser and its Affiliates from merging, dissolving or otherwise restructuring one or more Group Companies within the six (6) year period following the Closing, and (ii) if a particular act or omission of a D&O Indemnified Party is subject to indemnification by the Sellers pursuant to ARTICLE 9, and also covered by this Section 6.13(b), the provisions of ARTICLE 9 shall govern and such D&O Indemnified Party shall not be entitled to indemnification, advancement of expenses or exculpation in connection with such act or omission.

(c)         Prior to the Closing Date, the Sellers shall cause the Group Companies to obtain, at the cost and expense of the Group Companies (to be treated as Transaction Expenses hereunder), and cause to be maintained in effect, for a period of not less than six (6) years after the Closing Date, tail directors’ and officers’ liability insurance (the “D&O Tail Policy”) covering acts or omissions occurring at or prior to the Closing Date with respect to those persons who are currently (and any directors, managers or officers of the Group Companies who prior to the Closing Date become) covered by a Group Company’s directors’ and officers’ liability insurance policy on the same terms and scope with respect to such coverage, and amount, for such individuals.  The Purchaser will maintain such policy in full force and effect, and continue to honor the obligations thereunder.

(d)         If, within the six (6)-year period following the Closing, the Purchaser or any Group Company (i) shall consolidate with or merge into any other corporation or other entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any Person, then, and in each such case, proper provisions shall be made so that the successors and assigns of the Purchaser or such Group Company shall expressly assume all of the obligations set forth in this Section 6.13.

(e)         The Sellers and the Purchaser hereby acknowledge and agree that, from and after the Closing, each of the D&O Indemnified Parties shall be an express third-party beneficiary of this Section 6.13.  The rights of each of the D&O Indemnified Parties under this Section 6.13 shall be in addition to any rights such D&O Indemnified Parties may have under the Governing Documents of the Group Companies or under any applicable Contracts or Laws; provided, however, that the rights of each of the D&O Indemnified Parties under the D&O Tail Policy shall be the initial and primary basis for and means of recourse for such D&O Indemnified Parties with respect to the execution of their duties in such capacity.

6.14      Adjustment to Trust Note.  Within five (5) Business Days following the final determination of the Post-Closing Adjustment pursuant to Section 2.2, the Purchaser will issue to Banker Family Trust a replacement Trust Note amending and restating the Trust Note delivered at Closing and reflecting the Final Trust Note Amount, if applicable.  In the event that the Banker Family Trust desires to satisfy its liability pursuant to Section 9.4(e) or Section 9.4(g) by a reduction to the value of the Trust Note, the Purchaser will issue to the Banker Family Trust a replacement Trust Note.

6.15       Data Room.  Within five (5) Business Days following the Closing, the Sellers shall deliver to the Purchaser five (5) flash drives or CD-ROM disks containing a complete and accurate copy of the Data Room.

6.16      Public Announcements.  No party hereto shall make, or cause to be made, any press release or public announcement in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of the other party which consent shall not be unreasonably withheld, conditioned or delayed, unless otherwise required by Law or as contemplated by Section 6.6(c), and the parties hereto shall cooperate as to the timing and contents of any such press release, public announcement or communication.  Notwithstanding the foregoing, nothing herein shall restrict the Purchaser or the Sellers’ Affiliates or any private equity fund or other investment vehicle founded by principals of or managed by the Purchaser or the Sellers’ Affiliates from disclosing the transactions contemplated by this Agreement and the Ancillary Agreements and key financial information relating thereto on a confidential basis to (a) existing and prospective general and limited partners, equity holders, members, managers, and investors and lenders, (b) auditors, directors, officers, employees, professional consultants, advisors attorneys or other agents of such Persons in connection with (i) compliance with financial or Tax reporting obligations or (ii) the exercise of any remedies hereunder or under any other Contract entered into in connection with this Agreement or any Action relating to the enforcement of its rights hereunder or thereunder or (c) any regulatory authority having jurisdiction over such Persons.

6.17        Employee Matters.

(a)        The Purchaser agrees that, from and after the Closing Date, the Purchaser shall cause the Group Companies and their Affiliates to grant all employees of the Group Companies who continue to be employed by the Group Companies or any of their Affiliates after the Closing Date (“Continuing Employees”) credit for any service with Group Companies (or any predecessors) earned immediately prior to the Closing Date (i) for eligibility, vesting and entitlement to benefit purposes (but not for benefit accrual purposes), and (ii) for purposes of vacation accrual and severance benefit determinations; provided, however, that such service shall not be recognized to the extent that (x) such recognition would result in a duplication of benefits, or (y) such service was not recognized under a comparable Benefit Plan immediately prior to the Closing.  Further, to the extent applicable in the plan year that contains the Closing Date, to cause the Continuing Employees to be given credit under the applicable benefit plans of the Purchaser or its Affiliates for amounts paid during the plan year in which the Closing Date occurs under the comparable Benefit Plan of the Group Companies for purposes of applying deductibles, co-payments and out of pocket maximums, as though such amounts had been paid in accordance with the terms and conditions of the benefit plans of the Purchaser or its Affiliates.  In addition, the Purchaser shall use its commercially reasonable efforts to cause to be waived all pre-existing conditions exclusions and actively at work requirements and similar limitations, eligibility waiting periods and evidence of insurability requirements under any new employee benefit plan of the Purchaser or its Affiliates to the extent waived or satisfied by an employee (or dependent) as of the Closing Date.  The Purchaser agrees that the Purchaser and the Group Companies shall be solely responsible for satisfying the continuation coverage requirements of Section 601 et seq. of ERISA or Section 4980B of the Code or similar state Law (“COBRA”) for all individuals who are “M&A qualified beneficiaries” as such term is defined in Treasury Regulation Section 54.4980B-9.

(b)        Nothing contained in this Section 6.17(b) is intended to (i) confer upon any Continuing Employee or any other Person any right to employment or engagement, continued employment or engagement for any period, receipt of any specific benefit or compensation, or any particular term or condition of employment or engagement, (ii) be treated as the establishment, modification, termination, or amendment of any particular Benefit Plan or any other benefit or compensation plan, program, policy, agreement, arrangement, or contract, (iii) prevent the Purchaser or the Group Companies or any of their respective Subsidiaries or Affiliates from amending, modifying, or terminating any Benefit Plan or any benefit or compensation plan, program, policy, agreement, arrangement, or contract at any time assumed, established, sponsored or maintained by any of them, subject to the requirements of Section 6.17(a), (iv) prevent the Purchaser or the Group Companies or any of their respective Subsidiaries or Affiliates from terminating the employment of any Continuing Employee or any other Person at any time and for any or no reason, or (v) create any rights or remedies of any nature, including third-party beneficiary rights, in any Continuing Employee, any beneficiary or dependent thereof or any Person other than the parties hereto.

6.18        Environmental Matters.

(a)        The Sellers shall complete and execute (or cause the Group Companies to complete and execute) an ISRA General Information Notice as required by ISRA for the transfer of ownership or operations provided for in this Agreement, such General Information Notice to be submitted to the NJDEP by the Sellers or Group Companies, as applicable, no later than five (5) calendar days after the execution of this Agreement.

(b)          The Sellers shall complete and execute (or cause the Group Companies to complete and execute) an ISRA Remediation Certification for the transfer of ownership and operations provided for in this Agreement, including obtaining the Remediation Funding Source, retaining a Licensed Site Remediation Professional, identifying and agreeing that the Sellers shall be responsible for performing all Remedial Action required under ISRA triggered by the Agreement, and filing such documentation with NJDEP before the Closing.

(c)        The Sellers shall be responsible for completion of any assessments, investigation, Remedial Action, Response Action Outcome, and associated documentation required under ISRA; provided, that the Purchaser shall provide reasonable access to the Leased Real Property subject to ISRA and shall cooperate with the execution of any required documentation; provided, further, however, that the Purchaser shall not assume any ISRA-related liability for providing such access or executing such documentation required under ISRA.

(d)        The parties acknowledge and agree that the Purchaser may retain Partner Engineering and Science, Inc. (“Partner Engineering”) to conduct Phase I Environmental Site Assessments in connection with the transactions contemplated by this Agreement, and the Sellers may retain (or cause the Group Companies to retain) Partner Engineering as LSRP for any activities relating to compliance with ISRA obligations triggered by this Agreement.

6.19       Replacement of Credit Support Obligations.  The Purchaser shall use commercially reasonable efforts to replace all guaranties, letters of credit, bonds, indemnities, other credit assurances of a comparable nature made or issued by or on behalf of a Group Company or an officer or director of a Group Company set forth on Section 6.19 of the Disclosure Schedule with parent guarantees, letters of credit, bonds, indemnities or another credit assurance of a comparable and sufficient nature.

ARTICLE 7
TAX MATTERS

7.1          Tax Returns.

(a)          From and after the Closing Date, the Sellers’ Representative shall prepare or cause to be prepared and shall file, with the cooperation of the Purchaser, all income Tax Returns required by applicable Law relating to any Group Company that are due after the Closing Date but that are for a Tax period ending on or before the Closing Date.  The Purchaser shall cooperate with respect to the filing of any such Tax Returns, including by providing the Sellers’ Representative will all relevant information and documentation necessary to file such Tax Returns.  The parties agree that any and all Transaction Expenses shall be reported as allocable to the Pre-Closing Tax Period on all Tax Returns of the Group Companies to the maximum extent permitted by applicable Law.

(b)         In the case of any Tax Return described in Section 7.1(a), the Sellers’ Representative shall cause such Tax Return to be prepared in a manner consistent with the past practice of the Group Companies (subject to any departure therefrom required to comply with any applicable Law or a good faith resolution of a Tax contest) and consistent with this Agreement.  The Sellers’ Representative shall provide the Purchaser with a draft copy of each Tax Return described in Section 7.1(a) for the Purchaser’s review reasonably in advance of the date such Tax Return is required to be filed (taking into account extensions), and the Sellers’ Representative shall consider in good faith any comments of the Purchaser with respect to such Tax Return.

(c)          Except as set forth in Section 7.1(a), all other Tax Returns required by applicable Law of any Group Company that relate to a Pre-Closing Tax Period (including all income Tax Returns for Straddle Periods) shall be prepared by the Purchaser.  The Purchaser shall provide the Sellers’ Representative with a draft copy of each such Tax Return for the Sellers’ Representative’s  review reasonably in advance of the date such Tax Return is required to be filed (taking into account extensions).  The Purchaser shall consider in good faith any reasonable comments made by the Sellers’ Representative.

7.2          Allocation of Taxes for a Straddle Period.  For purposes of this Agreement, whenever it is necessary to determine the amount of Taxes (or the non-payment thereof or refunds or credits relating thereto) of or relating to any Group Company for any Straddle Period, (a) in the case of Taxes that are either based upon or related to income, receipts, payments or the level of any item or imposed in connection with any sale, transfer or assignment or any deemed sale, transfer or assignment of property (real or personal, tangible or intangible), such Taxes for the Pre-Closing Tax Period shall be determined by assuming that the taxable year or period ended at the close of business on the Closing Date and closing the books as of such date (including, for the avoidance of doubt, with respect to any Subsidiaries), except that exemptions, allowances or deductions that are calculated on an annual basis, such as the deduction for depreciation, shall be apportioned on a daily basis; and (b) in the case of Taxes not described in clause (a), such Taxes for the Pre-Closing Tax Period shall be deemed to be the amount of such Taxes (including any minimum) for the entire period multiplied by a fraction the numerator of which is the number of calendar days in the Pre-Closing Tax Period and the denominator of which is the number of calendar days in the entire period.  The parties will, to the extent permitted by applicable Law, elect to treat a portion of any Straddle Period as a short taxable period ending as of the close of business on the Closing Date.

7.3         Cooperation.  The Purchaser and the Sellers’ Representative shall cooperate, as and to the extent reasonably requested by the other party, in connection with the preparation, filing and execution of Tax Returns and any Action with respect to Taxes, in each case, related to any Group Company in respect of any Pre-Closing Tax Period.  Such cooperation shall include the retention and (upon the other party’s reasonable request) the provision (at the requesting party’s expense) of records and information or portions thereof that are reasonably relevant to any Tax Return or Action, in each case, related to any Group Company in respect of any Pre-Closing Tax Period, and making employees available on a mutually convenient basis, at the requesting party’s expense, to provide additional information and explanation of any material provided hereunder or, to the extent necessary, to testify at any such proceeding.  The parties agree to retain all books and records with respect to Tax matters pertinent to Pre-Closing Tax Periods of any Group Company until 90 days after the expiration of the statute of limitations applicable to the Tax period for which the books and records relate.  Any information obtained under this Section 7.3 shall be kept confidential, except as otherwise may be necessary in connection with the filing of Tax Returns or in the conduct of an Action with respect to Taxes.  The Purchaser and the Sellers’ Representative further agree, upon request, to use their commercially reasonable efforts (at the requesting party’s expense) to obtain any certificate or other document from any Taxing Authority or any other Person as may be necessary to mitigate, reduce or eliminate any withholding Tax that could be imposed on any party with respect to the transactions contemplated by this Agreement.

7.4        Conveyance Taxes.  All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with the purchase of the Purchased Interests pursuant to this Agreement (including any real property transfer Tax and any other similar Tax) shall be borne and paid 50% by the Purchaser, on the one hand, and 50% by the Sellers, on the other hand.  The parties shall cooperate to timely file such Tax Return or other document.

7.5          Contests.

(a)         After the Closing, the Purchaser and the Sellers’ Representative shall promptly notify the other party in writing of any written notice of a proposed assessment or claim in an audit or administrative or judicial Tax proceeding involving any Group Company for any Pre-Closing Tax Periods (each such audit or proceeding, a “Tax Contest”).

(b)        In the case of a Tax Contest or any audit or administrative or judicial proceeding with respect to any Group Company that solely relates to any Tax period ending on or before the Closing Date, the Sellers’ Representative shall have the option to control the conduct of such audit or proceeding; provided, however, that (i) the Sellers’ Representative shall not settle such audit or proceeding without the consent of the Purchaser, which consent shall not be unreasonably withheld, conditioned or delayed; and (ii) the Purchaser shall have the right to participate (at the Purchaser’s expense) in the conduct of such audit or proceeding.  The Sellers’ Representative shall conduct any such audit or proceeding actively, diligently and in good faith, and shall keep the Purchaser reasonably informed of any proceedings with respect thereto.  If the Sellers’ Representative does not assume the defense of any such audit or proceeding, the Purchaser may defend the same in such manner as it may deem appropriate, provided that the Purchaser shall not settle such audit or proceeding without the consent of the Sellers’ Representative, which consent shall not be unreasonably withheld, conditioned or delayed.  All positions taken in any such audit or proceeding shall be consistent with the provisions of this Agreement, unless otherwise consented by the Purchaser and the Sellers’ Representative.  The Purchaser shall control any Tax Contest that relates to a Straddle Period; provided, however, that with respect to any portion of such Tax Contest that relates to Taxes for which a Seller may be liable, such Tax Contest may not be settled without the consent of Sellers’ Representative, not to be unreasonably withheld, conditioned or delayed.

(c)         In the case of any Tax Contest in respect of Holdco for any Tax Period that ends on or prior to the Closing Date that is subject to the provisions of Subchapter C of Subtitle A, Chapter 63 of the Code, as amended by the Bipartisan Budget Act of 2015, P.L. 114-74 (together with any subsequent amendments thereto, Regulations promulgated thereunder, and published administrative interpretations thereof), or any similar provisions or procedures established by any state or local Taxing Authority (the “Partnership Audit Rules”), (i) the Sellers’ Representative or its designees shall be appointed as the “partnership representative” of Holdco within the meaning of Section 6223(a) of the Code (or any analogous provision in any jurisdiction) (the “Partnership Representative”) and the “designated individual” of Holdco within the meaning the Partnership Audit Rules (or any analogous provision in any jurisdiction) (the “Designated Individual”), provided that if the Sellers’ Representative fails to assume such role, the Purchaser shall designate the Partnership Representative and the Designated Individual, and the Sellers shall cooperate with the Purchaser, and take all actions reasonably requested by the Purchaser, to cause such person as is designated by the Purchaser to act as the Partnership Representative or the Designated Individual, and (ii) the Partnership Representative shall cause Holdco to make the election under Section 6226 of the Code or any analogous provision of the Partnership Audit Rules in any jurisdiction.  In the event there is an “Imputed Underpayment”, as defined under Section 6225 of the Code or any analogous provision of the Partnership Audit Rules in any jurisdiction, for which an election under Code Section 6226(a) cannot be made under applicable Law, but requires the parties affected by the Imputed Underpayment to file amended returns that take into account certain adjustments and pay any additional tax due pursuant to Section 6225(c) (a “Section 6225(c) Election”), then those parties affected by the Section 6225(c) Election shall promptly pay the Purchaser an amount equal to their share of the Imputed Underpayment.  If the Purchaser pays any party’s share of the Imputed Underpayment as a result of a party’s failure to pay the Purchaser such amounts, such party shall on demand pay the Purchaser the amount of such party’s share of the Imputed Underpayment plus interest thereon (accruing from the date such payment was made) at the rate of twelve percent (12%) per annum, compounded quarterly on the first day of each calendar quarter, from and after the date on which the Purchaser has given notice to such party that it has made a payment on its behalf.  A party’s share of an Imputed Underpayment shall reasonably be determined by the Purchaser in good faith.

7.6        Purchase Price Allocation.  The purchase price as determined for income Tax purposes related to the purchase and sale of the Purchased Interests (the “Tax Consideration”) shall be allocated among the Assets based on the fair market values of the Assets as of the Closing Date determined and allocated in accordance with Code Section 1060 and the Treasury Regulations thereunder.  Within 120 days after the determination of the Post-Closing Adjustment, the Purchaser prepare and deliver to the Sellers’ Representative an allocation schedule (the “Proposed Allocation Schedule”).  The Sellers’ Representative shall have 30 days following receipt of the Proposed Allocation Schedule to review and comment thereon.  If the Sellers’ Representative does not provide any comments within such 30 -day period, the Proposed Allocation Schedule shall become final (the “Final Allocation Schedule”).  If the Sellers’ Representative does provide comments within such 30 -day period, the Sellers’ Representative and the Purchaser will negotiate in good faith to resolve any such comments within the 30 days following the receipt by the Purchaser of the Sellers’ Representative’s comments, and upon any such resolution, the Proposed Allocation Schedule, as so amended, shall become the Final Allocation Schedule.  If the Sellers’ Representative and the Purchaser are unable to reach an agreement as to any such comments within the 30 -day period, then each of the Sellers’ Representative and the Purchaser shall be entitled to make an allocation among the Assets of the Group Companies in any manner it so determines in its sole discretion and neither shall have any obligation to the other with respect to any such allocation.

7.7          Miscellaneous.

(a)        Nothing herein shall preclude any Seller from reporting any gain realized as a result of the transactions described herein on the installment method under Section 453 of the Code.

(b)         Without the consent of Sellers’ Representative, which consent shall not be unreasonably delayed, withheld, or conditioned, Purchaser shall not amend any Tax Return of the Group Companies that relates to a Pre-Closing Tax Period.

(c)        All Tax sharing, allocation or indemnity agreements or similar Contracts (other than commercial agreements entered into in the ordinary course of business that do not relate primarily to Taxes and Contracts entered into solely by and between any Group Company) with respect to or involving any Group Company shall be terminated as of the Closing and, after the Closing, no Group Company shall be bound thereby or have any liability thereunder.  All powers of attorney related to Tax matters and with respect to, or involving, any Group Company (other than any powers of attorney provided to a payroll provider with respect to payroll Taxes entered into in the ordinary course of business) shall be terminated prior to the Closing and, after the Closing, no Group Company shall be bound thereby or have any liability thereunder.

(d)          It is expressly provided herein that the provisions of this ARTICLE 7 are intended to survive the Closing Date as provided herein.

ARTICLE 8
CONDITIONS TO CLOSING

8.1         Conditions to Obligations of All Parties.  The obligations of each party to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

(a)         The filings of the Purchaser and the Sellers (or their applicable ultimate parent entity) pursuant to the HSR Act, as set forth in Section 6.5, if any, shall have been made and the applicable waiting period and any extensions thereof shall have expired or been terminated.

(b)         No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order which is in effect and has the effect of making the transactions contemplated by this Agreement illegal, otherwise restraining or prohibiting consummation of such transactions or causing any of the transactions contemplated hereunder to be rescinded following completion thereof.

(c)         The Purchaser and the Sellers shall have mutually agreed upon, and shall have caused the requisite parties thereto to execute, one or more subordination agreements with respect to the Seller Note, the Trust Note and any Indebtedness included within the Assumed Debt Amount, in form and substance acceptable to the Purchaser’s debt financing sources.

8.2       Conditions to Obligations of the Purchaser.  The obligations of the Purchaser to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or the Purchaser’s waiver, at or prior to the Closing, of each of the following conditions:

(a)         Other than the Fundamental Representations, the representations and warranties of the Sellers contained in this Agreement shall be true and correct in all respects on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects) except where the failure of such representations and warranties to be true and correct (in each case disregarding all qualifications and exceptions contained therein relating to materiality or Material Adverse Effect) would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect.  The Fundamental Representations shall be true and correct in all material respects on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects).

(b)        The Sellers shall have duly performed and complied in all material respects with all covenants required by this Agreement to be performed or complied with by them prior to or on the Closing Date.

(c)         No Action shall have been commenced against the Purchaser, any Seller, the Sellers’ Representative or any Group Company, which would prevent the Closing.

(d)          From the Effective Date, there shall not have occurred any Material Adverse Effect.

(e)         Except as set forth on Section 8.2(e) of the Disclosure Schedule, the Sellers shall have delivered evidence of the termination of all Related Party Contracts, effective as of the Closing, without any further Liability or obligation on the part of the Purchaser or any Group Company, in form and substance reasonably satisfactory to the Purchaser.

(f)          The Purchaser shall have received a certificate, dated the Closing Date and signed by the Sellers and the Sellers’ Representative, that each of the conditions set forth in Section 8.2(a) and Section 8.2(b) have been satisfied.

(g)         The Purchaser shall have obtained consents of its lender(s), and such equity and debt financing, on terms and conditions satisfactory to the Purchaser, as the Purchaser shall, in its reasonable discretion, deem necessary to enable the Purchaser to consummate the transactions contemplated by this Agreement and the Ancillary Agreements on the terms and subject to the conditions set forth herein and therein, and to enable it to make all payments under Section 2.5 and pay all of the Purchaser’s and its Affiliates’ fees and expenses associated with the transactions contemplated by this Agreement and the Ancillary Agreements.

(h)        The Purchaser shall have received a revised Employee Census Report, updated as of the last payroll date immediately prior to the Closing Date.

(i)          Each of Donald W. Banker, Mark Koolis and Chesley F. McPhatter, III shall have entered into an Employment Agreement with Banker Steel, in form and substance reasonably satisfactory to the Purchaser, effective as of the Closing Date.

(j)          The Sellers shall have delivered (or caused to be delivered) the items set forth in Section 2.4.

(k)          Banker Family Trust and the Purchaser shall have agreed upon a final form of Trust Note.

8.3         Conditions to Obligations of the Sellers.  The obligations of the Sellers to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or the Sellers’ Representative’s waiver (with the Banker Family Trust’s prior written consent), at or prior to the Closing, of each of the following conditions:

(a)         The representations and warranties of the Purchaser contained in this Agreement shall be true and correct in all material respects as of the Effective Date and as of the Closing with the same effect as though made at and as of such date other than those representations and warranties that speak as of a specific date prior to the Closing Date which need only be true and correct in all material respects as of such earlier date.

(b)         The Purchaser shall have duly performed and complied in all material respects with all covenants required by this Agreement to be performed or complied with by them prior to or on the Closing Date.

(c)         The Sellers’ Representative shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of the Purchaser, that each of the conditions set forth in Section 8.3(a) and Section 8.3(b) have been satisfied.

(d)          The Purchaser shall have delivered (or caused to be delivered) the items set forth in Section 2.5.

(e)        The Purchaser shall have delivered evidence, to the reasonable satisfaction of the Sellers’ Representative, of replacement parent guarantees, letters of credit, bonds, indemnities or another credit assurance of a comparable and sufficient nature sufficient to replace the Sellers and the Group Companies and the officers and directors of the Group Companies from the obligations set forth on Section 6.19 of the Disclosure Schedule at Closing.

(f)          The Purchaser shall have delivered (or caused to be delivered) to the Sellers’ Representative written evidence, reasonably satisfactory to the Sellers’ Representative and the Banker Family Trust, of the release of Atlas Banker Holdings, the Banker Family Trust, Donald W. Banker and Carolyn T. Banker from all of the surety agreements and obligations set forth on Section 8.3(f) of the Disclosure Schedule.

(g)          Banker Family Trust and the Purchaser shall have agreed upon a final form of Trust Note.

ARTICLE 9
INDEMNIFICATION

9.1          Survival.

(a)         The representations and warranties of the Sellers contained in this Agreement shall survive the Closing and remain in full force and effect until the earlier of (i) the date that is 18 months from the Closing Date and (ii) the date on which the retention amount under the R&W Policy is actually reduced to $725,000; provided, however, that (x) the representations and warranties made pursuant to Section 3.1 (Organization and Authority; Execution; Enforceability), Section 3.2 (Subsidiaries), Section 3.3(a) (Capitalization), Section 3.25 (Brokers), Section 4.1 (Organization and Authority; Execution; Enforceability) and Section 4.5 (Title to Shares) (collectively, the “Fundamental Representations”) shall survive for a period of six (6) years following the Closing Date, (y) the representations and warranties made pursuant to Section 3.11 (Environmental Matters and Safety Laws) and claims made pursuant to Section 9.2(d) hereof shall survive for three (3) years from the Closing Date, and (z) the representations and warranties made pursuant to Section 3.18 (Taxes) shall survive until 90 days after the expiration of the relevant statute of limitations for the Tax liabilities in question.  If written notice of a claim has been given prior to the expiration of the applicable representations and warranties by the Purchaser to the Sellers’ Representative, then the relevant representations and warranties shall survive as to such claim, until such claim has been finally resolved.

(b)       The representations and warranties of the Purchaser contained in this Agreement shall survive the Closing and remain in full force and effect until the earlier of (i) the date that is 18 months from the Closing Date and (ii) the date on which the retention amount under the R&W Policy is actually reduced to $725,000; provided, however, that the representations and warranties made pursuant to Section 5.1 (Organization and Authority; Execution; Enforceability), Section 5.4 (Brokers) and Section 5.5 (Investment Representations) shall survive for a period of six (6) years following the Closing Date.  If written notice of a claim has been given prior to the expiration of the applicable representations and warranties by the Sellers’ Representative to the Purchaser, then the relevant representations and warranties shall survive as to such claim, until such claim has been finally resolved.

(c)         None of the covenants or other agreements contained in this Agreement shall survive the Closing Date other than those which by their terms contemplate performance after the Closing Date, and each such surviving covenant and agreement shall survive the Closing for the period contemplated by its terms.

(d)          No claim for indemnification may be asserted against either party for breach of any representation, warranty, covenant or agreement contained herein, unless written notice of such claim is received by such party describing in reasonable detail the facts and circumstances with respect to the subject matter of such claim on or prior to the date on which the representation, warranty, covenant or agreement on which such claim is based ceases to survive as set forth in this Section 9.1.

9.2         Indemnification by the Sellers.  Subject to the limitations set forth in this ARTICLE 9, the Sellers shall severally (in accordance with each Seller’s Pro Rata Portion) indemnify and hold harmless the Purchaser and its Affiliates, direct and indirect owners, directors, officers, employees, Representatives, successors and assigns (each a “Purchaser Indemnified Party”) from and against any and all Losses, arising out of or resulting from:

(a)         (i) any inaccuracy in or breach of the Fundamental Representations or (ii) any inaccuracy or breach of any of the representations or warranties that are not Fundamental Representations, in each case, contained in ARTICLE 3 and ARTICLE 4 of this Agreement or in the certificate delivered pursuant to Section 8.2(f);

(b)        any breach or non-fulfillment of any covenant to be performed or observed by the Sellers pursuant to this Agreement; provided, however, that any Losses arising out of or resulting from a breach or non-fulfillment of the covenant in Section 6.7 shall be recoverable solely from the breaching Seller, on a several basis, and none of the other Sellers;

(c)          except to the extent included in Actual Closing Working Capital or Actual Closing Date Indebtedness, as finally determined pursuant to Section 2.2, or otherwise paid or reimbursed by the Sellers hereunder, (i) any and all Taxes (or the non-payment thereof) of any Group Company in each instance for (A) all Pre-Closing Tax Periods and (B) the portion of any Straddle Period that ends on the Closing Date determined in accordance with Section 7.2 (including, for the sake of clarity, any Taxes imposed on the Purchaser Indemnified Parties under Section 951 or 951A of the Code with respect to the Group Companies for the Pre-Closing Tax Period, determined on an interim closing of the books basis), (ii) any and all Taxes of any member of an affiliated, consolidated, combined or unitary group of which any Group Company is or was a member on or prior to the Closing Date, including pursuant to Regulation Section 1.1502-6 or any analogous or similar Law, (iii) any and all Taxes of any Person imposed on or with respect to any Group Company as a transferee or successor, pursuant to a Contract, or otherwise, and (iv) any and all amounts that the Sellers are responsible for pursuant to Section 7.4); and

(d)          the matters set forth on Section 9.2(d) of the Disclosure Schedule.

9.3         Indemnification by the Purchaser.  Subject to the limitations set forth in this ARTICLE 9, the Purchaser shall defend, indemnify and hold harmless the Sellers and their Affiliates, Representatives, successors and assigns (each a “Seller Indemnified Party”) from and against any and all Losses, arising out of or resulting from:

(a)          any inaccuracy or breach of any representations or warranties of the Purchaser contained in this Agreement or in any certificate or instrument delivered by or on behalf of the Purchaser pursuant to this Agreement;

(b)          any breach or non-fulfillment of any covenant to be performed or observed by the Purchaser pursuant to this Agreement; and/or

(c)          any portion of Transfer Taxes payable by the Purchaser pursuant to Section 7.4 that remain unpaid after the Closing.

9.4        Limits on Indemnification; Order of Recourse.  The indemnification provided for in Section 9.2 and Section 9.3 shall be subject to the following limitations:

(a)          The Sellers shall not be liable to the Purchaser Indemnified Parties for indemnification under Section 9.2(a)(ii) (except for Environmental Losses, which shall not be subject to the Deductible) until the aggregate amount of all Losses in respect of indemnification under Section 9.2(a)(ii) exceeds $725,000 (the “Deductible”) and then only to the extent of any such excess.

(b)          The aggregate amount of all Losses for which the Sellers shall be liable (i) for claims other than pursuant to Section 9.2(a)(i), Section 9.2(b), and Section 9.2(c) shall not exceed $725,000 in the aggregate (the “Cap”); provided, that, (A) such Cap shall be increased by an additional $1,000,000 for claims related to Environmental Losses and (B) such Cap shall be increased by an additional $725,000 for claims pursuant to Section 9.2(d); and (ii) pursuant to Section 9.2(a)(i), Section 9.2(b), and Section 9.2(c) shall not exceed in the aggregate the cash proceeds actually received by or, in the event of the exercise of the rights set forth in Section 9.6, payable to, the Sellers pursuant to this Agreement and the Seller Note; provided, however, that nothing herein shall prevent the Purchaser from seeking recovery, or recovering, under the R&W Policy in accordance with its terms, and the limitations contained herein shall not apply to a claim for Fraud.

(c)          For purposes of this ARTICLE 9, any inaccuracy in or breach of any representation or warranty, and the determination of the amount of Losses arising therefrom, shall be determined without regard to any materiality, Material Adverse Effect or other similar qualification contained in or otherwise applicable to such representation or warranty.

(d)        At or prior to the Closing, the Purchaser shall obtain and bind the R&W Policy.  The Purchaser acknowledges and agrees that the R&W Policy shall at all times provide that the insurer shall have no, and shall waive and not pursue any and all, subrogation rights against the Sellers or any of their Representatives (except in the case of Fraud).  Any costs and expenses related to obtaining the R&W Policy, including the total premium, underwriting costs, brokerage commission for the Purchaser’s broker, Taxes related to obtaining such policy and other fees and expenses of obtaining such policy shall be borne and paid 100% by the Sellers.

(e)         Subject to the limitations contained in this ARTICLE 9, and notwithstanding anything to the contrary in this Agreement, the Purchaser Indemnified Parties shall be entitled to indemnification for Losses pursuant to Section 9.2(a)(i) and pursuant to Section 9.2(a)(ii) for Environmental Losses in the following order: (i) first, to the extent the retention amount under the R&W Policy has not been satisfied, the Purchaser Indemnified Parties will be entitled to indemnification from the Sellers until such retention amount has been satisfied (which shall be paid, first, out of the Indemnity Escrow Amount until the funds available in the Indemnity Escrow Account have been exhausted or released, and thereafter the Purchaser Indemnified Parties may recover from the Sellers until the retention amount is satisfied), (ii) second, the Purchaser Indemnified Parties will use commercially reasonable efforts to pursue a claim for such Losses under the R&W Policy (to the extent coverage is available), and (iii) thereafter, the Purchaser Indemnified Parties may recover from the Sellers; provided, that, in the event such claim under the R&W Policy is denied at any time, the Purchaser Indemnified Parties shall be entitled to seek recovery hereunder in accordance with the other terms of the Agreement and subclause (iii) of this sentence.  For the avoidance of doubt, with respect to the Banker Family Trust’s Pro Rata Portion of the Losses in excess of funds remaining in the Indemnity Escrow Account, the Banker Family Trust may satisfy its obligations pursuant to this Section 9.4(e) by means of a decrease in the principal amount of the Trust Note pursuant to Section 6.14.

(f)        Subject to the limitations contained in this ARTICLE 9, and notwithstanding anything to the contrary in this Agreement, the Purchaser Indemnified Parties shall be entitled to indemnification for Losses pursuant to Section 9.2(a)(ii) (except for Environmental Losses) in the following order: (i) first, the Purchaser Indemnified Parties will incur Losses until the Purchaser Indemnified Parties shall have borne Losses equal to the Deductible, (ii) second, to the extent the retention amount under the R&W Policy has not been satisfied, the Purchaser Indemnified Parties will be entitled to indemnification from the Sellers (which shall be paid, first, out of the Indemnity Escrow Amount until the funds available in the Indemnity Escrow Account have been exhausted or released, and thereafter the Purchaser Indemnified Parties may recover from the Sellers) until the amount of such Losses equals the Cap or the retention amount under the R&W Policy has been satisfied (whichever comes first), (iii) third, the Purchaser Indemnified Parties will use commercially reasonable efforts to pursue a claim for such Losses under the R&W Policy (to the extent coverage is available), and (iv) thereafter, the Purchaser Indemnified Parties may recover from the Sellers until the amount of Losses indemnified by the Sellers is equal to the Cap, to the extent not yet exhausted; and thereafter, the Sellers will have no further obligation to indemnify the Purchaser Indemnified Parties pursuant to Section 9.2(a)(ii) (except for Environmental Losses); provided, that, in the event such claim under the R&W Policy is denied at any time, the Purchaser Indemnified Parties shall be entitled to seek recovery hereunder in accordance with the other terms of the Agreement and subclause (iv) of this sentence.  For the avoidance of doubt, with respect to the Banker Family Trust’s Pro Rata Portion of the Losses in excess of funds remaining in the Indemnity Escrow Account, the Banker Family Trust may satisfy its obligations pursuant to this Section 9.4(f) by means of a decrease in the principal amount of the Trust Note pursuant to Section 6.14.

(g)          Subject to the limitations contained in this ARTICLE 9, and notwithstanding anything to the contrary in this Agreement, the Purchaser Indemnified Parties shall be entitled to indemnification for Losses pursuant to Section 9.2(b) and Section 9.2(c) in the following order:  (i) first, to the extent the retention amount under the R&W Policy has not been satisfied, the Purchaser Indemnified Parties will be entitled to indemnification from the Sellers until such retention amount has been satisfied (which shall be paid, first, out of the Indemnity Escrow Amount until the funds available in the Indemnity Escrow Account have been exhausted or released, and thereafter the Purchaser Indemnified Parties may recover from the Sellers until the retention amount is satisfied), (ii) second, the Purchaser Indemnified Parties will use commercially reasonable efforts to pursue a claim for such Losses against the R&W Policy (to the extent coverage is available thereunder), and (iii) thereafter, the Purchaser Indemnified Parties may recover directly from the Sellers; provided, that, in the event such claim under the R&W Policy is denied at any time, or coverage is not available thereunder, the Purchaser Indemnified Parties shall be entitled to seek recovery hereunder in accordance with the other terms of the Agreement and subclause (iii) of this sentence.  For the avoidance of doubt, with respect to the Banker Family Trust’s Pro Rata Portion of the Losses in excess of funds remaining in the Indemnity Escrow Account, the Banker Family Trust may satisfy its obligations pursuant to this Section 9.4(g) by means of a decrease in the principal amount of the Trust Note pursuant to Section 6.14.

(h)          Any Indemnified Party seeking indemnification hereunder shall have a duty to use commercially reasonable efforts to mitigate Losses for which indemnification may be claimed by such party pursuant to this Agreement upon and shall, prior to seeking recovery for any Loss pursuant to ARTICLE 9, exercise its commercially reasonable efforts to seek recovery from third parties (including insurance recoveries); provided, however, that notwithstanding anything herein to the contrary, such efforts shall not (i) require the Indemnified Party to (A) incur any out-of-pocket fees or expenses or (B) litigate or arbitrate any claim, in each case, against any customer, supplier, insurer (other than the R&W Insurer) or other material business relationship if such action could have a negative impact on the business of the Group Companies as then conducted and (ii) cause any reimbursement or indemnification payment to the Indemnified Party under this Agreement to be withheld or delayed as a result of the Indemnifying Party’s obligations under this sentence.

(i)        If the Sellers pay to the Purchaser Indemnified Parties any amount in respect of a claim for indemnity brought by the Purchaser Indemnified Parties pursuant to Section 9.2 and any Purchaser Indemnified Party subsequently recovers, directly or indirectly, from any other Person any amount in respect of the Losses underlying such claim (excluding recovery of amounts under the R&W Policy), then the Purchaser shall promptly pay, or cause to be paid, to the Sellers all such amounts recovered directly or indirectly from such other Person net of any actual, reasonable and documented costs of recovery incurred in connection with securing or obtaining such proceeds; provided that the Purchaser Indemnified Parties shall not be required to pay to the Sellers any amount in excess of the aggregate amount paid by the Sellers pursuant to Section 9.2 in respect of the subject claim.

(j)          In calculating the amount of any Losses for which the Purchaser is entitled to indemnification hereunder, the amount of any reserve or other negative provision related to such Losses shall be deducted to the extent reflected in the Closing Statement and taken into account for any adjustment in accordance with Section 2.2.

(k)               Notwithstanding anything in this Agreement to the contrary, no Seller shall have any liability for Losses pursuant to Section 9.2(a)(ii) for Losses related to breaches of the representations and warranties set forth in Section 3.11 (Environmental Matters and Safety Laws) (an “Environmental Loss”) to the extent that such Environmental Loss (i) directly or indirectly relates to, arises out of or results from any change in the use of all or any part of the Owned Real Property or Leased Real Property after the Closing Date, or (ii) arises out of any release of a Hazardous Substance to soil and/or groundwater that is discovered as a result of a Voluntary Environmental Investigation.  Solely with respect to determining the amount of Losses of the Purchased Indemnified Parties with respect to the costs of investigation, clean-up or remediation measures associated with an Environmental Loss, such determination shall be further limited to the amount of those costs of investigation, clean-up, or remediation measures required by an applicable Governmental Authority and/or applicable Environmental Laws in effect at the time of performance of the required measures; provided, that for the avoidance of doubt, the existence of an Environmental Loss must be established on the basis of Environmental Laws in effect as of the date of Closing; provided, further, that the Sellers’ liability with respect to cleanup or remediation measures shall be further limited to the costs of cleanup or remediation measures implemented to achieve compliance with the minimum applicable standards under Environmental Law in effect at the time of performance of the required measures and, if appropriate, approved by the applicable Governmental Authority to allow the property being remediated to continue to be used for its industrial or commercial purposes only.

9.5          Notice of Loss; Claim Resolution Procedures.

(a)       An Indemnified Party shall give the Indemnifying Party (or, in the event the Sellers are the Indemnifying Party, the Sellers’ Representative) written notice of any matter (other than a Third Party Claim) which an Indemnified Party has determined has given or is reasonably likely to give rise to a right of indemnification under this Agreement (a “Direct Claim”), within 30 days of such determination, stating the amount of the Loss, if known, and method of computation thereof, and containing a reference to the provisions of this Agreement in respect of which such right of indemnification is claimed or arises; provided, however, that the failure to provide such notice shall not release the Indemnifying Party from any of its obligations under this ARTICLE 9, except to the extent that the Indemnifying Party is actually prejudiced by such failure.  Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable (and to the extent determinable), of the Loss that has been or may be sustained by the Indemnified Party.  The Indemnifying Party (or, in the event the Sellers are the Indemnifying Party, the Sellers’ Representative) shall have 30 days after its receipt of such notice to respond in writing to such Direct Claim.  During such 30-day period, the Indemnified Party shall allow the Indemnifying Party (or the Sellers’ Representative, as applicable) and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall give reasonable assistance to the Indemnifying Party’s (or the Sellers’ Representative’s, as applicable) investigation by giving such reasonably requested information and assistance (including reasonable access during normal business hours to the Group Company’s premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party (or the Sellers’ Representative, as applicable) or any of its professional advisors may reasonably request.  If the Indemnifying Party (or the Sellers’ Representative, as applicable) does not so respond within such 30-day period, the Indemnifying Party (or the Sellers’ Representative, as applicable) shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

(b)         If an Indemnified Party shall receive notice of any Action, audit, demand or assessment initiated by a Person that is not a party to this Agreement (each, a “Third Party Claim”) against it or which is reasonably likely to give rise to a claim for Loss under this ARTICLE 9, within 30 days of the receipt of such notice, the Indemnified Party shall give the Indemnifying Party (or, in the event the Sellers are the Indemnifying Party, the Sellers’ Representative) notice of such Third Party Claim; provided, however, that the failure to provide such notice shall not release the Indemnifying Party from any of its obligations under this ARTICLE 9, except to the extent that the Indemnifying Party is actually prejudiced by such failure.  If the Indemnifying Party (or, in the event the Sellers are the Indemnifying Party, the Sellers’ Representative) acknowledges in writing its obligation (or, in the event the Sellers are the Indemnifying Party, the obligation of the Sellers) to indemnify the Indemnified Party hereunder against any Losses that may result from such Third Party Claim, then the Indemnifying Party (or the Sellers’ Representative, as applicable) shall be entitled to assume and control the defense of such Third Party Claim at its expense and through counsel of its choice if, within twenty days of the receipt of such notice from the Indemnified Party, it gives notice of its intention to do so to the Indemnified Party with a notice stating that with respect to such Third Party Claim it desires to defend the Indemnified Party against a Third Party Claim, then (i) the Indemnifying Party shall have the right to defend the Indemnified Party by appropriate proceedings and shall have the power to direct and control such defense and to employ and engage attorneys of their own choice to handle and defend such Third Party Claim, at its expense (which choice of counsel shall be subject to the Indemnified Party’s prior written consent, not to be unreasonably withheld), (ii) the Indemnifying Party shall use commercially reasonable efforts to defend diligently such Third Party Claim and (iii) the Indemnifying Party shall be entitled to compromise or settle such claim;  provided, however, that the Indemnified Party may, if such Indemnified Party so desires, employ counsel at such Indemnified Party’s own expense to assist in the handling (but not control the defense) of any Third Party Claim and the Indemnifying Party shall not settle, compromise or offer to settle or compromise any Third Party Claim on a basis that would restrict the future activity or conduct of the Indemnified Party or any Affiliate thereof without the prior written consent of the Indemnified Party,  the Indemnifying Party (or the Sellers’ Representative, as applicable) shall keep the Indemnified Party advised of all material events with respect to any Third Party Claim,  and no Indemnifying Party (nor the Sellers’ Representative, as applicable) will, without the prior written consent of each Indemnified Party, settle or compromise or consent to the entry of any judgment in any pending or threatened Action in respect of which indemnification may be sought hereunder (whether or not any such Indemnified Party is a party to such action), unless such settlement, compromise or consent by its terms obligates the Indemnifying Party to pay the full amount of the Liability in connection with such Third Party Claim, includes an unconditional release of all such Indemnified Parties from all Liability arising out of such Action and does not require the Indemnified Party to admit to any fault or wrongdoing.

(c)         Notwithstanding anything contained herein to the contrary, the Indemnifying Party (or the Sellers’ Representative, as applicable) shall not be entitled to have sole control over (and if it so desires, the Indemnified Party shall have sole control over) the defense, settlement, adjustment or compromise of (but the Indemnifying Party shall nevertheless be required to pay all Losses incurred by the Indemnified Party in connection with such defense, settlement or compromise):  (i) any Third Party Claim that seeks an order, injunction or other equitable relief against any Indemnified Party or any of its Affiliates; (ii) any Third Party Claim in which both the Indemnifying Party and the Indemnified Party are named as parties and either the Indemnifying Party or the Indemnified Party reasonably determines with advice of counsel that there may be one or more legal defenses available to it that are different from or additional to those available to the other party or that a conflict of interest between such parties may exist in respect of such Action; (iii) any matter relating to Taxes of the Group Companies for periods after the Closing Date; (iv) settlement of, an adverse judgment with respect to, or conduct of the defense of the Third Party Claim by the Indemnifying Party that is, in the good faith judgment of the Indemnified Party, likely to be adverse to the Indemnified Party’s reputation or continuing business interests (including its relationships with current or potential customers, suppliers or other parties material to the conduct of its business); (v) a Third Party Claim that is brought by a Governmental Authority claiming a finding or admission of a violation of Law; or (vi) any criminal proceeding.  In connection with the defense against any Third Party Claim as provided above, except in the event the Indemnified Party shall have assumed sole control over such Third Party Claim, the parties shall cooperate with the each other in such defense and make available to the other, at the Indemnifying Party’s expense, all witnesses, pertinent records, materials and information as is reasonably required.

(d)       Notwithstanding the foregoing, Section 7.5 shall apply to Third Party Claims related to Taxes or Tax Returns that involved a Governmental Authority.

9.6       Payments.  Once a Loss is agreed to by the Indemnifying Party or finally adjudicated to be payable pursuant to this ARTICLE 9, the Indemnifying Party shall satisfy its obligations within 10 Business Days of such final, non-appealable adjudication by wire transfer of immediately available funds.  Any Losses that are indemnifiable by the Sellers pursuant to this ARTICLE 9 shall be paid first out of the funds (if any) remaining in the Indemnity Escrow Account pursuant to the Escrow Agreement.  In addition, the Purchaser and the other Purchaser Indemnified Parties shall have a right of offset from the value of the Seller Note in respect of any indemnifiable Losses that are not paid by the applicable Seller(s) on a timely basis in accordance with the foregoing provisions of this Section 9.6.  A Seller may satisfy its obligations for indemnifiable Losses by means of a decrease in the principal amount of its Pro Rata Portion of the Seller Note.  In the event that a party exercises its rights under this Section 9.6, the Purchaser shall issue an amended and restated Seller Note reflecting the updated value of the Seller Note (which amended and restated Seller Note shall not, for the avoidance of doubt, revise the payment schedule or any other terms contained therein).

9.7         Tax Treatment of Indemnification Payments.  All indemnification payments made under this Agreement shall be treated by the parties as an adjustment to the Total Consideration for Tax purposes, unless otherwise required by Law.

9.8         No Circular Recovery.  Each Seller hereby agrees that it will not make any claim for indemnification against the Group Companies or any of their Affiliates by reason of the fact that such Seller was a controlling person, director, employee or representative of any Group Company or any or was serving as such for another Person at the request of the Group Companies (whether such claim is for Losses of any kind or otherwise and whether such claim is pursuant to any Law, organizational document, Contract or otherwise) with respect to any claim brought by an Indemnified Party against any Seller under this Agreement or otherwise relating to this Agreement, any Ancillary Agreement or any of the transactions contemplated by this Agreement.  With respect to any claim brought by an Indemnified Party against any Seller under this Agreement or otherwise relating to this Agreement, any Ancillary Agreement or any of the any of the transactions contemplated by this Agreement, each Seller expressly waives any right of subrogation, contribution, advancement, indemnification or other claim against the Group Companies or any of their Affiliates with respect to any amounts owed by such Seller pursuant to this ARTICLE 9 or otherwise.

9.9         Exclusive Remedies.  Subject to Section 6.6 and Section 6.7, the parties acknowledge and agree that their sole and exclusive remedy with respect to any and all claims (other than claims arising from Fraud on the part of a party hereto in connection with the transactions contemplated by this Agreement) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in this ARTICLE 9, including the R&W Policy.  In furtherance of the foregoing, each party hereby waives, to the fullest extent permitted under Law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement it may have against the other parties hereto and their Affiliates and each of their respective Representatives arising under or based upon any Law, except pursuant to the indemnification provisions set forth in this ARTICLE 9.  Nothing in this Section 9.9 shall limit any Person’s right to seek and obtain any equitable relief to which any Person shall be entitled or to seek any remedy on account of the other party’s Fraud.

9.10       Representation and Affiliates.  Notwithstanding anything in this Agreement to the contrary, (a) no Representative or Affiliate of the Sellers (nor any Representative of any such Affiliate or any Person directly or indirectly owning any interest in the Sellers) shall have any liability to the Purchaser or any other Person as a result of the breach of any representation, warranty, covenant, agreement or obligation of the Sellers in this Agreement or in any certificate delivered pursuant to this Agreement and (b) no Representative or Affiliate of the Purchaser (nor any Representative of any such Affiliate or any Person directly or indirectly owning any interest in the Purchaser) shall have any liability to the Sellers or any other Person as a result of the breach of any representation, warranty, covenant, agreement or obligation of the Purchaser in this Agreement or in any certificate delivered pursuant to this Agreement.

ARTICLE 10
TERMINATION

10.1        Termination.  This Agreement may be terminated at any time prior to the Closing:

(a)          by the mutual written consent of the Sellers’ Representative and the Purchaser;

(b)          by the Purchaser by written notice to the Sellers’ Representative if:

(i)           the Purchaser is not then in breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by any Seller or the Sellers’ Representative pursuant to this Agreement that would give rise to the failure of any of the conditions specified in ARTICLE 8 and such breach, inaccuracy or failure has not been cured by the applicable Seller or the Sellers’ Representative within 30 days of the Sellers’ Representative’s receipt of written notice of such breach from the Purchaser; or

(ii)          any of the conditions set forth in Section 8.1 or Section 8.2 shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled by May 31, 2021, unless such failure shall be due to the failure of the Purchaser to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing;

(c)          by the Sellers’ Representative by written notice to the Purchaser if:

(i)            the Sellers and the Sellers’ Representative are not then in breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by the Purchaser pursuant to this Agreement that would give rise to the failure of any of the conditions specified in ARTICLE 8 and such breach, inaccuracy or failure has not been cured by the Purchaser within 30 days of the Purchaser’s receipt of written notice of such breach from the Sellers’ Representative; or

(ii)           any of the conditions set forth in Section 8.1 or Section 8.3 shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled by May 31, 2021, unless such failure shall be due to the failure of any Seller or the Sellers’ Representative to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by them prior to the Closing; or

(d)       by the Purchaser or the Sellers’ Representative in the event that (i) there shall be any Law that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited or (ii) any Governmental Authority shall have issued a Governmental Order restraining or enjoining the transactions contemplated by this Agreement, and such Governmental Order shall have become final and non-appealable.

10.2      Effect of Termination.  In the event of the termination of this Agreement in accordance with this ARTICLE 10, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto except:

(a)          as set forth in this ARTICLE 10 and Section 6.6 and ARTICLE 11 hereof; and

(b)          that nothing herein shall relieve any party hereto from liability for any willful breach of any provision hereof.

ARTICLE 11
GENERAL PROVISIONS

11.1      Expenses.  Except as otherwise specified in this Agreement, all costs and expenses, including fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred.  The premium for the R&W Policy and any out-of-pocket fees and costs incurred by the Purchaser in connection therewith (including the work deposit made to the underwriter) shall be borne and paid (or reimbursed) 100% by the Sellers.

11.2        Intentionally Deleted.

11.3       Governing Law.  This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware without regard to the principles thereof or of any other jurisdiction relating to conflict of laws.

11.4        Notices.  Any and all notices, elections or demands permitted or required to be made under this Agreement shall be in writing, signed by the party giving such notice, election or demand and shall be duly given on the date delivered personally, sent by certified mail or overnight via nationally recognized courier service (such as Federal Express), or by e-mail if sent during business hours of the recipient or on the next Business Day if sent after normal business hours of the recipient, and sent to the receiving party at the address set forth below, or at such other address as may be supplied in writing pursuant to this Section 11.4.  All notices to a party will be sent to the addresses set forth below or to such other address or Person as such party may designate by notice to each other party hereunder:

(a)	if to the Sellers:
100 Northfield
Greenwich, CT 06830
Attn: Edward J. Fletcher
Email: efletcher@atlasholdingsllc.com

with a copy (which shall not constitute notice) to:

King & Spalding LLP
1100 Louisiana, Suite 4100
Houston, Texas 77002
Attention: Jason M. Peters
E-mail: jpeters@kslaw.com

and

Gentry Locke
10 Franklin Road, SE, Suite 900
Roanoke, Virginia 24011
Attention: Christopher M. Kozlowski
E-mail: kozlowski@gentrylocke.com

(b)	if to the Sellers’ Representative:
Bridge Fabrication Banker Holdings LLC
100 Northfield
Greenwich, CT 06830
Attn: Edward J. Fletcher
Email: efletcher@atlasholdingsllc.com

with a copy (which shall not constitute notice) to:

King & Spalding LLP
1100 Louisiana, Suite 4100
Houston, Texas 77002
Attention: Jason M. Peters
E-mail: jpeters@kslaw.com

(c)	if to the Purchaser:
DBM Global Inc.
3020 E. Camelback Road, Suite 100
Phoenix, Arizona 85016
Attention: Scott D. Sherman, Vice-President and General Counsel
E-mail: scott.sherman@dbmglobal.com

with a copy (which shall not constitute notice) to:

Snell & Wilmer L.L.P.
One Arizona Center
400 E. Van Buren Street, Suite 1900
Phoenix, Arizona 85004
Attention: Daniel M. Mahoney
Facsimile: (602) 382-6070
E-mail: dmahoney@swlaw.com

11.5       Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect for so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to either party hereto.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

11.6       Entire Agreement.  This Agreement and the Ancillary Agreements constitute the entire agreement of the parties hereto with respect to the subject matter hereof and thereof and supersede all prior agreements and undertakings, both written and oral, between the parties hereto with respect to the subject matter hereof and thereof.  In the event of any inconsistency between the statements in the body of this Agreement, the Exhibits and Disclosure Schedule (other than an exception expressly set forth as such in the Disclosure Schedule), the statements in the body of this Agreement will control.

11.7       Successors and Assigns.  This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.  No party may assign its rights or obligations hereunder without the prior written consent of the other parties hereto, which consent shall not be unreasonably withheld, conditioned or delayed, except that the Purchaser may assign or delegate any or all of its rights and obligations under this Agreement (in whole or in part) to any of its Affiliates or to any Person as collateral security in a financing transaction.  Any purported assignment or delegation in violation of this Agreement shall be null and void ab initio.  No assignment shall relieve the assigning party of any of its obligations hereunder.

11.8        Amendment.  This Agreement may not be amended or modified except (a) by an instrument in writing signed by, or on behalf of, each of the parties hereto, or (b) by a waiver in accordance with Section 11.9.

11.9       Waiver.  Any party to this Agreement may (a) extend the time for the performance of any of the obligations or other acts of any other party, (b) waive any inaccuracies in the representations and warranties of any other party contained herein or in any document delivered by any other party pursuant hereto or (c) waive compliance with any of the agreements of any other party or conditions to such party’s obligations contained herein.  Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party to be bound thereby.  Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition of this Agreement.  The failure of any party hereto to assert any of its rights hereunder shall not constitute a waiver of any of such rights.  All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

11.10     No Third Party Beneficiaries.  Except for the provisions of ARTICLE 9 and Section 6.13 relating to indemnified parties, this Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person, including any employee or former employee of any Group Company, any legal or equitable right, benefit or remedy of any nature whatsoever, including any rights of employment for any specified period, under or by reason of this Agreement.

11.11      Forum Selection.  All Actions arising out of or relating to this Agreement shall be heard and determined exclusively in any Delaware federal court; provided, however, that if such federal court does not have jurisdiction over such Action, such Action shall be heard and determined exclusively in any Delaware state court.  Consistent with the preceding sentence, the parties hereto hereby (a) submit to the exclusive jurisdiction of any federal or state court sitting in Delaware for the purpose of any Action arising out of or relating to this Agreement brought by any party hereto and (b) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the transactions contemplated by this Agreement may not be enforced in or by any of the above-named courts.

11.12      Waiver of Jury Trial.  Each of the parties hereto hereby waives to the fullest extent permitted by applicable Law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement or the transactions contemplated by this Agreement.  Each of the parties hereto hereby (a) certifies that no representative, agent or attorney of the other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver and (b) acknowledges that it has been induced to enter into this Agreement and the transactions contemplated by this Agreement, as applicable, by, among other things, the mutual waivers and certifications in this Section 11.12.

11.13     Disclosure Schedule.  Nothing in the Disclosure Schedule is intended to broaden the scope of any representation or warranty contained in this Agreement or to create any covenant unless clearly specified to the contrary herein.  Inclusion of any item on any Disclosure Schedule (a) does not represent a determination that such item is material nor shall it be deemed to establish a standard of materiality, (b) shall not constitute, or be deemed to be, an admission to any third party, (c) does not otherwise imply that any such item has had or is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect or otherwise represents an exception or material fact, event or circumstance for the purposes of this Agreement, or (d) that such item meets or exceeds a monetary or other threshold specified for disclosure in this Agreement or that such item represents a determination that the transactions contemplated by this Agreement require the consent of any third party.  Inclusion of any item under any Section of the Disclosure Schedule will also be deemed a disclosure as to each other applicable Section of the Disclosure Schedule, if any, if either:  (i) there is an explicit cross-reference to such other Section or Sections; or (ii) the applicability of the information to such other Sections is reasonably apparent on the face of such disclosure notwithstanding the absence of an explicit cross-reference.  The Disclosure Schedule includes descriptions of instruments or brief summaries of certain aspects of the Group Companies and their Business and operations.  The descriptions and brief summaries are not necessarily complete and are provided in the Disclosure Schedule to identify documents or other materials previously delivered or made available.

11.14     Currency.  Unless otherwise specified in this Agreement, all references to currency, monetary values and dollars set forth herein shall mean United States (U.S.) dollars and all payments hereunder shall be made in United States dollars.

11.15      Non-recourse.  This Agreement may only be enforced against, and any claim, action, suit or other legal proceeding based upon, arising out of, or related to this Agreement, or the negotiation, execution or performance of this Agreement, may only be brought against the entities that are expressly named as parties hereto and then only with respect to the specific obligations set forth herein with respect to such party.  No past, present or future director, officer, employee, incorporator, manager, member, partner, stockholder, Affiliate, agent, attorney or other representative of any party hereto or of any Affiliate of any party hereto, or any of their successors or permitted assigns, shall have any liability for any obligations or liabilities of any party hereto under this Agreement or for any claim or Action based on, in respect of or by reason of the transactions contemplated hereby.

11.16      Specific Performance.  The parties hereto acknowledge and agree that any party would be irreparably damaged if any of the provisions of this Agreement are not performed in accordance with their specific terms and that any breach of this Agreement by any party could not be adequately compensated in all cases by monetary damages alone.  Accordingly, in addition to any other right or remedy to which any party may be entitled, at law or in equity, such party will also be entitled to enforce any provision of this Agreement by a decree of specific performance and to temporary, preliminary, and permanent injunctive relief to prevent breaches or threatened breaches of any of the provisions of this Agreement, without posting any bond or other undertaking.

11.17     Execution of Agreement.  This Agreement may be executed and delivered (including by facsimile, .pdf or similar electronic transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

ATLAS BANKER HOLDINGS:

BRIDGE FABRICATION BANKER HOLDINGS LLC

By:	BFH Holdings LLC, its managing member

By:	/s/ Edward J. Fletcher
Name:	Edward J. Fletcher
Title:	Vice President

BANKER FAMILY TRUST:

THE BANKER FAMILY IRREVOCABLE TRUST #3 U/A/D DECEMBER 22, 2009

By:	/s/ Donald W. Banker
Name:	Donald W. Banker
Title:	Trustee

MCPHATTER:

By:	/s/ Chesley F. McPhatter, III
Name:	Chesley F. McPhatter, III, an individual

PLANT:

By:	/s/ Richard M. Plant
Name:	Richard M. Plant, an individual

SELLERS’ REPRESENTATIVE:

BRIDGE FABRICATION BANKER HOLDINGS LLC

By:	BFH Holdings LLC, its managing member

By:	/s/ Edward J. Fletcher
Name:	Edward J. Fletcher
Title:	Vice President

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

PURCHASER:

DBM GLOBAL INC.

By:	/s/ James Rustin Roach
Name:	James Rustin Roach
Title:	Chief Executive Officer and President